                                                      FILED UNDER RULE 424(b)(3)
                                                      REGISTRATION NO. 333-71051

PROSPECTUS

                                  $200,000,000

                               ------------------

          EXCHANGE OFFER FOR $200,000,000 OF 12 1/4% SENIOR NOTES DUE 2008

                             ---------------------

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

                          TERMS OF THE EXCHANGE OFFER

    We are offering to exchange all of our outstanding 12 1/4% Senior Notes due 2008 for our 12 1/4% Senior Notes due 2008 which we have registered under the Securities Act.

    Our exchange offer will expire at 5:00 p.m., New York City time, on June 18, 1999, unless we extend the time of expiration.

    There is currently no established trading market for the notes and we do not expect that a trading market for the notes will exist following completion of this exchange offer.

SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 14, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           1

Where You Can Find More Information........................................................................          12

Risk Factors...............................................................................................          13

Use of Proceeds............................................................................................          20

The Exchange Offer.........................................................................................          21

Selected Consolidated Financial and Other Data of Dobson/Sygnet............................................          30

Selected Consolidated Financial and Other Data of Sygnet...................................................          32

Pro Forma Consolidated Financial Data......................................................................          33

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          35

Business...................................................................................................          43

Management.................................................................................................          58

Certain Transactions.......................................................................................          60

Principal Shareholder......................................................................................          61

Description of Certain Indebtedness........................................................................          62

Description of the Notes...................................................................................          66

Federal Income Tax Considerations..........................................................................         102

Plan of Distribution.......................................................................................         106

Legal Matters..............................................................................................         107

Experts....................................................................................................         107

Certain Terms..............................................................................................         108

Index to Financial Statements..............................................................................         F-1

                            ------------------------

    You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

                            ------------------------

    This exchange offer is only being made to holders of our outstanding 12 1/4% Senior Notes due 2008 in juridictions in which this exchange offer complies with the securities or Blue Sky laws. The information in this prospectus is correct as of this date. We make no representations as to its accuracy at any later date.

                            ------------------------

                                    SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. ALL REFERENCES TO "SYGNET" ARE TO SYGNET WIRELESS, INC. AND ITS WHOLLY OWNED SUBSIDIARY, SYGNET COMMUNICATIONS, INC. REFERENCES TO A FISCAL YEAR END RELATE TO A YEAR ENDING ON DECEMBER 31. WE ENCOURAGE YOU TO READ THE ENTIRE PROSPECTUS, INCLUDING THE SECTION LABELED "RISK FACTORS" AND THE FINANCIAL STATEMENTS. CERTAIN CAPITALIZED TERMS ARE DEFINED IN "CERTAIN TERMS."

                               THE EXCHANGE OFFER

    We completed the private offering of $200.0 million of 12 1/4% Senior Notes due 2008 on December 23, 1998. We entered into a registration agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer within 180 days of the issuance of the 12 1/4% Senior Notes due 2008. You are entitled to exchange in the exchange offer your outstanding notes for registered notes with substantially identical terms. If the exchange offer is not completed by June 21, 1999, the interest rates on the notes will be increased to 12 3/4% per year. You should read the discussion under the headings "Summary Description of the New Notes" and "Description of the New Notes" for further information regarding the registered notes.

    We believe that you may resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the notes.

                                   WHO WE ARE

    We are a wholly owned subsidiary of Dobson Communications Corporation. On December 23, 1998, we acquired Sygnet for $337.5 million. Sygnet is our predecessor and its operations currently are our only business. Through Sygnet, we own and operate rural and suburban cellular telephone systems serving a single large cluster of properties. The cluster includes Youngstown, Ohio, Erie, Pennsylvania, and suburban and rural areas between the Cleveland, Akron-Canton, Pittsburgh, Buffalo and Rochester metropolitan areas. Our systems cover a population of 2.4 million and, at December 31, 1998 we had 178,751 subscribers. Our executive offices are located at 13439 North Broadway Extension, Suite 200, Oklahoma City, Oklahoma 73114 and our telephone number is (405) 391-8500.

    The Federal Communications Commission has divided the United States into rural service areas ("RSAs") and metropolitan service areas ("MSAs") and has issued separate licenses to conduct cellular telephone operations in each RSA and MSA. We have identified four distinct markets in our cluster of cellular properties. Our Erie market is the Erie, Pennsylvania MSA. Our New York market is the New York 3 RSA. Our Pennsylvania market includes the Pennsylvania 1, Pennsylvania 2, Pennsylvania 6 and Pennsylvania 7 RSAs. Sygnet has an agreement to purchase Pennsylvania 2 RSA for $6.0 million. Sygnet currently operates Pennsylvania 2 RSA under a management and lease agreement. Our Youngstown market is composed of the Youngstown, Ohio and Sharon, Pennsylvania MSAs, and the Ohio 11 RSA. Sygnet owns all of the licenses for these markets except for Pennsylvania 2 RSA.

BUSINESS STRATEGY

    Our business strategy is to integrate our operations with those of our parent, Dobson Communications Corporation, increase our market penetration and further develop our cellular systems to sustain growth in our cash flows.

SYGNET ACQUISITION AND FINANCING PLAN

    On December 23, 1998, we acquired all of the outstanding capital stock of Sygnet for $337.5 million.

    The following table illustrates the sources and uses of funds we used for our acquisition of Sygnet and the related financing (in millions):

               SOURCES OF FUNDS                                   USES OF FUNDS
-----------------------------------------------  -----------------------------------------------
                                                 Amount payable in the Sygnet
Issuance of our 12 1/4% senior                   acquisition.........................
 notes..............................  $   200.0                                        $   337.5
Equity contribution.................      145.0  Repayment of Sygnet's bank                198.8
                                                 facility............................
Borrowings under new bank                        Sygnet's repurchase of its notes....
 facilities.........................      407.0                                            136.1
Tower sale-leaseback................       25.0  Purchase of pledged securities......       67.7
                                                                                            36.9
                                                 Fees and expenses...................
                                      ---------                                        ---------
Total Sources of Funds..............  $   777.0  Total Uses of Funds.................  $   777.0
                                      ---------                                        ---------
                                      ---------                                        ---------

                                USE OF PROCEEDS

    We will not receive any proceeds from the issuance of the new notes in the exchange offer.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    In the exchange offer, we are offering to exchange up to $200.0 million aggregate principal amount of our outstanding notes for an equal amount of our new notes. The new notes will be our obligations, entitled to the benefits of the indenture governing the outstanding notes. The form and terms of our new notes are identical in all material respects to the form and terms of our outstanding notes except that the new notes have been registered under the Securities Act. The new notes will not be entitled to the benefits of the registration rights granted under the registration rights agreement, which we executed as part of the offering of the outstanding notes.

Registration rights
  agreement...................  You are entitled to exchange your old notes for registered new notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the
                                exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.
The exchange offer............  We are offering to exchange $1,000 principal amount of our new, 12 1/4% senior notes which have been registered under the Securities Act for each $1,000 principal amount of our outstanding 12 1/4% senior notes which were issued in
                                December 1998 in a private offering. In order to be
                                exchanged, an outstanding note must be properly tendered and accepted. We will accept for exchange all outstanding notes that are validly tendered and not validly withdrawn. As of this date we have $200.0 million principal amount of old
                                notes outstanding.
                                We will issue registered new notes on or promptly after the expiration of the exchange offer.
Shelf registration............  We may be required to file a shelf registration statement with respect to our outstanding notes if:

                                    - the Securities and Exchange Commission issues an
                                      interpretation that we are not permitted to effect the
                                      exchange offer,

                                    - we do not conclude the exchange offer by June 23,
                                      1999,

                                    - an initial purchaser of the notes requests that we
                                    file a shelf registration statement with respect to
                                      notes held by the initial purchasers,

                                    - a holder of notes
                                (a)  is not eligible to participate in the exchange offer,
                                     or
                                (b)  has participated in the exchange offer but does not
                                     receive freely tradeable notes,

                                    - an initial purchaser has received new notes in the
                                    exchange offer or has otherwise been issued new notes in
                                      exchange for old notes constituting a portion of an
                                      unsold allotment, which new notes are not freely
                                      tradeable.
Resale of the new notes.......  Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters
                                issued to third parties, including "Exxon Capital Holdings
                                Corporation" (available May 13, 1988) and "Morgan Stanley &
                                Co. Incorporated" (available June 5, 1991), we believe that you may offer the new notes for resale, resell the new notes and otherwise transfer the new notes without

                                compliance with the registration and prospectus delivery
                                provisions of the Securities Act provided that:

                                    - you acquire the new notes in the exchange offer in the
                                      ordinary course of your business;

                                    - you have no arrangement or understanding with any
                                    person to participate in the distribution of the new
                                      notes that you obtain in the exchange offer;

                                    - you are not a broker-dealer who purchased such
                                    outstanding notes directly from us for resale pursuant
                                      to Rule 144A or any other available exemption under
                                      the Securities Act; and

                                    - you are not our "affiliate".
                                We intend to rely on the existing no-action letters and do not intend to request a separate no-action letter.
The expiration date...........  The exchange offer will expire at 5:00 p.m., New York City time, June 18, 1999, unless we decide to extend the
                                expiration date.
Accrued interest on the new
  notes and the outstanding
  notes.......................  The new notes will bear interest from December 23, 1998. If we accept your old notes for exchange, you will not receive any payment on those outstanding notes for accrued interest from December 23, 1998 to the date of the issuance of the
                                new notes. Consequently, holders who exchange their
                                outstanding notes for new notes will receive the same
                                interest payment on June 15, 1999, which is the first
                                interest payment date for the outstanding notes and the new notes, that they would have received had they not accepted the exchange offer.
Termination of the exchange
  offer.......................  We may terminate the exchange offer at any time prior to the expiration date if we determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the
                                Securities and Exchange Commission of any existing law,
                                statute, rule or regulation. We do not expect any of the
                                foregoing conditions to occur, although there can be no
                                assurance that such conditions will not occur. Holders of
                                outstanding notes will have certain rights against us under the registration rights agreement executed as part of the
                                offering of the outstanding notes should we fail to
                                consummate the exchange offer.

Special procedures for
  beneficial owners...........  If you are the beneficial owner of old notes and your name does not appear on a security position listing of the
                                Depository Trust Company as the holder of such notes or if you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust
                                company or other nominee and you wish to tender such notes or registered notes in the exchange offer, you should
                                contact the person in whose name your notes are registered promptly and instruct that person to tender on your behalf.
                                If such beneficial holder wished to tender on his own behalf such beneficial holder must, prior to completing and
                                executing the letter of transmittal and delivering its
                                outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such holder's name or obtain a properly completed bond power from the
                                registered holder. The transfer of record ownership may take considerable time.
Guaranteed delivery
  procedures..................  If you wish to tender your notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer
                                cannot be completed on time or certificates for your
                                registered notes cannot be delivered on time, you may tender your notes pursuant to the procedures described in this
                                prospectus under the heading "The Exchange Offer--Guaranteed delivery procedures."
Withdrawal rights.............  You may withdraw the tender of your notes at any time prior to 5:00 p.m., New York City time, on June 18, 1999, unless your notes were previously accepted for exchange.
Acceptance of outstanding
  notes and delivery of new
  notes.......................  Subject to certain conditions described more fully under
                                "The Exchange Offer--Conditions of the exchange offer", we will accept for exchange any and all of your notes which are properly tendered in the exchange offer prior to 5:00 p.m.,
                                New York City time, on the expiration date. The notes issued pursuant to the exchange offer will be delivered promptly to you following the expiration date.
Federal income tax
  considerations..............  The exchange of the notes will generally not be a taxable exchange for United States federal income tax purposes. We believe you will not recognize any taxable gain or loss or any interest income as a result of the exchange.
Use of proceeds...............  We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses
                                incident to the exchange offer.
Exchange agent................  United States Trust Company of New York is serving as the exchange agent in connection with the exchange offer. The
                                exchange agent can be reached at Corporate Trust
                                Administration, 114 West 47th Street, New York, NY
                                10036-1532. For more information with respect to the
                                exchange offer, the telephone number for the exchange agent is (212) 852-1000 and the facsimile number for the exchange agent is (212) 852-1625.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

Notes offered.................  $200,000,000 aggregate principal amount of 12 1/4% Senior
                                Notes due 2008.
Maturity date.................  December 15, 2008.
Interest payment dates........  June 15 and December 15 of each year, commencing June 15,
                                1999.
Ranking.......................  The new notes will be unsecured senior subordinated obligations and will be subordinated to all our existing and future senior indebtedness. The new notes will rank equally with all our other existing and future senior subordinated indebtedness, and will rank senior to all our subordinated indebtedness. The new notes effectively will rank junior to all liabilities of our subsidiaries. Because the new notes are subordinated, in the event of bankruptcy, liquidation or dissolution, holders of the new notes will not receive any payment until holders of senior indebtedness have been paid in full. The terms "senior indebtedness" and "subordinated indebtedness" are defined in the "Description of the Notes--
                                Ranking" and "Description of the Notes--Certain definitions"
                                sections of this prospectus.
                                As of December 31, 1998, we had no indebtedness other than the old notes and our subsidiaries had $431.3 million of
                                liabilities, excluding deferred taxes, including $407.0
                                million of indebtedness, all of which was effectively senior to the notes.
Optional redemption...........  We may redeem the notes, in whole or in part, at any time on or after December 15, 2003, at the redemption prices set
                                forth under "Description of the Notes--Optional redemption."
Public equity offering
  optional redemption.........  Before December 15, 2001, we may redeem up to 35% of the aggregate principal amount of the notes with the net
                                proceeds of a public equity offering we will pay a
                                redemption price of 112.25% of the principal amount thereof, plus accrued interest. At least 65% of the aggregate
                                principal amount of the notes originally issued must remain outstanding after such redemption. See "Description of the
                                Notes--Optional redemption."
Change of control.............  Upon certain change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount
                                thereof, plus accrued interest. We can not assure you that we will have or will have access to the necessary funds to repurchase the notes in the event of a change of control.
                                See "Description of the Notes--Certain definitions" for the definition of a change of control.
Certain covenants.............  The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

                                    - incur additional indebtedness,

                                    - pay dividends on, redeem or repurchase our capital
                                      stock,

                                    - make investments,

                                    - issue or sell capital stock of restricted
                                      subsidiaries,

                                    - engage in transaction with affiliates,

                                    - create certain liens,

                                    - sell assets, and

                                    - consolidate, merge or transfer all or substantially
                                    all of our assets and the assets of our subsidiaries on
                                      a consolidated basis.
                                These covenants are subject to important exceptions and
                                qualifications, which we have described elsewhere in this
                                prospectus under the heading "Description of the
                                Notes--Covenants."
Exchange offer; registration
  rights......................  Under a registration rights agreement which we executed as part of the offering of the old notes, we have agreed to:

                                    - prepare and file a registration statement enabling
                                    note holders to exchange the privately placed notes for
                                      publicly registered notes with identical terms,

                                    - use our best efforts to cause the registration
                                    statement to become effective,

                                    - consummate the exchange offer within 180 days after
                                      December 23, 1998, and

                                    - use our best efforts to file a shelf registration
                                    statement for the resale of the notes if we cannot
                                      effect an exchange offer within the time periods
                                      listed above and in certain other circumstances.
                                The annual interest rate on the notes will increase to
                                12 3/4% if we do not comply with our obligations under the registration rights agreement. See "The Exchange Offer."
Absence of a public market for
  the new notes...............  In general, you may freely transfer the new notes. However, there are exceptions to this general statement. You may not freely transfer the new notes if:

                                    - you acquire the new notes outside of your ordinary
                                    course of business,

                                    - you have an arrangement with any person to participate
                                    in the distribution of the new notes, or

                                    - you are our affiliate.
                                Further, the new notes will be new securities for which
                                there will not initially be a market. We do not intend to
                                apply for a listing of the new notes on any securities
                                exchange or on any automated dealer quotation system. See
                                "Risk Factors--You may find it difficult to sell your
                                notes."

                                  RISK FACTORS

    You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 13 and all the other information set forth in this prospectus before deciding whether to participate in the exchange offer.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    Our historical consolidated financial data as of and for the period ended December 31, 1998 have been derived from our audited consolidated financial statements.

    Our pro forma consolidated statement of operations data give effect to our acquisition of Sygnet and its related financing as described in "Summary--Sygnet Acquisition and Financing Plan" as if they occurred on January 1, 1998. The summary unaudited pro forma consolidated financial data are based on currently available information and certain assumptions that management believes are reasonable. The pro forma consolidated financial information does not purport to represent what our results of operations would have been if the Sygnet acquisition had been completed on such dates, nor does it purport to indicate our future financial position or results of future operations. You should read the following information in conjunction with "Selected Consolidated Financial and Other Data of Dobson/Sygnet," "Selected Consolidated Financial and Other Data of Sygnet," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes that we include elsewhere in this prospectus.

    We define "earnings" as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest. On a pro forma basis, for the year ended December 31, 1998, our earnings would have been insufficient to cover our combined fixed charges and preferred stock dividends by $87.8 million.

                                                                             HISTORICAL PERIOD      PRO FORMA
                                                                              ENDED DECEMBER       YEAR ENDED
                                                                                 31, 1998       DECEMBER 31, 1998
                                                                             -----------------  -----------------
                                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Subscriber revenue.....................................................     $     1,563        $    66,349
    Roaming revenue........................................................             664             28,699
    Equipment sales........................................................             191              5,985
    Other revenue..........................................................         --                   1,653
                                                                                   --------           --------
    Total revenue..........................................................           2,418            102,686
                                                                                   --------           --------
  Costs and expenses:
    Cost of services.......................................................             160             11,609
    Cost of equipment sales................................................             369             10,813
    Marketing and selling..................................................             613             15,394
    General and administrative.............................................             464             16,974
    Depreciation and amortization..........................................           1,662             72,139
                                                                                   --------           --------
    Total costs and expenses...............................................           3,268            126,929
                                                                                   --------           --------
  Operating loss...........................................................            (850)           (24,243)
    Interest expense.......................................................            (886)           (63,275)
    Other income (expense), net............................................              20               (299)
                                                                                   --------           --------
    Loss before income taxes and extraordinary item........................          (1,716)           (87,817)
    Income tax benefit.....................................................             652             33,370
                                                                                   --------           --------
    Net loss...............................................................     $    (1,064)       $   (54,446)
                                                                                   --------           --------
                                                                                   --------           --------

                                                                             HISTORICAL PERIOD      PRO FORMA
                                                                              ENDED DECEMBER       YEAR ENDED
                                                                                 31, 1998       DECEMBER 31, 1998
                                                                             -----------------  -----------------
                                                                                    (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
  Ratio of earnings to combined fixed charges and preferred stock
    dividends..............................................................         --                 --
  Capital expenditures, excluding cost of acquisitions.....................         N/A                 13,654

OTHER DATA:
  Ending cellular subscribers (at period end)..............................         178,751            178,751
  Cellular penetration (at period end).....................................             7.5%               7.5%
  Cellular churn...........................................................         N/A                    1.4%
  Average monthly revenue per cellular subscriber..........................         N/A            $        35
  Cellular sites (at period end)...........................................             183                183

                                                                                                      DECEMBER 31,
                                                                                                          1998
                                                                                                      ------------
                                                                                                         ACTUAL
                                                                                                      ------------
                                                                                                      (DOLLARS IN
                                                                                                       THOUSANDS)
BALANCE SHEET DATA:
  Property and equipment, net.......................................................................   $   46,994
  Total assets......................................................................................      956,738
  Total debt........................................................................................      607,000
  Stockholders' equity..............................................................................      143,936

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF SYGNET (PREDECESSOR COMPANY)

    The summary historical consolidated financial data for 1996 and 1997 and for the period from January 1, 1998 through December 23, 1998 have been derived from Sygnet's audited consolidated financial statements. You should read the information as set forth below in conjunction with "Selected Consolidated Financial and Other Data of Dobson/Sygnet" "Selected Consolidated Financial and Other Data of Sygnet," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes that we include elsewhere in this prospectus.

    We define "earnings" as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest. Sygnet's earnings were insufficient to cover combined fixed charges and preferred stock dividends by $4.6 million for the year ended December 31, 1996, by $22.7 million for the year ended December 31, 1997 and by $14.5 million for the period from January 1, 1998 through December 23, 1998.

                                                                                                   PERIOD FROM
                                                                                                 JANUARY 1, 1998
                                                                         YEAR ENDED DECEMBER    THROUGH DECEMBER
                                                                                 31,                23, 1998
                                                                        ----------------------  -----------------
                                                                           1996        1997           1998
                                                                        ----------  ----------  -----------------
                                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Subscriber revenue................................................  $   31,785  $   55,154     $    64,786
    Roaming revenue...................................................       8,737      23,377          28,035
    Equipment sales...................................................       2,417       4,323           5,794
    Other revenue.....................................................       1,607       1,680           1,653
                                                                        ----------  ----------        --------
    Total revenue.....................................................      44,546      84,534         100,268
                                                                        ----------  ----------        --------
  Costs and expenses:
    Cost of services..................................................       5,258       8,948           9,433
    Cost of equipment sales...........................................       5,816       9,663          10,444
    General and administrative........................................       9,852      16,976          19,796
    Selling and marketing.............................................       6,080      10,841          12,327
    Merger related costs..............................................      --          --               1,884
    Depreciation and amortization.....................................      10,039      28,719          27,498
                                                                        ----------  ----------        --------
    Total costs and expenses..........................................      37,045      75,147          81,382
                                                                        ----------  ----------        --------
  Operating income (loss).............................................       7,501       9,387          18,886
    Interest expense..................................................     (11,174)    (29,902)        (27,895)
    Merger related costs..............................................      --          --              (5,206)
    Other expense, net................................................        (195)       (101)           (319)
                                                                        ----------  ----------        --------
    Loss before income taxes and extraordinary item...................      (3,868)    (20,616)        (14,534)
    Extraordinary loss on extinguishment of debt......................      (1,420)     --             --
                                                                        ----------  ----------        --------
    Net loss..........................................................  $   (5,288) $  (20,616)    $   (14,534)
                                                                        ----------  ----------        --------
                                                                        ----------  ----------        --------

                                                                         YEAR ENDED DECEMBER      PERIOD ENDED
                                                                                 31,            DECEMBER 23, 1998
                                                                        ----------------------  -----------------
                                                                           1996        1997           1998
                                                                        ----------  ----------  -----------------
                                                                                 (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
  Ratio of earnings to combined fixed charges and preferred stock
    dividends.........................................................      --          --             --
  Capital expenditures, excluding cost of acquisitions................  $   10,050  $   25,576      $  13,654

OTHER DATA:
  Ending cellular subscribers (at period end).........................     106,574     142,934         N/A
  Cellular penetration (at period end)................................         4.5%        6.0%        N/A
  Cellular churn......................................................         1.3%        1.3%           1.4%
  Average monthly revenue per cellular subscriber.....................  $       42  $       36      $      35
  Cellular sites (at period end)......................................         114         163            183

                                                                                               DECEMBER 23, 1998
                                                                                              --------------------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
BALANCE SHEET DATA:
  Property and equipment, net...............................................................       $   51,035
  Total assets..............................................................................          329,580
  Total debt................................................................................          308,500
  Stockholders' equity......................................................................            4,684

                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus constitutes a part of a registration statement which we have filed with the Securities and Exchange Commission under the Securities Act. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all of the information contained in the registration statement and its exhibits and schedules. Therefore, we refer you to the registration statement and to its exhibits and schedules. For further information about us and about the securities we are offering, you should consult the registration statement and its exhibits and schedules. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission are our summaries of all material provisions of these documents, and in each instance we refer to the copy of the filed document. Our statements are qualified in their entirety by this reference.

    We will become subject to the informational requirements of the Securities Exchange Act of 1934 when the registration statement of which the prospectus is a part becomes effective. As a result, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy reports, proxy statements and other information we file at the public reference facilities maintained by the Securities and Exchange Commission at the Public Reference Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference facilities. You may also obtain copies of documents we file at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access this information electronically through the Securities and Exchange Commission's web page on the Internet at http://www.sec.gov. This web site contains reports, proxy statement and other information regarding registrants such as ourselves that have filed electronically with the Securities and Exchange Commission. You may also access information regarding us through our web page on the Internet at http:// www.dobson.net.

    The indenture governing the outstanding notes provides that we will furnish you with copies of the periodic reports that we are required to file with the Securities and Exchange Commission under the Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that the Securities and Exchange Commission accepts such filings. The indenture provides that we must make these filings regardless of whether we have a class of securities registered under the Exchange Act. Furthermore, we will provide the Trustee for the notes and the holders of the notes within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the Securities and Exchange Commission does not accept our filing of such information or if the filing is prohibited by the Exchange Act, we will then provide promptly upon written request, at our cost, copies of such reports to you.

                                  RISK FACTORS

    IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. CERTAIN CAPITALIZED TERMS ARE DEFINED IN "CERTAIN TERMS."

WE HAVE A SIGNIFICANT AMOUNT OF INDEBTEDNESS WHICH MAY LIMIT OUR ABILITY TO MEET
  OUR DEBT SERVICE AND DIVIDEND OBLIGATIONS, TO BORROW ADDITIONAL MONEYS AND TO SURVIVE A DOWNTURN IN OUR BUSINESS.

    At December 31, 1998, we had approximately $607.0 million of consolidated indebtedness, including $407.0 million under our bank facilities, and $143.9 million of consolidated stockholder's equity. At December 31, 1998, our subsidiaries would have been able to incur $23.0 million of additional debt under the new bank facilities. The indenture governing the notes also allows our subsidiaries and us to incur substantial additional debt in the future. Assuming the Sygnet acquistion and its related transactions had been completed on January 1, 1998, our earnings would have been insufficient to cover our fixed charges by $87.8 million for the year ended December 31, 1998.

    Our level of indebtedness could have important consequences, including:

    - our debt service requirements could make it more difficult for us to make required payments under the notes;

    - our ability to borrow additional money for working capital, capital expenditures, debt service requirements or other purposes will be limited;

    - a substantial portion of our future cash flow from operations will be required to pay principal and interest on indebtedness and will not be available for our business;

    - our flexibility in planning for, or reacting to changes in, our business and our ability to take advantage of future business opportunities may be restricted;

    - we may be more highly leveraged than certain of our competitors, which may place us at a competitive disadvantage; and

    - our high degree of leverage could make us more vulnerable in the event of a downturn in our business.

IF SYGNET IS UNABLE TO SATISFY THE COVENANTS OF ITS BANK FACILITIES, IT WILL BE
  UNABLE TO BORROW UNDER THE BANK FACILITIES WHICH MAY LIMIT OUR ABILITY TO SERVICE OUR DEBT, INCLUDING THE NOTES.

    To meet our future debt service requirements, including our obligations under the notes, we must successfully integrate our operations with those of Dobson Communications, increase our market penetration and further develop our cellular systems. We cannot assure you that we will successfully achieve these goals or that we will generate enough cash flow from operating activities to meet our debt service obligations and our other cash requirements, including for working capital and capital expenditures. Furthermore, if Sygnet is unable to satisfy any of the covenants under its new bank facilities, including financial covenants, it will be unable to borrow under the new bank facilities during that time. Failure to obtain such financing could cause us to delay or abandon some or all of our plans, which could limit our ability to service our debt including the notes, and could have a material adverse effect on our business. Sygnet's ability to borrow under the new bank facilities will be limited by the requirement that, on a quarterly basis beginning December 31, 2000, the amount available under the new bank facilities will reduce quarterly until they terminate, which may require us to make significant principal payments. See "Description of Certain Indebtedness."

WE WILL NEED TO REFINANCE OUR INDEBTEDNESS AT MATURITY OR WE WILL NEED TO SELL
  ASSETS TO MEET OUR FINANCIAL OBLIGATIONS.

    We will need to refinance the new bank facilities and the notes at their maturities. Our ability to do so will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our indebtedness and other factors, including market conditions, beyond our control. If we cannot refinance any of this indebtedness we may be unable to meet our obligations under the notes. In addition, if there is a delay in maintaining and expanding our systems or if we do not generate sufficient cash flow to meet our debt service requirements, we may need additional financing. We cannot assure you that we could obtain any such refinancing or financing or that the terms of any refinancing or financing which we could obtain would be acceptable to us. In the absence of such refinancing or financing, we could be forced to sell assets at unfavorable prices in order to make up for any shortfall. At December 31, 1998, approximately 84.1% of our assets consisted of intangible assets, principally licenses granted by the FCC. The value of our intangible assets depends upon a variety of factors, including the success of our business and the wireless telecommunications industry in general. In addition, the FCC must approve the transfers of interests in the licenses. As a result, we cannot assure you that the assets could be sold quickly enough, or for sufficient amounts, to enable us to meet our obligations, including our obligations with respect to the notes.

WE ARE A HOLDING COMPANY AND DEPEND ON DISTRIBUTIONS FROM OUR SUBSIDIARIES TO
  MEET OUR OBLIGATIONS, INCLUDING THE NOTES. THE NOTES ARE EFFECTIVELY SUBORDINATED TO OUTSTANDING OBLIGATIONS OF OUR SUBSIDIARIES.

    We are a holding company with no direct operations and no significant assets other than the stock of Sygnet. Accordingly, we are dependent on the distributions of cash from Sygnet to meet our obligations, including our obligations to pay interest and principal on the notes. Sygnet's ability to distribute funds to us is and will be restricted by the terms of existing and future indebtedness, including the new bank facilities. See "Description of Certain Indebtedness--New Bank Facilities."

    Sygnet is a separate legal entity that has no obligation to make any funds available for the payment of interest on and purchase of our notes. Because Sygnet has not guaranteed the notes, any right we and our creditors, including the holders of the notes, may have to receive assets of Sygnet upon its liquidation or reorganization is effectively junior to the claims of Sygnet's creditors, except to the extent we are a creditor of Sygnet. Assets remaining after satisfaction of the claims of creditors of Sygnet and the holders of our secured indebtedness may not be sufficient to pay amounts due on any or all of the notes then outstanding.

    Sygnet has pledged the stock of its subsidiary, and Sygnet and its subsidiary have granted liens on substantially all of their assets as security for the obligations under the new bank facilities. At December 31, 1998, Sygnet had $612.8 million of liabilities, including $407.0 million of indebtedness, all of which would have been secured and effectively senior to the notes. See "Selected Consolidated and Other Financial Data of Sygnet."

RESTRICTIONS IMPOSED BY OUR DEBT AGREEMENTS MAY LIMIT OR PROHIBIT US FROM
  ENGAGING IN CERTAIN TRANSACTIONS OR OBTAINING ADDITIONAL FINANCING.

    The indenture governing the notes and the terms of the new bank facilities restrict or prohibit our subsidiaries and us from:

    - incurring additional indebtedness,

    - paying dividends,

    - repaying subordinated indebtedness prior to their maturities,

    - selling assets,

    - making investments,

    - engaging in transactions with stockholders and affiliates,

    - issuing capital stock,

    - creating liens, or

    - engaging in mergers or acquisitions.

    These restrictions may limit our ability and that of our subsidiaries to obtain future financing, fund capital expenditures, or engage in other business activities that may be in our interest. Our future indebtedness and that of our subsidiaries may also contain significant restrictions.

    If we or our subsidiaries fail to comply with the restrictions in financing agreements, this failure could lead to a default under the terms of the indebtedness and the notes even though we may be able to meet our debt service obligations. In the event of a default, the holders of the indebtedness could elect to declare all the indebtedness due and payable together with accrued interest. We cannot assure you that we or our subsidiaries would be able to make these payments or borrow enough funds from other sources to make any such payments. Even if we could obtain additional financing, we cannot assure you that it would be on terms that are acceptable to us. In addition, Sygnet's obligations under the new bank facilities are secured by substantially all assets of Sygnet and its subsidiaries, which could impair our ability to obtain favorable financing. See "Description of Certain Indebtedness."

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE
  OF CONTROL OFFER WHICH MAY BE REQUIRED BY THE INDENTURE.

    We must offer to purchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of their principal amount, plus accrued interest. See "Description of the Notes-- Repurchase of notes upon a change of control." We cannot assure you that we will have enough funds available at the time of any change of control to make any debt payment, including repurchases of the notes.

    The new bank facilities prohibit us from prepaying the notes, including required prepayments, following a change of control. Following a change of control, we must first repay in full all of our indebtedness and that of our subsidiaries the terms of which would prohibit the repurchase of the notes, including indebtedness under the new bank facilities, or obtain any consents required to permit the repurchase. If we were unable to repay all of that indebtedness or if we could not obtain the necessary consents, then we would be unable to offer to purchase the notes, resulting in a default event under the indenture governing the notes.

    The events that constitute a change of control under the indenture may also be events of default under the new bank facilities or our other indebtedness. These events may permit the lenders under such debt to declare the debt due and payable and, if the debt is not paid, to require that we sell assets that secure such debt in order to repay the lenders. In this case, our ability to raise cash to repurchase the notes would be limited and would reduce the practical benefit of the offer to purchase provisions to the holders of the notes. See "Description of Certain Indebtedness."

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS WITH THOSE OF DOBSON
  COMMUNICATIONS, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    We intend to integrate our operations with existing cellular operations of Dobson Communications by centralizing pricing, customer service and marketing, systems design, engineering, purchasing and financial and administrative functions and from the consolidation of billing functions. However, we may face some difficulties as a result of:

    - loss of key Sygnet personnel;

    - failure to integrate our corporate accounting, financial reporting and management information systems with those of Dobson Communications; and

    - the strain on existing personnel of Dobson Communications who will largely manage both businesses.

    We cannot assure you that Dobson Communications will be able to integrate Sygnet's operations successfully or manage Sygnet's business. Failure to integrate operations effectively and on a timely basis could have a material adverse effect on our financial condition and results of operations. To date, we have experienced no significant problems in integrating our operations with Dobson Communications.

    WE ARE A WHOLLY OWNED SUBSIDIARY OF, AND ARE MANAGED BY, DOBSON COMMUNICATIONS WHICH MAY RESULT IN CONFLICTS OF INTEREST.

    All of our outstanding capital stock is owned by Dobson Communications. We are controlled by Dobson Communications in such a way that may result in conflicts of interest with respect to transactions involving Dobson Communications and us, including negotiating the terms for providing services to each other or enforcing any such arrangements. In addition, certain decisions concerning our operations or financial structure may present conflicts of interest between Dobson Communications and the holders of the notes.

    Certain of Dobson Communications' markets are close to Sygnet's markets in Pennsylvania and New York. Although our directors who are also directors or officers of Dobson Communications have certain fiduciary obligations to us, such directors and Dobson Communications are in positions that may create potential conflicts of interest with respect to certain business opportunities available to and certain transactions involving us. In the future we may engage in transactions with Dobson Communications and its affiliates. Everett R. Dobson, the Chairman and Chief Executive Officer of Dobson Communications, serves as our Chairman and Chief Executive Officer. In addition, G. Edward Evans, President and Chief Operating Officer of Dobson Communications' cellular operations, serves as our President and Chief Operating Officer; Bruce R. Knooihuizen, the Vice President and Chief Financial Officer of Dobson Communications, serves as our Vice President and Chief Financial Officer; and Stephen T. Dobson, the Secretary of Dobson Communications, serves as our Treasurer and Secretary. Neither Everett R. Dobson, Mr. Evans, Mr. Knooihuizen, nor Stephen T. Dobson is obligated to present to us any particular investment opportunity which comes to their attention, even if such opportunity is of a character which might be suitable for investment by us. Instead, they will review all investment opportunities for Dobson Communications and all of its subsidiaries and affiliates.

WE FACE INTENSE COMPETITION IN OUR BUSINESS AND MANY OF OUR COMPETITORS HAVE
  GREATER RESOURCES THAN DO WE.

    We face intense competition in many of the areas in which we operate. Currently, the FCC authorizes only two cellular licensees to operate in each license area. We compete in each of our markets with one other cellular licensee for subscribers based principally upon price, the services and enhancements offered, the technical quality of the cellular system, customer service, system coverage and capacity. We also compete, although to a lesser extent, with resellers, paging companies and landline telephone service providers. Many of our existing and potential competitors have greater financial, personnel, technical, marketing and other resources than do we.

    Our cellular operations may face increased competition from entities that use other communications technologies or other radio frequency spectrum such as broadband PCS licensees and enhanced specialized mobile radio licensees. We may face competition from other technologies developed in the future including, but not limited to, satellite systems and services provided over spectrum allocated to the Wireless Communications Services and General Wireless Communications Services. See "Business-- Competition."

OUR BUSINESS IS AFFECTED BY RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGES WHICH
  MAY REQUIRE US TO SELECT NEW TECHNOLOGY BEFORE WE CAN ACCURATELY PREDICT ITS EFFECT ON OUR OPERATIONS.

    The telecommunications industry is subject to rapid and significant changes in technology, including advancements protected by intellectual property laws. We cannot assure you that our current technologies will be compatible with enhanced technologies in the future. We may be required to select in advance one technology over another. At the time we must make our investment, we may be unable to accurately predict which technology will prove the most economic, efficient or capable of attracting customer usage. We also face uncertainty as to the extent of future customer demand as well as the extent to which airtime and monthly access rates may continue to decline.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL.

    Management and operating personnel at Dobson Communications also manage and oversee our operations. The loss of certain of these individuals could have a material adverse effect on us. We believe that our ability to successfully manage our planned growth will depend in large part on the ability of Dobson Communications to attract and retain highly skilled and qualified personnel. See "Management."

WE DEPEND ON THIRD-PARTY SERVICE MARKS TO MARKET OUR PRODUCTS AND SERVICES. THE
  LOSS OF THE RIGHT TO USE THE SERVICE MARKS COULD ADVERSELY AFFECT OUR
  BUSINESS.

    We intend to continue to use the registered service mark CELLULAR ONE-Registered Trademark- to promote our products and services. We have five-year contracts with the owner of the CELLULAR ONE-Registered Trademark-service mark for three of our four markets. These contracts begin to expire in 2001, and we have an option to renew each contract for two additional five-year terms. However, under these agreements, we must meet specified operating and service quality standards. See "Business--Service marks." If these agreements are not renewed or if we fail to meet the applicable quality standards, our ability both to attract new subscribers and retain existing subscribers could be impaired.

    In addition, AT&T Wireless, which had been the single largest user of the CELLULAR ONE-Registered Trademark- name, has significantly reduced its use of the brand name as a primary service mark. If, for this or some other reason beyond our control, the CELLULAR ONE-Registered Trademark- mark were to suffer diminished marketing appeal, our ability both to attract new subscribers and retain existing subscribers could be materially impaired.

THE APPLICABILITY OF FRAUDULENT CONVEYANCE STATUTES COULD ADVERSELY AFFECT THE
  NOTES.

    Various laws enacted to protect creditors may apply to our incurrence of indebtedness and other obligations in connection with the Sygnet acquisition and its related transactions, including the issuance of the notes. If a court were to find in a lawsuit by one or more of our unpaid creditors or its or their representatives that we did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence:

    - we were insolvent;

    - we were rendered insolvent by reason of such incurrence;

    - we were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

    - we intended to incur or believed we would incur obligations beyond our ability to pay such obligations as they mature,

such court, subject to applicable statutes of limitation, could decide to invalidate, in whole or in part, such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to our existing or future creditors.

    The measure of insolvency for purposes of determining whether we made a fraudulent conveyance will vary depending on the law of the jurisdiction which is being applied. Generally, however, we would be considered insolvent at a particular time if the sum of our debts was then greater than the fair value all of our property or if the present fair saleable value of our assets was then less than the amount that would be required to pay our probable liabilities on our existing debts as they became due. On the basis of Sygnet's historical financial information, Sygnet's recent operating history and other factors, our management believes that:

    - we were not rendered insolvent by the Sygnet acquisition and its related transactions,

    - we have sufficient capital for the business in which we are engaged, and

    - we will be able to pay our debts as they mature.

    However, we have not obtained any independent opinion regarding such issues. In addition, we cannot assure you as to what standard a court would apply in making such determinations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR BUSINESS IS REGULATED AND THERE IS POTENTIAL FOR ADVERSE REGULATORY CHANGE.
  WE MAY BE UNABLE TO OBTAIN NECESSARY REGULATORY APPROVALS.

    The FCC regulates the licensing, construction, operation, acquisition and sale of our cellular systems, as well as the number of cellular and other wireless licensees permitted in each of our markets. Changes in the regulation of wireless activities and wireless carriers or the loss of any of our licenses or licensed areas could have a material adverse effect on our operations. All cellular licenses in the United States must be renewed after their initial ten-year term. In addition, some aspects of the Telecommunications Act may place additional burdens upon us or subject us to increased competition and increase our costs of doing business. See "Business--Regulation."

    Moreover, our cellular licenses begin to expire in October 2000. We believe that each of these licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial ten year license period. We have already received license renewals for several of our cellular licenses and are not aware of any circumstances that would preclude the gain of future renewals. However, we cannot give you any assurance that our future renewal applications will be free of challenge or will be granted by the FCC. See "Business--Regulation."

EQUIPMENT FAILURES AND NATURAL DISASTERS MAY ADVERSELY AFFECT OUR OPERATIONS.

    A major equipment failure or a natural disaster affecting our central switching office, our microwave links or certain of our cell sites could have a material adverse effect on our operations.

OUR RELIANCE ON ONE VENDOR FOR OUR CUSTOMER BILLING MAY ADVERSELY AFFECT THE
  TIMING OF OUR RECEIPT OF FUNDS.

    We rely primarily on one vendor to produce all of our customer billings. If this billing vendor for any reason were to encounter significant problems in the performance of its billing functions for us, our ability to generate billings to our customers would be materially impaired until a new arrangement could be established, which may adversely affect the timing of our receipt of funds.

THE POTENTIAL FAILURE OF COMPUTER SYSTEMS TO BECOME YEAR 2000 COMPLIANT MAY
  ADVERSELY AFFECT OUR OPERATIONS.

    The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the year 2000 or process data that includes it, potentially causing data miscalculations, inaccuracies, operational malfunctions or failures. In our business, such failures could result in our failure to deliver calls to customers or bill customers for services that we provide to them. If our automated systems and those of our vendors are not Year 2000 compliant, we could experience interruptions in services provided by and to us, which could materially reduce our operating cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further discussion of the Year 2000 issue and the potential impact on our business.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.

    Currently, there is no public market for the new notes or the old notes. We do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. Although the initial purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue any such market at any time without notice. In addition, such market making activity may be limited during this exchange offer or during an offering under a shelf registration statement should we decide to file one. As a result, we can make no assurances to you as to the development or liquidity of any market for the notes, your ability to sell the notes, or the price at which you may be able to sell the notes. Future trading prices of the notes will depend on many factors, including among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that, if a market develops, it will not be subject to similar disruptions.

THE MARKET VALUE OF THE NEW NOTES COULD BE ADVERSELY AFFECTED IF ONLY A LIMITED
  NUMBER OF NEW NOTES ARE AVAILABLE FOR TRADING.

    To the extent that a large amount of old notes are not tendered or are tendered and not accepted in the exchange offer, the trading market for the new notes could be materially adversely affected. Generally, a limited amount, or "float," of a security could result in less demand to purchase such security and, as a result, could result in lower prices for such security. We cannot assure you that a sufficient number of old notes will be exchanged for new notes in the exchange offer so that this does not occur.

UNEXCHANGED OLD NOTES WILL CONTINUE TO HAVE LIMITATIONS ON TRANSFERABILITY.

    If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, your notes will remain restricted securities. Outstanding notes will continue to be subject to the following restrictions on transfer:

    - outstanding notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law,

    - outstanding notes shall bear a legend restricting transfer in the absence of registration or an exemption therefrom, and

    - a holder of outstanding notes who desires to sell or otherwise dispose of all or any part of its outstanding notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

FORWARD-LOOKING STATEMENTS

    The statements, other than statements of historical facts included in this prospectus, including the descriptions of our plans, our strategies, planned capital expenditures, Year 2000 preparedness and anticipated cost savings, are forward-looking statements. You can generally indentify forward-looking statements by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, our actual future performance will differ materially from such statements. Specifically, our plans involve a number of risks and uncertainties. Important factors that could cause actual capital expenditures, Year 2000 preparedness, acquisition activity, or our performance to differ materially from our plans include, without limitation:

    - our ability to satisfy the financial covenants of its existing and future debt instruments and to raise additional capital;

    - our ability to integrate our operations with Dobson's existing operations and to successfully market our services and products to existing and new customers;

    - our ability to install equipment and expand and upgrade our systems in a timely manner and to manage our rapid growth successfully;

    - our ability to compete effectively against competitors with greater financial, technical, marketing and other resources and respond effectively to changes in end-user requirements and preferences;

    - the inability of third party vendors to provide products and services which are Year 2000 compliant;

    - the development of other technologies and products that may gain more commercial acceptance than ours; and

    - adverse regulatory changes.

We cannot assure you that anticipated future results will be achieved. Actual events or results may differ materially as a result of risks to which we are or may be subject. You should not place undue reliance on these forward-looking statements which speak only as of the date of this prospectus. Except as required by law, we do not intend to update or revise these forward-looking statements to reflect events or circumstances after the date hereof including, without limitation, changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligation under our Registration Rights Agreement dated as of December 23, 1998, with NationsBanc Montgomery Securities LLC, Lehman Brothers Inc., First Union Capital Markets, Inc., a division of Wheat First Securities, Inc. and TD Securities (USA) Inc., as initial purchasers. We will not receive any cash proceeds from the issuance of the new notes. We will only receive old notes with a total principal amount equal to the total principal amount of the new notes we issue in the exchange offer.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    At the time we issued the old notes we agreed to:

    - file a registration statement to register the exchange of the old notes for new notes (together with the old notes the "notes")

    - to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act, and

    - to consummate the exchange offer within 180 days after the issue date. In the event that applicable interpretations of the staff of the Securities and Exchange Commission the ("SEC") do not permit us to effect the exchange offer, or if certain holders of the old notes notify us that they are not eligible to participate in, or would not receive freely tradeable new notes in exchange for tendered old notes in the exchange offer, we have agreed to use our reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective until December 2001. If the exchange offer is not completed by June 21, 1999, we will be obligated to pay liquidated damages to holders of the old notes.

    If you wish to exchange old notes for new notes you must represent that:

    - you will acquire any new notes in the ordinary course of your business,

    - you have no arrangement with any person to participate in the distribution of the new notes, and

    - you are not our "affiliate", as defined in Rule 405 of the Securities Act, or, if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

RESALE OF NEW NOTES

    Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third-parties, we believe that, except as described below, otherwise you may offer for resale, or transfer the new notes issued in the exchange offer in exchange for old notes, without compliance with the registration and prospectus delivery provisions of the Securities Act if:

    - you acquire the new notes in the ordinary course of your business, and

    - you do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.

    - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act.

    If you tender in the exchange offer with the intention or for the purpose of participating in a distribution of the new notes you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically set forth in this document.

    Only broker-dealers who acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activity or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." We intend to rely on the existing no-action letters and do not intend to request a separate no-action letter.

TERMS OF THE EXCHANGE OFFER

    We will accept for exchange any and all old notes properly tendered and not withdrawn prior to the expiration date of the exchange offer upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    - We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes surrendered pursuant to the exchange offer.

    - You may tender old notes only in $1,000 increments.

    - The form and terms of the new notes will be the same as the form and terms of the old notes except that the new notes will be registered under the Securities Act and will not bear legends restricting their transfer.

    - The new notes will evidence the same debt as the old notes.

    - The new notes will be issued under and entitled to the benefits of the indenture, which also authorized the issuance of the old notes, such that both series will be treated as a single class of debt securities under the indenture. See "Description of the Notes--General."

    - The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

    As of the date of this prospectus, $200.0 million of the old notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all registered holders of old notes. We have not fixed any record date for determining registered holders of old notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act, and the rules and regulations of the SEC. old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement.

    Our oral or written notice of acceptance to the exchange agent and compliance with the provisions of the registration rights agreement will contitute our acceptance for exchange of properly tendered notes. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not accepted for exchange, upon the occurrence of any of the conditions specified below under "--Certain conditions to the exchange offer."

    You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes if you tender old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The exchange offer expires at 5:00 p.m., New York City time on June 18, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

    We will notify the exchange agent of any extension by oral or written notice and we will issue a press release notifying you of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the expiration date.

    We reserve the right, in our sole discretion,

    - to delay accepting any old notes for exchange, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Certain conditions to the exchange offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

    - to amend the terms of the exchange offer in any manner.

    We will, as promptly as practicable, notify you orally or in writing if there is any such delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that we will distribute to you. We will also extend the exchange offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

    Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we have no obligation to communicate any such public announcement, other than by making a timely release to an appropriate news agency.

    If we extend the exchange offer, or if we are delayed in accepting for exchange of, or in issuing and exchanging the new notes for, any old notes, or if we are unable to accept for exchange of, or issue new notes for, any old notes offer for any reason, then, without prejudice to our rights under the exchange offer, the exchange agent may, on our behalf, retain all old notes tendered, and the old notes may not be withdrawn except as otherwise provided below in "--Withdrawal of tenders." Our right to delay acceptance for exchange of, or the issuance and the exchange of the new notes for, any old notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that we either deliver the new notes or return the old notes deposited by or on behalf of the holders thereof promptly after termination or withdrawal of the exchange offer.

INTEREST ON THE NEW NOTES

    The new notes will bear interest at a rate of 12 1/4% per annum, payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 1999. Holders of new notes will receive interest on June 15, 1999 from the date of initial issuance of the new notes, plus an amount equal to the accrued interest on the exchanged old notes through such date. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the new notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other term of the exchange offer, we are not required to accept for exchange, or exchange any new notes for, any old notes, and we may terminate the exchange offer before the acceptance of any old notes for exchange, if:

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

    - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

    - any governmental approval has not been obtained, which approval we, in our reasonable discretion, deem necessary for the consummation of the exchange offer.

    If we determine in our reasonable judgment that any of the above conditions are not satisfied, we may

    - refuse to accept any old notes and return all old notes to the tendering holders,

    - extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such old notes, or

    - waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

    If any waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that we will distribute to you. We will also extend the exchange offer for a period of five to ten business days, depending on the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten day business period.

    The above conditions are for our sole benefit. We may assert them regardless of the circumstances giving rise to the condition or waive the condition in whole or in part at any time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right. The above rights are ongoing rights which we may assert at any time.

    In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which the prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

    Subject to the terms and conditions of this prospectus and the letter of transmittal, only a holder of old notes may tender such old notes in the exchange offer. In order to tender in the exchange offer, you must complete, sign and date the letter of transmittal, or facsimile thereof, have your signature guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or a facsimile to United States Trust Company of New York, as the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date or, in the alternative, comply with the Depository Trust Corporation's Automated Tender Offer Program procedures described below. By executing the letter of transmittal, you will represent to us that, among other things:

    - you are acquiring any exchange notes you receive in the ordinary course of your business,

    - you have no arrangement with any person to participate in the distribution of the exchange notes, and

    - you are not our affiliate or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    In addition, either:

    - the exchange agent must receive the old notes along with a properly completed and duly executed letter of transmittal, or

    - the exchange agent must receive a timely confirmation of book-entry transfer, which we call a book-entry confirmation, of such old notes, if such procedure is available, into the exchange agent's account at the Depository Trust Corporation, which we call the Book-Entry Transfer Facility, pursuant to the procedure for book-entry transfer described below or properly transmitted agent's message, as defined below, prior to the expiration date, or

    - you must comply with the guaranteed delivery procedures described below.

    The exchange agent must receive the letter of transmittal and other required documents at the address set forth below under "--Exchange agent" prior to 5:00 p.m., New York City time, on the Expiration Date for the tender to be effective.

    Any tender which is not withdrawn prior to the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    YOU MUST ELECT AND ACCEPT THE RISK OF THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND YOUR LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

    Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of old notes to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder of old notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

    Signatures on a letter of transmittal and a notice of withdrawal described below must be guaranteed by an eligible institution, as defined below, unless the old notes are tendered:

    - by a registered holder who has not completed the box entitled Special Issuance Instructions or "Special Delivery Instructions" on the letter of transmittal, or

    - for the account of an eligible institution.

    In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution, which means a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

    If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the old notes with the signature thereon guaranteed by an eligible institution.

    If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the persons should so indicate when signing, and unless waived by us, provide evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

    The exchange agent and the Depository Trust Corporation have confirmed that any financial institution that is a participant in the Depository Trust Corporation's system may utilize the Depository Trust Corporation's Automated Tender Offer Program to tender. Accordingly, participants in the Depository Trust Corporation's Automated Tender Offer Program may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing the Depository Trust Corporation to transfer the old notes to the exchange agent in accordance with the Depository Trust Corporation's Automated Tender Offer Program procedures for transfer. The Depository Trust Corporation will then send an agent's message to the exchange agent. The term agent's message means a message transmitted by the Depository Trust Corporation received by the exchange agent and forming part of the book-entry confirmation, which states that:

    - the Depository Trust Corporation has received an express acknowledgment from a participant in the Depository Trust Corporation's Automated Tender Offer Program that is tendering old notes which are the subject of such book entry confirmation,

    - the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that such participant has received, and

    - the participant agrees to be bound by the applicable notice of guaranteed delivery, and that the agreement may be enforced against such participant.

    We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes, in the exercise of our reasonable judgment. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In all cases, we will issue new notes for old notes that we accept for exchange in the exchange offer only after timely receipt by the exchange agent of old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal and all other required documents. If we do not accept any tendered old notes for exchange for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to the tendering holder thereof, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with such book- entry transfer facility, as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer. However, although you may deliver the notes through book-entry transfer at the book-entry transfer facility the letter of transmittal or facsimile, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "--Exchange agent" on or prior to the expiration date. If the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your old notes and whose old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may effect a tender if:

    - The tender is made through an eligible institution;

    - Prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered, stating that the tender is being made and guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile, together with the old notes or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    - a properly completed and executed letter of transmittal, or facsimile thereof, or properly transmitted Agent's Message as well as all tendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three (3) New York Stock Exchange trading days after the expiration date.

    Upon request, the exchange agent will send you a notice of guaranteed delivery if you wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal to be effective:

    - the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "--Exchange agent," or

    - you must comply with the appropriate procedures of the Depository Trust Company's automated tender offer program system.

    Any notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn, including the principal amount of such old notes, and, where certificates of old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder. If you have delivered or otherwise identified to the exchange agent certificates for old notes, then, prior to the release of these certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution. If you have tendered your old notes through the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility.

    We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes which have been tendered for exchange but which are not exchanged for any reason to the holder thereof without cost to such holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with such book-entry transfer facility for the old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. If you have properly withdrawn old notes, the old notes may be retendered by following one of the procedures described under "--Procedures for tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

    We have appointed United States Trust Company of New York as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

       BY MAIL:                BY OVERNIGHT COURIER:                BY HAND:
  United States Trust           United States Trust            United States Trust
  Company of New York           Company of New York            Company of New York
     P.O. Box 844                 Corporate Trust                 111 Broadway
    Cooper Station             Operations Department               Lower Level
New York, NY 10276-0844      770 Broadway - 13th Floor         New York, NY 10006
 Attn: Corporate Trust           New York, NY 10003           Attn: Corporate Trust
       Services                                                     Services
    (registered or
    certified mail
     recommended)
                            BY FACSIMILE:(212) 420-6152
                          (For eligible institutions only)
                               Confirm by Telephone:
                                   (800) 548-6565

FEES AND EXPENSES

    We will bear all expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or other soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    We will pay the cash expenses incurred in connection with the exchange offer estimated in the aggregate to be approximately $100,000. These expenses include registration fees, fees and expenses to the exchange agent and trustee, accounting and legal fees and printing costs, and related fees and expenses.

TRANSFER TAXES

    We will pay all transfer taxes, if any, applicable to the exchange of the old notes for new notes in the exchange offer. If, however, certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of notes tendered, or if tendered notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of notes in the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of such old notes, as set forth:

    - in the legend on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and

    - otherwise set forth in the offering memorandum dated December 16, 1998, distributed in connection with the offering of the old notes.

    In general, you may not offer for sale, or resell the old notes unless they are registered under the Securities Act, except if there is an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

        SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF DOBSON/SYGNET

    Our historical consolidated financial data as of and for the period ended December 31, 1998 have been derived from our audited consolidated financial statements. You should read the information as set forth below in conjunction with "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto that we include elsewhere in this prospectus.

    We define "earnings" as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest. For the period from inception (July 23, 1998) through December 31, 1998, Dobson/Sygnet's earnings were insufficient to cover combined fixed charges by $1.7 million.

                                                                                                HISTORICAL PERIOD
                                                                                               ENDED DECEMBER 31,
                                                                                                      1998
                                                                                              ---------------------
                                                                                                   (DOLLARS IN
                                                                                                   THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Subscriber revenue......................................................................        $   1,563
    Roaming revenue.........................................................................              664
    Equipment sales.........................................................................              191
                                                                                                      -------
    Total revenue...........................................................................            2,418
                                                                                                      -------
  Costs and expenses:
    Cost of services........................................................................              160
    Cost of equipment sales.................................................................              369
    Marketing and selling...................................................................              613
    General and administrative..............................................................              464
    Depreciation and amortization...........................................................            1,662
                                                                                                      -------
    Total costs and expenses................................................................            3,268
                                                                                                      -------
  Operating loss............................................................................             (850)
    Interest expense........................................................................             (886)
    Other income (expense), net.............................................................               20
                                                                                                      -------
    Loss before income taxes and extraordinary item.........................................           (1,716)
    Income tax benefit......................................................................              652
                                                                                                      -------
    Net loss................................................................................        $  (1,064)
                                                                                                      -------
                                                                                                      -------

                                                                                                     PERIOD
                                                                                                     ENDED
                                                                                               DECEMBER 31, 1998
                                                                                              --------------------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
OTHER FINANCIAL DATA:
  Ratio of earnings to combined fixed charges and preferred stock dividends.................           --
  Capital expenditures, excluding cost of acquisitions......................................          N/A

OTHER DATA:
  Ending cellular subscribers (at period end)...............................................          178,751
  Cellular penetration (at period end)......................................................              7.5%
  Cellular churn............................................................................          N/A
  Average monthly revenue per cellular subscriber...........................................          N/A
  Cellular cell sites (at period end).......................................................              183

                                                                                               DECEMBER 31, 1998
                                                                                              --------------------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
BALANCE SHEET DATA:
  Property and equipment, net...............................................................       $   46,994
  Total assets..............................................................................          956,738
  Total debt................................................................................          607,000
  Stockholders' equity......................................................................          143,936

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF SYGNET (PREDECESSOR COMPANY)

    The following table sets forth certain historical consolidated financial data for Sygnet with respect to each of the four years in the period ended December 31, 1997 and for the period from January 1, 1998 through December 23, 1998. The selected historical consolidated financial data for the years ended December 31, 1994, 1995, 1996 and 1997 and for the period from January 1, 1998 through December 23, 1998 were derived from Sygnet's audited consolidated financial statements. You should read the information as set forth below in conjunction with "Use of Proceeds," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto that we include elsewhere in this prospectus.

    We define "earnings" as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest. For the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through December 23, 1998, Sygnet's earnings were insufficient to cover combined fixed charges and preferred stock dividends by $4.6 million, $22.7 million, and $14.5 million, respectively.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                          --------------------------------------------
                                                                            1994        1995        1996       1997
                                                                          ---------  -----------  ---------  ---------
                                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER
                                                                                             DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Subscriber revenue..................................................  $  11,312   $  17,191   $  31,785  $  55,154
    Roamer revenue......................................................      4,145       4,176       8,737     23,377
    Equipment sales.....................................................      1,172       1,529       2,417      4,323
    Other revenue.......................................................      1,420       1,681       1,607      1,680
                                                                          ---------  -----------  ---------  ---------
  Total revenue.........................................................     18,048      24,577      44,546     84,534
  Costs and expenses:
    Cost of services....................................................      3,452       3,366       5,258      8,948
    Cost of equipment sales.............................................      1,624       4,164       5,816      9,663
    General and administrative..........................................      4,467       5,564       9,852     16,976
    Selling and marketing...............................................      2,555       3,082       6,080     10,841
    Merger related costs................................................     --          --          --         --
    Depreciation and amortization.......................................      2,639       3,487      10,039     28,719
                                                                          ---------  -----------  ---------  ---------
    Total costs and expenses............................................     14,737      19,663      37,045     75,147
                                                                          ---------  -----------  ---------  ---------
  Operating income......................................................      3,311       4,914       7,501      9,387
    Interest expense....................................................       (988)     (2,660)    (11,174)   (29,902)
    Merger related costs................................................     --          --          --         --
    Other expense, net..................................................       (601)       (304)       (195)      (101)
                                                                          ---------  -----------  ---------  ---------
    Income (loss) before extraordinary item.............................      1,722       1,950      (3,868)   (20,616)
    Extraordinary loss on extinguishment of debt........................     --          --          (1,420)    --
                                                                          ---------  -----------  ---------  ---------
    Net income (loss)...................................................  $   1,722   $   1,950   $  (5,288) $ (20,616)
                                                                          ---------  -----------  ---------  ---------
                                                                          ---------  -----------  ---------  ---------
    Dividends and accretion on preferred stock..........................     --          --            (718)    (2,122)
                                                                          ---------  -----------  ---------  ---------
    Net income (loss) applicable to common stockholders.................  $   1,722   $   1,950   $  (6,006) $ (22,738)
                                                                          ---------  -----------  ---------  ---------
                                                                          ---------  -----------  ---------  ---------
    Net income (loss) per share applicable to common stockholders:
      Before extraordinary item.........................................                          $    (.74) $   (2.93)
      Extraordinary item................................................                               (.23)    --
                                                                                                  ---------  ---------
      Net income loss per share applicable to common stockholders.......                          $    (.97) $   (2.93)
                                                                                                  ---------  ---------
                                                                                                  ---------  ---------
OTHER FINANCIAL DATA:
  Ratio of earnings to combined fixed charges and preferred stock
    dividends...........................................................       2.60x       1.67x     --         --
  Capital expenditures, excluding cost of acquisitions..................  $   5,793   $   9,056   $  10,050  $  25,576
OTHER DATA:
  Ending cellular subscribers (at period end)...........................     24,124      44,665     106,574    142,934
  Cellular penetration (at period end)..................................       3.3%        4.4%        4.5%       6.0%
  Cellular churn........................................................       1.5%        1.4%        1.3%       1.3%
  Average monthly revenue per cellular subscriber.......................  $      45   $      46   $      42  $      36
  Cellular sites (at period end)........................................         24          41         114        163


                                                                                          DECEMBER 31,
                                                                          --------------------------------------------
                                                                            1994        1995        1996       1997
                                                                          ---------  -----------  ---------  ---------
                                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Property and equipment, net...........................................  $  14,084   $  21,049   $  43,959  $  53,007
  Total assets..........................................................     27,418      79,618     344,178    340,986
  Total debt............................................................     18,264      69,500     312,250    305,500
  Mandatory redeemable preferred stock..................................     --          --          19,718     --
  Stockholders' equity (deficit)........................................      4,769       4,286      (1,982)    19,218

                                                                             PERIOD FROM
                                                                           JANUARY 1, 1998
                                                                               THROUGH
                                                                          DECEMBER 23, 1998
                                                                          -----------------

STATEMENT OF OPERATIONS DATA:
  Revenue:
    Subscriber revenue..................................................      $  64,786
    Roamer revenue......................................................         28,035
    Equipment sales.....................................................          5,794
    Other revenue.......................................................          1,653
                                                                               --------
  Total revenue.........................................................        100,268
  Costs and expenses:
    Cost of services....................................................          9,433
    Cost of equipment sales.............................................         10,444
    General and administrative..........................................         19,796
    Selling and marketing...............................................         12,327
    Merger related costs................................................          1,884
    Depreciation and amortization.......................................         27,498
                                                                               --------
    Total costs and expenses............................................         81,382
                                                                               --------
  Operating income......................................................         18,886
    Interest expense....................................................        (27,895)
    Merger related costs................................................         (5,206)
    Other expense, net..................................................           (319)
                                                                               --------
    Income (loss) before extraordinary item.............................        (14,534)
    Extraordinary loss on extinguishment of debt........................         --
                                                                               --------
    Net income (loss)...................................................      $ (14,534)
                                                                               --------
                                                                               --------
    Dividends and accretion on preferred stock..........................         --
                                                                               --------
    Net income (loss) applicable to common stockholders.................      $ (14,534)
                                                                               --------
                                                                               --------
    Net income (loss) per share applicable to common stockholders:
      Before extraordinary item.........................................          (1.58)
      Extraordinary item................................................         --
                                                                               --------
      Net income loss per share applicable to common stockholders.......          (1.58)
                                                                               --------
                                                                               --------
OTHER FINANCIAL DATA:
  Ratio of earnings to combined fixed charges and preferred stock
    dividends...........................................................         --
  Capital expenditures, excluding cost of acquisitions..................      $  13,654
OTHER DATA:
  Ending cellular subscribers (at period end)...........................            N/A
  Cellular penetration (at period end)..................................            N/A
  Cellular churn........................................................           1.4%
  Average monthly revenue per cellular subscriber.......................      $      35
  Cellular sites (at period end)........................................            183

                                                                            DECEMBER 23,
                                                                                1998
                                                                          -----------------

BALANCE SHEET DATA:
  Property and equipment, net...........................................      $  51,035
  Total assets..........................................................        329,580
  Total debt............................................................        308,500
  Mandatory redeemable preferred stock..................................         --
  Stockholders' equity (deficit)........................................          4,684

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma consolidated statement of operations has been prepared to give effect to the following transactions:

    - our acquisition of Sygnet

    - the $145.0 million equity contribution from Dobson Communications

    - the incurrence of $407.0 million of bank debt

    - our sale of $200.0 million of 12 1/4% senior notes, and purchase of $67.7 million of U.S. government securities

    - repayment of all indebtedness outstanding under Sygnet's bank facility

    - repurchase of all of Sygnet's outstanding 11 1/2% senior notes

    - $25.0 million sale of towers from Sygnet to Dobson Tower Company, and the leaseback of those towers from Dobson Tower Company to Sygnet

    The statement of operations for the year ended December 31, 1998 give effect to these transactions as if they occurred on January 1, 1998. We have accounted for our acquisition of Sygnet using the purchase method of accounting. The purchase price was allocated as follows (in thousands):

Purchase price for Sygnet common stock...........................  $ 337,500
Sygnet indebtedness assumed......................................    309,000
                                                                   ---------
  Total purchase price...........................................  $ 646,500
                                                                   ---------
                                                                   ---------

Current assets...................................................  $  37,400
Property, plant and equipment....................................     47,000
Cellular license costs...........................................    710,800
Other assets.....................................................     45,900
Current liabilities..............................................    (13,100)
Deferred tax liabilities.........................................   (181,500)
                                                                   ---------
                                                                   $ 646,500
                                                                   ---------
                                                                   ---------

    We are aware of no unresolved matters that will materially impact the purchase price allocation presented in this registration statement.

    We have prepared the unaudited pro forma consolidated statement of operations on the basis of certain assumptions that we believe are reasonable. The unaudited pro forma consolidated statement of operations does not give effect to certain cost savings that we will seek to obtain following the Sygnet acquisition.

    Our unaudited pro forma consolidated statement of operations and the related notes are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the transactions been completed on the dates indicated or that may be expected to occur in the future. You should read the unaudited pro forma consolidated statement of operations and notes thereto in conjunction with "Selected Consolidated Financial and Other Data of Dobson/Sygnet," "Selected Consolidated Financial and Other Data of Sygnet," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Markets and Systems" and the historical financial statements and notes thereto that we include elsewhere in this prospectus.

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                     YEAR ENDED DECEMBER 31, 1998
                                                      ----------------------------------------------------------
                                                                     SYGNET (THE
                                                                     PREDECESSOR                    THE COMPANY
                                                      DOBSON/SYGNET   COMPANY)      ADJUSTMENTS      PRO FORMA
                                                      -------------  -----------  ---------------  -------------
                                                                        (DOLLARS IN THOUSANDS)
OPERATING REVENUE:
  Subscriber revenue................................    $   1,563     $  64,786   $     --          $    66,349
  Roaming revenue...................................          664        28,035         --               28,699
  Equipment sales...................................          191         5,794         --                5,985
  Other revenue.....................................       --             1,653         --                1,653
                                                      -------------  -----------  ---------------  -------------
    Total operating revenue.........................        2,418       100,268         --              102,686
                                                      -------------  -----------  ---------------  -------------
OPERATING EXPENSES:
  Cost of Services..................................          160         9,433          832(1)          11,609
                                                                                       1,184(2)
  Equipment.........................................          369        10,444         --               10,813
  Marketing and selling.............................          464        12,327        2,603(1)          15,394
  General and administrative........................          613        19,796       (3,435)(1)         16,974
  Merger related costs..............................       --             1,884       (1,884)(3)        --
  Depreciation and amortization.....................        1,662        27,498       43,901(2)          72,139
                                                                                        (922)(4)
                                                      -------------  -----------  ---------------  -------------
    Total operating expenses........................        3,268        81,382       42,279            126,929
                                                      -------------  -----------  ---------------  -------------
OPERATING INCOME (LOSS).............................         (850)       18,886      (42,279)           (24,243)
                                                      -------------  -----------  ---------------  -------------
  Interest expense..................................         (886)      (27,895)     (34,493)(5)        (63,274)
  Merger related costs..............................       --            (5,206)       5,206            --
  Other expense, net................................           20          (319)        --                 (299)
                                                      -------------  -----------  ---------------  -------------
LOSS BEFORE INCOME TAXES............................       (1,716)      (14,534)     (71,566)           (87,816)
INCOME TAX BENEFIT..................................          652        --           32,718(6)          33,370
                                                      -------------  -----------  ---------------  -------------
NET LOSS............................................    $  (1,064)    $ (14,534)  $  (38,848)       $   (54,446)
                                                      -------------  -----------  ---------------  -------------
                                                      -------------  -----------  ---------------  -------------

------------------------------
(1) This reclassifies certain operating expenses to conform with our presentation.

(2) This reflects the impact of the elimination of the depreciation related to the sale of the towers and the estimated increase in rental expense attributable to the leases, pursuant to Sygnet's sale of towers to Dobson Tower Company and the leaseback of those towers from Dobson Tower Company to Sygnet.

(3) This eliminates costs that Sygnet incurred related to the consummation of the Sygnet acquisition.

(4) This reflects the additional depreciation and amortization resulting from the allocation of the purchase price to property and equipment, cellular license acquisition costs and intangible assets. We depreciate property and equipment over two to ten years, cellular license acquisition costs over 15 years and intangible assets over five to ten years. We base the 15 year period we use for cellular license acquisition costs primarily on our internal analysis of the recovery period for our cellular investments, which indicates that we will recover such costs through operations over a period of not more than 15 years. Other factors considered include the competitive nature of the cellular industry, the rate of technological change and risk of obsolescence, and the specific terms and characteristics of the licenses. See "Risk Factors--We face intense competition in our business" and "--Our business is affected by rapid and significant technological changes."

(5) This reflects:

    - the $27.9 million of interest expense (including $1.1 million of amortization of deferred financing costs) associated with indebtedness of the Sygnet notes and the Sygnet bank facility which was repaid as a part of our acquisition of Sygnet and its related financing,

    - $24.0 million of interest expense relating to the $200 million principal amount of the old notes,

    - $33.4 million of interest expense relating to the $407 million of borrowings under our new bank facilities (assuming a weighted average interest rate of 8.38%),

    - $.1 million of interest expense relating to the unused principal amount of our new bank facilities (assuming a commitment fee of .5%),

    - $3.8 million of amortization of deferred financing costs relating to the estimated $38.7 million of debt issuance costs that we incurred in connection with our offering of the old notes and

    - $1.2 million of amortization of deferred financing costs relating to the estimated $10.8 million of debt issuance costs that we incurred in connection with our new bank facilities.

(6) To reflect the adjustment to income tax expense for the effects of the Sygnet acquisition and its related transactions, including an income tax benefit for Sygnet's pro forma pre-tax loss during the period, assuming a 38% effective tax rate. A tax benefit has been recognized in the pro forma statement of operations due to the net deferred tax liabilities created in the Sygnet acquisition.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Through Sygnet, we own and operate cellular telephone systems serving a large cluster of properties with a population of approximately 2.4 million and 178,751 subscribers located in northeastern Ohio, western Pennsylvania and western New York. Our cellular systems are located in Youngstown, Ohio and Erie, Pennsylvania, and in primarily rural and suburban areas between the Cleveland, Akron-Canton, Pittsburgh, Buffalo and Rochester metropolitan areas. The following discussion and analysis is of the historical financial condition and results of Sygnet's operations. You should read this section conjunction with Sygnet's consolidated financial statements and the notes appearing elsewhere in this prospectus.

    Sygnet's acquisition of the FCC licenses and related systems for Pennsylvania 1 RSA, Pennsylvania 2 RSA, Pennsylvania 6 RSA, Pennsylvania 7 RSA and New York 3 RSA (the "Horizon Acquisition") in October 1996 significantly affected its operating results. The systems Sygnet acquired in the Horizon Acquisition for $252.9 million serve contiguous markets representing approximately 1.4 million Pops in western Pennsylvania and New York.

    Our revenues primarily consist of:

    - service revenue, which includes charges to our subscribers for access and usage;

    - roaming revenue, which includes charges to other cellular providers for providing service to their subscribers in our service areas; and

    - equipment revenue, from sales of cellular telephone equipment.

    Average revenue per minute has declined in our industry, as competition among service providers has led to reductions in rates for airtime, subscriptions and other charges, and we expect this trend to continue. We believe that the impact of this trend will be mitigated by increases in the number of cellular telecommunications subscribers and the number of minutes of usage per subscriber. We have also seen a broad trend in the wireless telecommunications industry of declining average revenue per subscriber. We believe that the downward trend is primarily the result of the addition of new lower usage customers who utilize cellular services for personal convenience, security or as a backup for their traditional landline telephone. Although Sygnet experienced a decline in average revenue per subscriber, we have introduced new pricing plans, which have increased its number of subscribers.

    Roaming accounted for 27.7% and 28.0% of Sygnet's revenue for the years ended December 31, 1997 and 1998, respectively. While the industry trend is to reduce roaming rates, we believe that Sygnet's roaming rates are generally lower than rates offered by others in or near its systems. However, we cannot assure you that this trend will not materially impact us in the future. On a pro forma basis giving effect to the Horizon Acquisition, roaming yield (roamer service revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes of use) was $.65, $.64 and $.63 per minute for the years ended December 31, 1996, 1997 and 1998, respectively.

    Our primary operating expense categories include:

    - cost of service and equipment,

    - marketing and selling costs,

    - general and administrative costs, and

    - depreciation and amortization.

    Cost of service consists primarily of costs associated with billing, amounts paid for interconnection and call delivery and amounts paid to third-party cellular providers for providing service to Sygnet's subscribers when roaming, offset by the amount billed to Sygnet's subscribers. Changes in the interconnection charge rate structure imposed by the FCC or mandated by the Telecommunications Act may have a material impact on us. See "Business--Regulation."

    Cost of equipment represents the cost associated with telephone equipment and accessories sold to customers. In recent years, Sygnet and other cellular companies have increased the use of discounts on phone equipment and free phone promotions, as competition between service providers has intensified. As a result, Sygnet has incurred, and expects to continue to incur, losses on equipment sales, which have affected marketing and selling costs per gross additional cellular subscriber. While we expect to continue these discounts and promotions, we believe that the use of such promotions will lead to increased revenue from increases in the number of cellular subscribers.

    Marketing and selling costs primarily consist of advertising costs and compensation paid to sales personnel and independent agents and retail store operations' costs. We pay commissions to direct sales personnel primarily for the amount of new business generated. Independent sales agents receive commissions for generating new sales and ongoing sales to existing customers.

    General and administrative costs include all infrastructure costs such as customer support, collections, corporate administration, costs to maintain and operate cell sites and customer retention costs.

    Depreciation and amortization relates primarily to switching and cell site equipment, customer lists and license costs.

RESULTS OF OPERATIONS FOR SYGNET (PREDECESSOR COMPANY)

PERIOD FROM JANUARY 1, 1998 TO DECEMBER 23, 1998 COMPARED TO YEAR ENDED DECEMBER
  31, 1997

    For purposes of the following analysis of the results of operations, we have considered the period from January 1, 1998 to December 23, 1998 as the year ended 1998. Activity from December 24, 1998 to December 31, 1998 is not material to the comparability of 1998 to 1997. We have expanded our discussions related to Depreciation and Amortization, and Interest Expense (Net) to explain the impact of our acquisition of Sygnet and its related financing.

    REVENUE. For 1998, Sygnet's total revenue increased 18.6% to $100.3 million, from $84.5 million in 1997. The growth in revenue resulted from of continued growth of the subscriber base and increased roaming revenue generated by additional usage.

    Subscriber revenue grew 17.6% to $64.8 million for 1998 from $55.2 million in 1997 mainly as a result of continued subscriber growth, despite a decline in average revenue per subscriber. Sygnet's number of subscribers increased by 26.1% to 178,751 at December 31, 1998 from 142,954 at December 31, 1997 due to internal growth. On a per subscriber basis, average monthly subscriber revenue per subscriber declined by 7.1% to $34.97 for 1998 from $37.63 during 1997. This was due to competitive market pressures, continuing promotional activity and the changing mix of subscribers reflecting increasing levels of subscribers who purchase less expensive rate plans that include packaged minutes of use.

    Roaming revenue grew 19.9% to $28.0 million during 1998 compared to $23.4 million in 1997. This increase was mainly a result of increased roaming traffic throughout all of Sygnet's systems which more than offset the decline in roaming revenue per minute of use. Roaming minutes of use increased by 24.8% to $45.7 million for 1998 from 36.6 million for the comparable period in 1997. Roaming revenue per minute, including toll, for 1998 decreased to $0.63 from $0.64 for the comparable period in 1997. The decrease resulted primarily from reductions in rates with other roaming partners.

    Equipment sales revenue increased 34.0% to $5.8 million for 1998 from $4.3 million in the comparable period in 1997. This increase resulted mainly from an increased number of telephones and accessories sold to new customers as well as from additional sales of equipment to existing customers for retention purposes for which credits are given on the sales price and reflected in general and administrative costs. The increase in the number of phones that we sold to agents also contributed to the increase.

    COST OF SERVICES. Cost of services increased 5.4% to $9.4 million for 1998 from $8.9 million for 1997. This increase resulted mainly from an increase in home subscriber net roaming costs as well as increased billing and call delivery expenses associated with the growth in the subscriber base. Lower costs to Sygnet for long distance charges and the elimination of costs associated with a terminated switching agreement partially affect this increase. As a percentage of total revenue, cost of services was 9.4% for 1998 compared to 10.6% for the same period in 1997.

    COST OF EQUIPMENT SALES. Cost of equipment sales increased 8.1% to $10.4 million for 1998 from $9.7 million in 1997. This increase resulted mainly from an increased number of telephones and accessories we have sold to existing subscribers, as well as the number of phones we have sold to agents.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs increased 16.6% to $19.8 million for 1998 from $17.0 million in 1997. This increase resulted mainly from the growth in the subscriber base which caused an increase in compensation and increased customer retention costs due to competitive pressures. As a percentage of total revenues, general and administrative expense was 19.7% for 1998 compared to 20.1% in 1997.

    SELLING AND MARKETING COSTS. Selling and marketing costs increased 13.7% to $12.3 million for 1998 from $10.8 million in 1997. This increase resulted mainly from an increase in new subscribers added period to period which caused higher compensation and commission expenses as well as an increase in advertising and promotional expenses.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased 4.3% to $27.5 million for 1998 from $28.7 million for the comparable period in 1997. The decrease resulted from the full depreciation of certain assets. For 1998, Sygnet incurred $13.7 million in capital expenditures, primarily for cell site and system enhancements. The acquisition of Sygnet will materially impact depreciation and amortization expense. When giving effect to our acquisition of Sygnet and its related financing, the pro forma depreciation and amortization expense for 1998 is approximately $70.5 million. The additional pro forma depreciation and amortization over Sygnet's historical depreciation and amortization is primarily due to the amortization of cellular licenses.

    INTEREST EXPENSE, NET. Interest expense decreased 6.7% to $27.9 million for 1998 from $30.0 million for the comparable period in 1997. This decrease resulted primarily from a lower level of borrowing due to the repayment of certain indebtedness with the proceeds from the sale of common stock. The acquisition of Sygnet will materially impact interest expense. When giving effect to our acquisition of Sygnet and its related financing, the pro forma interest expense for 1998 is approximately $62.2 million. The additional pro forma interest expense over Sygnet's historical interest expense results from the additional debt incurred as a result of the acquisition.

    NET OPERATING LOSSES. At December 31, 1998, we had net operating loss carryforwards of approximately $45 million. Sygnet had not previously recognized deferred tax assets in excess of deferred tax liabilities. This was based primarily on the history of net losses experienced by Sygnet. Upon consummation of our acquisition of Sygnet, we have deferred tax liabilities in excess of deferred tax assets.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUE. For 1997, Sygnet's total revenue increased 89.8% to $84.5 million from $44.5 million for 1996. The growth in revenue resulted from both the Horizon Acquisition, which occurred on October 9, 1996, and continued growth of the subscriber base.

    Subscriber revenue grew by 75.5% to $55.2 million for 1997 from $31.8 million for 1996 mainly as a result of the Horizon Acquisition and continued subscriber growth. Subscriber revenue, on a pro forma basis giving effect to the Horizon Acquisition, would have grown by 20.2% due to growth in the subscriber base, offset by a decline in average revenue per subscriber. Sygnet's subscribers grew by 34.1% to 142,934 at December 31, 1997 from 106,574 at December 31, 1996 due mainly to internal growth. On a pro forma basis giving effect to the Horizon Acquisition, average monthly revenue per subscriber would have declined by 4.5% to $37.63 during 1997 from $39.38 in 1996. This was due to the changing mix of subscribers reflecting increasing levels of subscribers purchasing less expensive rate plans that include limited free minutes of use, increased promotional activity and competitive market pressures.

    Roamer revenue increased 167.6% to $23.4 million during 1997 from $8.7 million for 1996. This increase resulted mainly from the Horizon Acquisition as well as from increased roaming traffic throughout all of Sygnet's systems. On a pro forma basis giving effect to the Horizon Acquisition, roamer revenue would have grown by 9.9% due to a greater volume of roaming traffic offset by a reduction in roaming revenue per minute. Roaming revenue per minute for 1997 would have decreased to $0.64 from $0.65 for 1996 on a pro forma basis giving effect to the Horizon Acquisition mainly as a result of reductions in roaming rates with roaming partners.

    Equipment sales increased 78.9% to $4.3 million for 1997 compared to $2.4 million for 1996. This increase resulted mainly from the Horizon Acquisition, an increased number of telephones and accessories distributed as new subscriber acquisitions increased, as well as from additional sales of equipment to existing customers. On a pro forma basis giving effect to the Horizon Acquisition, equipment sales for 1997 would have increased 12.4% over 1996.

    COST OF SERVICES. Cost of services increased 70.2% to $8.9 million during 1997 from $5.3 million for 1996 due mainly to the Horizon Acquisition. On a pro forma basis giving effect to the Horizon Acquisition, cost of services for 1997 would have increased by 2.6% from 1996. This increase resulted mainly from an increase in billing, call delivery and roaming costs associated with the growth in the subscriber base, partially offset by lower rates for interconnection and long distance charges. As a percentage of total revenues, on a pro forma basis giving effect to the Horizon Acquisition, cost of services was 10.6% in 1997 compared to 12.4% in 1996.

    COST OF EQUIPMENT SALES. Cost of equipment sales increased 66.2% to $9.7 million for 1997 from $5.8 million in 1996. This increase resulted mainly from the Horizon Acquisition and from an increased number of telephones and accessories distributed as new subscriber acquisitions increased. Sales of equipment to existing subscribers also contributed to a portion of this increase. On a pro forma basis giving effect to the Horizon Acquisition, cost of equipment sales for 1997 would have increased 18.6% over 1996. As a percentage of total revenues, on a pro forma basis giving effect to the Horizon Acquisition, cost of equipment sales was 11.4% in 1997 compared to 11.5% in 1996.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs grew 72.3% to $17.0 million in 1997 from $9.9 million in 1996. This increase resulted primarily from the Horizon Acquisition and from an increase in costs due to internal growth. On a pro forma basis giving effect to the Horizon Acquisition, general and administrative expenses for 1997 would have increased 19.8% over 1996. This increase resulted mainly from an increase in compensation, customer retention, occupancy and maintenance expenses associated with the growth in the subscriber base as well as the additional cell sites added during 1997. As a percentage of total revenues, on a pro forma basis giving effect to the Horizon Acquisition, general and administrative expense would have been 19.8% in 1997 compared to 20.0% in 1996.

    SELLING AND MARKETING COSTS. Selling and marketing costs grew 78.3% to $10.8 million for 1997 from $6.1 million in 1996. This increase resulted from the Horizon Acquisition and from a higher level of new subscribers added period to period. On a pro forma basis giving effect to the Horizon Acquisition, selling and marketing costs grew by 12.3% and selling and marketing cost per gross new subscriber decreased to

$291 in 1997 from $324 in 1996 reflecting a decrease in cost of telephone and accessories in addition to improved operating efficiencies. As a percentage of total revenues, on a pro forma basis giving effect to the Horizon Acquisition, selling and marketing costs grew by 12.8% in 1997 compared to 13.7% in 1996.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $28.7 million for 1997 from $10.0 million in 1996. Depreciation on higher levels of fixed assets resulting from the Horizon Acquisition, and purchases of equipment to enhance systems in existing markets, and amortization of the license acquired in the Horizon Acquisition contributed to this increase. The amortization of the acquired cellular licenses and subscriber lists contributed $10.3 million to this increased amortization. For 1997, the Company spent $25.6 million in capital expenditures, primarily for new cell sites, cell site conversions, and system growth.

    INTEREST EXPENSE, NET. Interest expense increased to $29.9 million in 1997 from $11.2 million in 1996. This increase resulted primarily from increased borrowings associated with the Horizon Acquisition.

IMPACT OF YEAR 2000 ISSUE

    The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the year 2000 or process data that includes it, potentially causing data miscalculations, inaccuracies, operational malfunctions or failures.

    In April 1998, our parent, Dobson Communications, established a multi-disciplined team to perform a Year 2000 impact analysis for Dobson Communications and its subsidiaries. The team consists of representatives from each line of business of Dobson Communications and its subsidiaries, as well as representatives from key corporate departments. The team is headed by a full-time Year 2000 compliance manager. The team created a Year 2000 assessment methodology which brought a structured approach to the assessment and management reporting process, as well as disaster recovery approach.

    To date, we have completed an inventory of our automated systems and services and an impact analysis that identified significant risk areas by line of business, specific compliance requirements and costs and estimated completion dates for affected systems. We also have contacted all of the vendors of products and services that we believe are critical to our operations. We have received notification of Year 2000 compliance either directly in writing, in contracts, or by accessing Year 2000 information available at the vendors' Web sites. All of these vendors have provided some type of assurance that their products will be Year 2000 compliant. However, not all have provided us expressly with a "Year 2000 Compliance Statement" and/or a "Year 2000 Warranty." Our focus with our vendors has been directed toward gaining assurances of Year 2000 compliance in the form of documented Year 2000 planning and testing and third party audits.

    From an information systems standpoint, we have historically relied on outsourcing relationships for most of our business and operational support applications. In addition, we use packaged software from outside vendors for those applications that we have not outsourced. As a result, we have focused on identifying third party systems and services that are not currently Year 2000 compliant and oversight of third party compliance efforts.

    Our impact analysis revealed that for most of our information systems, services and telecommunications infrastructure, Year 2000 compliant versions will be included as a part of existing maintenance and/or service agreements at no additional cost to us and should be in place and tested by the second quarter of 1999. However, we have two critical systems that will not be replaced until third quarter 1999. Those systems are one Ericsson switching system in New York and portions of our ITDS billing system. The Ericsson switching equipment will be replaced with Year 2000 compliant Nortel equipment. We expect to complete this replacement in the third quarter of 1999. In the first quarter of 1999, we decided to replace our current billing system vendor, ITDS, with a new vendor, H.O. Systems, which is Year 2000 compliant.

We are in the process of implementing the H.O. Systems software throughout our markets and expect to complete the implementation in the third quarter of 1999. We estimate total costs of approximately $.25 million to upgrade or replace those systems that are not Year 2000 compliant and will not be upgraded through existing maintenance or service agreements.

    The estimated costs for Year 2000 compliance do not include the costs of upgrading the New York system or replacing the billing vendor. We made those decisions for business reasons outside of the Year 2000 issue and would have made them regardless of whether the systems currently in place were Year 2000 compliant. All of our automated systems and services are or will be Year 2000 compliant by the end of the third quarter of 1999.

    We have developed contingency planning in two parts. First, in the event that a product or service is not compliant by the end of the second quarter of 1999, where feasible, we have identified alternate compliant products or services that can replace them. Second, we have developed a disaster recovery plan to address possible disruptions to operations after the rollover to the Year 2000. This plan will be completed by the end of 1999.

    We will continue to analyze systems and services that utilize date-embedded codes that may experience operational problems when the Year 2000 is reached. We will continue communicating with third party vendors of systems software and equipment, suppliers of telecommunications capacity and equipment, roaming partners customers and others with whom we do business to coordinate Year 2000 compliance. To further mitigate risks, if a critical vendor does not provide adequate assurance that its product is Year 2000 compliant through test plans, test results or third party audit results, we will either replace the product with one that has provided proof of compliance or will conduct our own Year 2000 tests.

    In the event any of our vendors has represented that it is Year 2000 compliant and, in fact, it is not, we would have no recourse against this vendor other than an action for damages for either breach of contract or, in the absence of a contractual obligation, for negligence if we could establish that the vendor had a legal duty to us to be Year 2000 compliant. If we are unable to provide systems and services to our customers, because either our own systems or those of our vendors are not Year 2000 compliant, our reasonably likely worst case scenario is that we would experience a reduction in our operating revenues which could adversely affect our ability to meet our operating and financial obligations, including our obligations with respect to the notes.

LIQUIDITY AND CAPITAL RESOURCES

    We are a holding company with no direct operations and no significant assets other than the stock of our subsidiaries. We depend on the cash flows of our subsidiaries to meet our obligations, including our obligations to pay interest and principal on our indebtedness. Our subsidiaries are separate legal entities that have no obligation to pay any amounts owed by us or to make any funds available to us. The ability of our subsidiaries to distribute funds to us is and will be restricted by the terms of existing and future indebtedness including our credit facilities. See "Risk Factors--We depend on distributions from our subsidiaries. The notes are effectively subordinated to outstanding obligations of our subsidiaries."

    At December 31, 1998, we had working capital of $33.9 million (a ratio of current assets to current liabilities of 2.4:1) and an unrestricted cash balance of $20.3 million.

    Our cash provided by operating activities in 1998 was $5.2 million. This resulted primarily from our operating loss offset by depreciation and amortization and accruals for expenses. Our cash used in investing activities in 1998 was $590.9. This resulted primarily from our acquisition of Sygnet. Our cash provided by financing activities in 1998 was $605.9. This is primarily the result of the proceeds from our bank credit facilities and the sale of the notes.

    Sygnet has historically relied on internally generated funds to fund debt service and a substantial portion of its capital expenditures. Bank credit facilities and equity issuances have been used for additional support of capital expenditure programs and to fund acquisitions.

    Sygnet's net cash provided by operating activities was $10.8 million for the period from January 1, 1998 to December 23, 1998 compared to $9.4 million for the comparable period in 1997. The increase was primarily the result of the increase in operating income, offset somewhat by a decrease in net working capital. Net cash provided by operating activities was $9.4 million for 1997 compared to $14.8 million for 1996. This decrease from 1996 to 1997 was primarily due to interest paid of $30.0 million in 1997 compared to $4.7 million in 1996, which was offset significantly by the increase in revenue due to growth in subscribers.

    Sygnet's net cash used in investing activities was $13.2 million for the period from January 1, 1998 to December 23, 1998 compared to $25.8 million for the comparable period in 1997. In 1998, this activity reflects decreased levels of purchases of property and equipment primarily for system buildout in addition to proceeds of $300,000 associated with the sale of an undeveloped patent to an officer/shareholder of Sygnet. In 1997, this activity reflects final payments made in connection with the Horizon Acquisition and the completion of the buildout of the system acquired in the Horizon Acquisition. Net cash used in investing activities, which totaled $25.8 million and $264.2 million for the years ended December 31, 1997 and 1996, respectively, principally related to the system buildout in 1997, the Horizon Acquisition in 1996 and capital expenditures required to support the growth of the business.

    Sygnet's net cash provided by financing activities was $3.0 million for the period from January 1, 1998 to December 23, 1998 compared to $15.0 million provided by financing activities for the comparable period in 1997 as the combination of reduced capital expenditures and increased cash flow from operating activities reduced the need for outside financing. In 1997, this activity included $43.6 million in net proceeds from the sale of Sygnet's common stock which were used primarily to redeem the remaining outstanding preferred stock and to reduce amounts outstanding under Sygnet's bank facility and fund capital expenditures. Net cash provided by financing activities was $15.0 million for 1997 compared to $251.2 million for 1996. The 1996 amount includes primarily funds received, net of financing cost, from the issuance of the Sygnet notes and preferred stock and borrowings under the Sygnet Bank Facility to fund acquisitions. Dividends of $.3 million were paid in 1996.

    We expect our capital expenditures to total approximately $15.6 million for 1999. Of the amount expected to be made in 1999, $7.9 million is expected to be made to upgrade the New York system to TDMA IS-136. The amount and timing of capital expenditures may vary depending on the rate at which we expand and develop our cellular systems and whether we consummate additional acquisitions. In addition, Sygnet expects to borrow $6.0 million under our new bank facilities to close the acquisition of Pennsylvania 2 RSA and additional amounts to pay any accrued interest under the Sygnet notes.

    Sygnet's new bank facilities aggregate $430.0 million, consisting of a $50.0 million revolving credit facility and $380.0 million of term loan facilities. As of December 31, 1998 we had $407.0 million outstanding under the facilities at a weighted average interest rate of 8.9%. No principal amounts are due under the facilities until 1999. Obligations under our new facilities are secured by a pledge of the capital stock of Sygnet's subsidiary as well as a lien on substantially all of the assets of Sygnet and its operating subsidiary. The New Bank Facilities require that we maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding Sygnet's ability to meet its debt service obligations. To date, we believe that we have maintained the required financial ratios. See "Description of Certain Indebtedness." The ability of Sygnet to borrow under our new bank facilities will be limited by the requirement that, on a quarterly basis beginning December 31, 2000, the amount available under our new bank facilities will reduce until they terminate. The $200.0 million senior notes bear an interest rate of 12.25% and mature in 2008. We used approximately $67.7 million of the net proceeds to purchase securities pledged to secure the first six semi-annual interest payments, which begin June 15, 1999.

    Subsequent to our acquisition of Sygnet, we entered into an interest rate swap which has effectively fixed the interest on $110 million of the principal outstanding on our new credit facilities at 8.9%. The term of the interest rate swap is 24 months.

    As part of our acquisition of Sygnet and its related financing, Sygnet sold to Dobson Tower Company, a wholly owned subsidiary of Dobson Communications Corporation, substantially all of the towers owned by Sygnet for $25.0 million. Dobson Tower Company has leased these towers back to Sygnet under an operating lease. The lease is for an initial term of five years, with annual lease payments of approximately $1.6 million.

    Although we cannot provide you any assurance, we believe that, assuming successful implementation of our strategy, including the further development of Sygnet's cellular systems and significant and sustained growth in Sygnet's cash flow, borrowings under our new bank facilities and cash flow from operations, will be sufficient to fund the acquisition of Pennsylvania 2 RSA to satisfy our capital expenditure, working capital and debt service obligations for the next twelve months. However, we will need to refinance our new bank facilities and the notes at their maturities. Our ability to do so will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its indebtedness and other factors, including market conditions beyond our control. See "Risk Factors--We will need to refinance our indebtedness at maturity or we will need to sell assets to meet our financial obligations." The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, the demand for our services and regulatory, technological and competitive developments. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of equity or debt securities. We cannot assure you that any such financing will be available on acceptable terms or at all.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our primary market risk relates to changes in interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, including interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. The objective of our financial risk management is to minimize the negative impact of interest rate fluctuations on our earnings and equity. Subsequent to December 31, 1998 we entered into an interest rate swap on $110.0 million of the principal outstanding on our new credit facilities. Losses on the interest rate swap, if incurred, will be reflected in income.

    The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The estimated fair values of our total long-term fixed rate and our variable-rate debt are shown in Note 13 to Notes to Consolidated Financial Statements. Based on our market risk sensitive instruments outstanding at December 31, 1998, we have determined that there was no material market risk exposure to our consolidated financial position, results of operations or cash flows as of such date.

                                    BUSINESS

GENERAL

    We are a wholly owned subsidiary of Dobson Communications. On December 23, 1998, we acquired Sygnet. Sygnet is our predecessor company and its operations currently are our only business. Through Sygnet, we own and operate rural and suburban cellular telephone systems serving a single large cluster of properties that includes a population of approximately 2.4 million, with 178,151 subscribers in northeastern Ohio, western Pennsylvania and western New York. The cluster includes Youngstown, Ohio, Erie, Pennsylvania, and suburban and rural areas between the Cleveland, Akron-Canton, Pittsburgh, Buffalo and Rochester metropolitan areas. We are a wholly owned subsidiary of Dobson Communications.

SYGNET ACQUISITION AND RELATED FINANCING

    On December 23, 1998, we acquired all of the outstanding capital stock of Sygnet for $337.5 million. In order to finance the Sygnet acquisition, we consummated the following transactions (the "Sygnet Transactions"):

    - we received an equity contribution of approximately $145.0 million from Dobson Communications (the "Equity Contribution");

    - we obtained a $430.0 million bank credit facility consisting of a $50.0 million reducing revolving credit facility and $380.0 million of term loans (together the "New Bank Facilities") and we used $407.0 million of these facilities;

    - we sold $200 million aggregate principal amount of our 12 1/4% senior notes, and used approximately $67.7 million to purchase a portfolio of U.S. government securities (the "Pledged Securities") that are pledged as security for the first six scheduled interest payments on the notes;

    - Sygnet repaid all indebtedness outstanding under its existing bank facility (the "Sygnet Bank Facility");

    - Sygnet repurchased (the "Sygnet Note Repurchase") all of its outstanding 11 1/2% senior notes; and

    - Sygnet sold substantially all of its owned cellular towers for $25.0 million to Dobson Tower Company, a wholly owned subsidiary of Dobson Communications Corporation, which leased the cellular towers back to Sygnet (the "Tower Sale Leaseback").

    Sygnet has grown rapidly through selective acquisitions and internal growth. Sygnet's markets are primarily rural and suburban and include a high concentration of expressway corridors that tend to have a significant amount of roaming activity in which customers of a cellular provider in a distant area use the cellular system of the provider in the current area while the customer is located in or roaming in the current area. Sygnet has roaming agreements with operators of cellular systems in adjoining metropolitan service areas and other metropolitan service areas which allow customers to roam at competitive prices which, in certain instances, are comparable to user rates charged by Sygnet in its license areas to its customers. Sygnet's has roaming agreements with AT&T Wireless, AirTouch and SBC Communications. Sygnet also has roaming agreements with PCS providers, such as AT&T Wireless and Sprint, to allow the PCS providers' customers with dual mode telephones with cellular and PCS capability to roam in certain Sygnet markets.

    Sygnet has established and maintained a strong and visible local presence. Sygnet's existing local management has continued to have day-to-day operating authority, with the flexibility to respond to individual market requirements and to foster a strong sense of customer service and community spirit. We expect to benefit from synergies resulting from Dobson Communications' centralization of certain functions such as control of pricing, customer service and marketing, systems design, engineering, purchasing, financial and administrative functions and from the consolidation of billing functions. For example, we expect to consolidate Sygnet's three regional call centers and one of Dobson Communication's existing call centers. In addition, we expect the Sygnet Acquisition to strengthen and expand Dobson Communication's and Sygnet's existing roaming partner relationships with AT&T Wireless.

    Sygnet's markets are primarily rural and suburban and include a high concentration of expressway corridors that tend to have a significant amount of roaming activity. Roaming revenue represented approximately 28.0% of Sygnet's total revenues for the year ended December 31, 1998. Sygnet has entered into roaming agreements with operators of cellular systems in adjoining MSAs and other MSAs which allow customers to roam at competitive prices which, in certain instances, are comparable to Sygnet's home area rates. Sygnet's principal roaming partners are AT&T Wireless, AirTouch and SBC Communications. Sygnet also has roaming agreements with PCS providers, such as AT&T Wireless and Sprint, to allow the PCS providers' customers with dual mode telephones to roam in certain Sygnet markets.

    We have identified four distinct markets in our cluster of cellular properties. Our Erie market is the Erie, Pennsylvania MSA. Our New York market is the New York 3 RSA. Our Pennsylvania market includes Pennsylvania 1, Pennsylvania 2, Pennsylvania 6 and Pennsylvania 7 RSAs. We have an agreement to purchase Pennsylvania 2 for $6.0 million. Since June 29, 1998, we have been operating Pennsylvania 2 under a management and lease agreement which will continue in effect until the FCC's grant of the license to the present owner of Pennsylvania 2 becomes final. At that time, we intend to consummate our purchase of Pennsylvania 2. Our Youngstown market includes the Youngstown, Ohio and Sharon, Pennsylvania MSAs and the Ohio 2 RSA. Sygnet owns all of the licenses for these markets except for Pennsylvania 2 RSA:

    In each of our markets, we determine our market penetration by dividing the number of our subscribers by the population included in the related FCC license area.

    The following table sets forth certain data with respect to our cellular markets as of December 31, 1998.

                                  TOTAL          TOTAL           MARKET          YEAR ACQUIRED
MARKETS                        POPULATION     SUBSCRIBERS      PENETRATION         BY SYGNET
-----------------------------  -----------  ---------------  ---------------  --------------------
Erie MSA.....................     282,300         29,013             10.3%            1995
New York 3 RSA...............     480,000         28,499              5.9%            1996
Pennsylvania.................     890,300         52,178              5.9%            1996
Youngstown...................     721,400         69,061              9.6%    1985, 1987 and 1991
                               -----------       -------              ---
  Total......................   2,374,000        178,751              7.5%
                               -----------       -------              ---
                               -----------       -------              ---

BUSINESS STRATEGY

    Our business strategy is to focus on integrating our operations with those of Dobson Communications, increasing our market penetration and further developing our cellular systems to sustain growth in cash flows. The following are the principal elements of our business strategy:

    INTEGRATE OPERATIONS WITH DOBSON COMMUNICATIONS. We intend to integrate our operations with Dobson Communication's existing cellular operations to achieve economies of scale. We believe that increased efficiencies will come from the centralized control of pricing, customer service and marketing, system design, engineering, purchasing, financial and administrative functions and from the consolidation of billing functions.

    EXPAND STRATEGIC RELATIONSHIPS. We intend to continue to maintain and expand strategic relationships with operators of wireless systems in major MSAs near our systems. These relationships include roaming agreements which allow Sygnet subscribers to use the system in the neighboring MSA or RSA at favorable rates. Under these agreements, the MSA or RSA operator's subscribers receive similar benefits roaming in our operating areas. We have roaming agreements with the dominant cellular operators in the neighboring MSAs and RSAs and others, including AT&T Wireless, AirTouch and SBC Communications. We also have agreements with PCS providers, such as AT&T Wireless and Sprint, to allow the PCS providers' customers with dual mode telephones to roam in certain of our markets. By entering into these strategic agreements, we are able to increase its roaming revenue and offer its subscribers larger areas in which our rates apply.

    AGGRESSIVE LOCAL MARKETING AND PROMOTION OF CELLULAR SERVICES. We plan to continue to distinguish Sygnet as the local market's leading cellular services provider, stressing its service quality, local sales offices and commitment to the community. Sygnet's sales efforts have been conducted primarily through its 51 retail outlets and its direct sales force and, to a lesser extent, through independent agents. We believe that, as an operator with strong local distribution of products and services, Sygnet has an advantage over its competitors who do not emphasize a local presence or focus on local market requirements and community involvement. We intend to continue to open new retail outlets and coordinate marketing efforts with Dobson Communication's centralized marketing department, which should increase efficiencies by spreading costs over a larger customer base.

    TARGETED SALES EFFORTS. Our marketing programs seek to attract subscribers who are likely to generate high monthly revenue and low churn rates. We will undertake extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of Sygnet's cellular service. In addition, we intend to maintain Sygnet's sales force compensation system, which is designed to maximize the acquisition of these high use, reduced churn subscribers. Sygnet's marketing programs and compensation systems are designed to increase monthly revenue per subscriber and lower marketing and selling costs per additional subscriber.

    SUPERIOR CUSTOMER SERVICE. We intend to maintain a high level of customer satisfaction through a variety of techniques, including 24-hour customer service. We will continue to support local customer service through its direct sales force and its retail stores. We believe that Sygnet's emphasis on superior customer service has enabled it to achieve an average monthly churn rate of 1.4% for the year ended December 31, 1998.

    CONTINUED SYSTEM DEVELOPMENT. We believe that increasing capacity and upgrading our systems will attract additional subscribers, enhance the use of our systems by existing subscribers, increase roaming activity and further enhance the overall efficiency of the network. Sygnet upgraded its Erie, Youngstown and Pennsylvania markets with TDMA IS-136 digital technology to enable it to increase roaming (by servicing the increasing number of digital cellular subscribers and PCS subscribers with dual mode telephones) and provide enhanced capabilities, including caller ID, longer battery life and zone billing. Sygnet's digital system covered approximately 84% of its subscribers at September 30, 1998. We plan to upgrade Sygnet's New York market to TDMA IS-136 in 1999 which will expand digital coverage to substantially all of its markets. Since the beginning of 1995, Sygnet has spent approximately $56.2 million to upgrade and expand its network. We intend to continue to improve coverage, increase capacity and build out its systems, and plans to invest approximately $16.0 million in 1999, which amount includes upgrading its New York system to TDMA IS-136. See "--Technology and System Development."

MARKETS AND SYSTEMS

    We conduct our operations in a single large cluster of properties with a population of approximately 2.4 million and 178,751 subscribers in northeastern Ohio, western Pennsylvania and western New York. The cluster includes four markets: the Youngstown market, the Erie market, the Pennsylvania market, and the New York market. As of December 31, 1998, we had converted 130 of our 181 cell sites to TDMA IS-136 digital service. The following is a description of our cellular markets.

YOUNGSTOWN MARKET

    GENERAL. Our Youngstown market includes the Youngstown, Ohio MSA, the Sharon, Pennsylvania MSA and the Ohio 11 RSA. Sygnet initiated cellular operations in the Youngstown market in 1985 when it acquired its license from the FCC for the Youngstown, Ohio MSA.

    LOCATION. Our Youngstown market covers a contiguous area that is located at a midway point between Pittsburgh and Cleveland along the Ohio Turnpike and Interstate 76 and includes Interstate 80, a major transportation access route from the midwest to New York City.

    MARKETING. Sygnet operates under the brand name Wilcom Cellular in our Youngstown market. The Company currently has 18 retail locations and approximately 22 sales agents in the area.

    SYSTEMS. There are 55 cell sites covering substantially all of the total population in our Youngstown market. Sygnet has completed upgrading its system in this area to analog/TDMA IS-136 digital service.

ERIE MARKET

    GENERAL. Our Erie market includes the Erie, Pennsylvania MSA. Sygnet initiated cellular operations in the Erie market in September 1995 following the Erie Acquisition.

    LOCATION. Our Erie market covers a contiguous area that includes Interstate 90, which connects Buffalo and Cleveland, and Interstate 79, which connects Erie directly to Pittsburgh.

    MARKETING.  Sygnet operates under the brand name CELLULAR
ONE-Registered Trademark- in our Erie market, Sygnet currently has eight retail locations and approximately 12 sales agents in the area.

    SYSTEMS. There are 14 cell sites covering substantially all of the total population in our Erie market. Sygnet has upgraded its system in this area to analog/TDMA IS-136 digital service.

PENNSYLVANIA MARKET

    GENERAL. Our Pennsylvania market includes Pennsylvania 1 RSA, Pennsylvania 2 RSA, Pennsylvania 6 RSA and Pennsylvania 7 RSA. Sygnet operated the Pennsylvania 2 RSA under an interim operating authority which was terminated upon the granting by the FCC of a permanent license to its present owner, Pinnellas Communications. On June 8, 1998, Sygnet entered into an agreement with Pinellas Communications to purchase the Pennsylvania 2 RSA. Since then, Sygnet has been operating Pennsylvania 2 under a management and lease agreement with Pinellas Communications, which will continue in effect until the FCC's grant of the license to Pinellas Communications is no longer subject to reconsideration or judicial review. The FCC has, however, separately approved the assignment of the license from Pinellas Communications to Sygnet.

    LOCATION. Our Pennsylvania market covers a contiguous area that includes Interstate 79 and Interstate 80, which link the major population centers in north-central Pennsylvania, including Pittsburgh and Erie. Our Pennsylvania market also includes Route 60, a recently completed toll road, which serves as an expressway to the Pittsburgh International Airport.

    MARKETING.  We operate under the brand name CELLULAR
ONE-Registered Trademark- in our Pennsylvania market. We currently have 12 retail locations and approximately 15 sales agents in the area.

    SYSTEMS. There are 62 cell sites covering substantially all of the total population in our Pennsylvania market. Sygnet has substantially completed upgrading its system in this area to analog/TDMA IS-136 digital service. Upon acquisition of Pennsylvania 2 RSA from Pinellas, we will build out this system and install TDMA IS-136 digital service.

NEW YORK MARKET

    GENERAL. Our New York market is composed of the New York 3 RSA. Sygnet initiated cellular operations in the New York market in October 1996.

    LOCATION. Our New York market is located in the western part of New York and includes six counties. The system borders Buffalo and Rochester to the north, Erie, Pennsylvania to the west and Binghamton/Elmira to the east. Interstates 90 and 390 and Route 17 run through the New York region. Interstate 90 (the New York Thruway) connects Buffalo, Rochester and Erie. Interstate 390 connects Rochester, Corning, Binghamton and Elmira. Route 17 connects Interstate 390 west to Interstate 90 in Erie.

    MARKETING.  We operate under the brand name CELLULAR
ONE-Registered Trademark- in our New York market. We currently have 13 retail locations and 11 sales agents in the area.

    SYSTEMS. Our 50 cell sites cover substantially all of the total population in our New York market. Our systems in this area have not been upgraded to digital service. We expect to upgrade our New York market to TDMA IS-136 digital service in 1999.

PRODUCTS AND SERVICES

    We provide a variety of cellular services and products designed to address a range of consumer, business and personal security needs. In addition to mobile voice transmission, we offer ancillary services such as call forwarding, call-waiting, three-party conference calling, voice message storage and retrieval and no-answer transfer. The nature of the services we offer varies depending upon the market area. We also sell cellular equipment at discount prices and uses free phone promotions to encourage use of its mobile services.

    We offer cellular service for a fixed monthly access fee, accompanied by varying allotments of included or "free" minutes, plus additional variable charges per minute of use and for custom calling features. Various pricing programs which are generally based on one year service contracts are utilized. Unlike some of our competitors, we design rate plans on a market-by-market basis. Generally, these rate plans include high-volume user plans, medium-volume user plans, basic plans and economy plans. In general, rate plans which include a higher monthly access fee include a lower usage rate per minute. An ongoing review of equipment and servicing pricing is maintained to ensure our competitiveness and, as appropriate, revisions to pricing of service plans and equipment are made to meet the demands of the local marketplace.

    Sygnet upgraded substantially all of its cellular systems, other than its New York system, to TDMA IS-136 digital technology to enable it to increase roaming by servicing the increasing number of digital cellular subscribers and PCS subscribers with dual mode phones and provide enhanced capabilities, including caller ID, longer battery life and zone billing. We expect to upgrade our New York region to TDMA IS-136 digital technology in 1999. Because our digital switches will be capable of handling both analog and digital transmission, Sygnet will be able to continue to offer analog cellular service to those customers who do not transfer to digital handsets. We recently commenced marketing digital cellular services to our customers.

CUSTOMER SERVICE

    Customer service remains an essential element of our marketing and operating philosophy. We are committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of our markets, we maintain installation and repair facilities and a local staff, including a market manager, customer service representatives and technical and sales representatives. Each of our cellular service areas handles its own customer-related functions such as customer activations, account adjustments and rate plan changes. Local offices and installation and repair facilities enable us to service customers better, schedule installations and make repairs. Through the use of sophisticated, centralized monitoring equipment, we will be able to centrally monitor the technical performance of its cellular service areas.

    In addition, our customers are able to report cellular telephone service or account problems 24-hours a day to a call service center on a toll-free access number (with no airtime charge). We believe that our emphasis on customer service affords us a competitive advantage over our large competitors.

SALES, MARKETING AND DISTRIBUTION

    We continue to focus our marketing program on attracting subscribers who are likely to generate high monthly revenue and low churn rates. We conduct extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and the advantage of our cellular service. We have established marketing alliances with neighboring cellular systems to create larger "home rate" areas in which our customers will pay the same rate for use of cellular systems belonging to other owners as they pay to us in the customers' home areas. In addition, these marketing alliances enable us to increase roaming revenue and attract new subscribers. We market our service offerings primarily through our direct sales force and retail stores we own. We also use a network of dealers and other agents, such as electronics stores, car dealerships and department stores. In addition to these traditional channels, our marketing team evaluates other, less traditional, methods of distributing our services and products, such as targeted telemarketing and direct mail programs.

    We market our cellular products and services under the brand names Wilcom Cellular, in the Youngstown region, and CELLULAR ONE-Registered Trademark-, one of the most recognized brand names in the cellular industry, in our remaining regions. The national advertising campaign conducted by the Cellular One Group enhances our advertising exposure at a fraction of the cost of what we could achieve alone. See "-- Service Marks."

    We train and compensate our sales force in a manner designed to stress the importance of customer service, high penetration levels and minimum acquisition costs per subscriber. We believe that our direct sales force is better able to select and screen new subscribers and select pricing plans that realistically match subscriber means and needs than are independent agents. In addition, we motivate our direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. As a result, our use of a direct sales force keeps marketing costs low both directly, because commissions are lower, and indirectly, because subscriber retention is higher than when independent agents are used.

    Our after-sale telemarketing program conducted by our sales force and customer service personnel helps to reduce customer churn rate. This program enhances customer loyalty and allows the sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

    At December 31, 1998, we had 26 retail stores and 27 other retail outlets. The retail stores range in size from 1,500 square feet to 5,000 square feet, and each retail store is fully equipped to handle customer service and telephone maintenance and installation. Some of these stores are also authorized warranty repair centers. Our stores provide subscriber-friendly retail environments (extended hours, large selection, an expert sales staff and convenient locations) which make the sales process quick and easy for the subscriber. The retail outlets, other than retail stores, consist of kiosks in malls and other stores.

ROAMING

    We believe that regional roaming is an important service component for many of our subscribers. We believe that roaming will continue to be a substantial source of our revenue due, in part, to the fact that our cellular systems are located in rural and suburban areas with a high concentration of commuting customers and expressway corridors that tend to result in a significant amount of roaming activity. We have entered into roaming agreements with operators of cellular systems in adjoining MSAs and RSAs and others which provide for roaming rates that allow customers to roam at competitive prices which, in certain instances, are comparable to home area rates, which also increases usage on all wireless systems, including our systems. Sygnet's principal roaming partners are AT&T Wireless, AirTouch and SBC Communications. We also have agreements with PCS providers, including AT&T Wireless and Sprint, to allow their PCS providers' customers with dual mode phones to roam in certain of our markets.

    We have agreements with NACN, which is the largest wireless telephone network system in the world linking cellular operators throughout the United States and Canada. NACN connects key areas across North America so that our customers can use their cellular phones to place and receive calls in these areas as easily as they do in their home areas. Through NACN, customers receive calls automatically without the use of complicated roaming codes as they roam in more than 5,000 cities and towns in the United States and Canada. In addition, special services such as call forwarding and call waiting automatically follow subscribers as they travel. While the industry trend is to reduce roaming rates, we believe that our roaming rates are generally lower than the rates offered by others in or near its systems and that our roaming rates are not materially impacted by this trend. However, we cannot provide any assurance that this trend will not materially impact us in the future.

TECHNOLOGY AND SYSTEM DEVELOPMENT

    OVERVIEW. Historically, most cellular services have transmitted voice and data signals over analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel. Digital systems, on the other hand, convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and single number (or "find me") service, and more robust data transmission features, such as "mobile office" applications (including facsimile, electronic mail and connecting notebook computers with computer/data networks).

    While digital technology serves generally to reduce transmission interference relative to analog technology, capacity limitations in the 8 kilobit cellular digital handsets now deployed by most digital cellular operators also cause a perceptible decline in transmission quality. This gap in transmission quality has proven to be a significant barrier to cellular operators seeking to switch their customers from analog to digital service. Enhanced 13 kilobit digital handsets are now available for digital cellular systems. These new handsets offer improved digital transmission.

    SYSTEM DEVELOPMENT. At December 31, 1998, our network included cellular switching systems manufactured by Northern Telecom (which presently serves all areas but the New York market) and Ericsson (which presently serves the New York market), 181 cell sites and a large microwave network with 151 links. A cellular switch is the device that controls and processes call signals. Substantially all of our system (excluding its New York system) supports AMPS and TDMA services. As of December 31, 1998, we had converted 130 of our 181 cell sites to TDMA IS-136 digital technology. We intend to upgrade our New York market to TDMA IS-136 digital technology with Northern Telecom equipment in 1999. We will develop or build out our cellular service areas by adding channels to existing cell sites and by building new cell sites with an emphasis on improving coverage for hand-held phones in heavily-trafficked areas. Such development is designed to increase capacity and to improve coverage in response to projected subscriber demand and in response to competitive factors. Projected subscriber demand is calculated for each cellular service area on a cell-by-cell basis. Sygnet has historically met such demand through a combination of augmenting channel capacity in existing cell sites and building new cell sites.

    We expect that system expansion by cell site construction will enable us to continue to add and retain subscribers, enhance subscriber use of the systems, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall efficiency of the network. We believe that the increased cellular coverage will have a positive impact on our market penetration and subscriber usage.

    We lease most of the 134 cellular towers we use. In connection with the Sygnet acquisition, we sold substantially all of our 124 cellular towers in the Tower Sale Leaseback. See "Certain Transactions."

    DIGITAL TECHNOLOGY. Digital signal transmission is accomplished through the use of frequency management technologies, or "protocols." These protocols "manage" the radio channel either by dividing it into distinct time slots or by assigning specific coding instructions to each packet of digitized data that comprises a signal. Our primary digital technology or "protocol" is TDMA (Time Division Multiple Access) which is a satellite and cellular phone technolgy that interleaves multiple digital signals onto a single high-speed channel. For cellular, it divides each channel into three subchannels providing service to three users instead of one. Another digital technology or "protocol" that is common in the industry is CDMA (Code Division Multiple Assess") that converts analog signals into digital for transmission over our cellular network. It provides up to 35 times the capacity of the analog network. Currently, we do not utilize CDMA in any of our markets.

    While the FCC has mandated that licensed cellular systems in the U.S. must utilize compatible analog signaling protocols, at present there is no required universal digital signaling protocol. Because the CDMA and TDMA protocols are incompatible, a subscriber of a system that relies on TDMA technology, for example, will be able to use his handset when traveling in an area served only by CDMA, only if it is a dual-mode handset that permits the subscriber to use the digital cellular system in that area. Dual-mode handsets for TDMA/CDMA are not yet available and analog/TDMA handsets have only recently become available. However, the FCC or industry organizations may decide to move toward a universal digital switching protocol in the future.

    We believe that the primary advantages and disadvantages of TDMA and CDMA are that CDMA generally provides a greater capacity than TDMA so that more calls can be handled at one time, while TDMA is less difficult and, therefore, less expensive to maintain. We believe that it is highly unlikely that CDMA would become the accepted standard in the cellular telephone industry. However, if such should occur, we expect that we would replace our TDMA with CDMA technology, which would require us to make significant capital expenditures. Because we believe it is so unlikely that CDMA will become the accepted standard, we have not estimated the cost we would incur in such event.

    Over the next decade, we expect that many cellular systems will convert from analog to digital technology due, in part, to capacity constraints in many of the larger cellular markets, such as New York, Los Angeles and Chicago. As carriers reach limited capacity levels, certain calls may be unable to be completed, especially during peak hours. Digital technology increases system capacity and offers other advantages, often including improved overall average signal quality, improved call security, potentially lower incremental costs for additional subscribers and the ability to provide data transmission services. The conversion from analog to digital technology is expected to be an industry-wide process that will take a number of years to complete. While we do not believe that our network will experience capacity constraints in the foreseeable future that would require converting our network from analog to digital technology, we have converted our systems, other than our New York systems, to TDMA IS-136 digital service so that our subscribers will enjoy the added benefits of digital technology, and we will benefit from increased roamer revenue (by servicing the increasing number of digital cellular subscribers and PCS subscribers with dual mode phones).

    INFORMATION SYSTEMS. Our home subscriber billing functions our cellular operations are provided by International Telecommunications Data Service ("ITDS"), which is also the primary provider of billing services for Dobson Communications. Proprietary software furnished by ITDS serves all functions of

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
billing for our corporate and retail locations. We handle all administrative and customer maintenance functions, while invoice processing and printing is handled by ITDS. We use complementing software to the billing system allowing the use of credit, collection, and switch interfaces.

SERVICE MARKS

    Through Sygnet, we are currently licensed to use the CELLULAR
ONE-Registered Trademark- service mark for our cellular telephone operations in our Erie, New York and Pennsylvania markets. CELLULAR ONE-Registered Trademark-is a registered service mark owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of SWBM, together with Cellular One Development, Inc., a subsidiary of AT&T Wireless, and Vanguard. We use the CELLULAR ONE-Registered Trademark- service mark to identify and promote our cellular telephone service pursuant to licensing agreements with Cellular One Group. Licensing and advertising fees are determined based upon the population of the licensed areas. Under these licensing agreements, we must provide high-quality cellular telephone service to its customers and maintain a certain minimum overall customer satisfaction rating in surveys commissioned by Cellular One Group. Our licensing agreements are for five-year terms that expire beginning in 2001. Sygnet may renew these agreements, subject to satisfaction of certain operating standards, for two additional five-year terms. See "Risk Factors--Reliance on use of third-party service mark."

    We currently operate in the Youngstown region under the unregistered tradename "Wilcom Cellular." Sygnet also uses "Sygnet Wireless, Inc." and "Sygnet Communications, Inc." as unregistered tradenames.

COMPETITION

    We compete with various companies in each of our markets. Overall, we compete against the following four distinct cellular system operators:

MARKETS                          CELLULAR COMPETITORS
-------------------------------  -------------------------------------------------------------
Erie                             GTE Mobilnet
New York                         Frontier
Pennsylvania                     ALLTEL and Bell Atlantic
Youngstown                       ALLTEL

    PCS licenses in our markets have been awarded to Ameritech Wireless, Aerial Communications, AT&T Wireless, Devon Mobile Communications, New England Wireless, Nextwave and Omnipoint. To date no PCS licensee is actively marketing PCS services in our markets, although certain licensees have built out portions of the highway corridors.

    The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements, and changes in consumer preferences and expectations. Accordingly, we expect competition in the wireless telecommunications business to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services.

    Each of our markets is served by other two-way wireless service providers, including licensed cellular and PCS operators. Many of these competitors have been operating for a number of years, currently serve a substantial subscriber base and have significantly greater financial and technical resources than those available to us. Some of our competitors market other services, such as long distance, landline local exchange services and internet access, with their wireless telecommunication service offerings. Several of our competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications systems that encompass most of the United States.

    In each of our markets, we compete primarily against one other facilities-based cellular carrier. We compete for customers based principally upon price, the services and enhancements offered, the technical quality of the cellular system, customer service, system coverage and capacity. We expect that this competition will increase to the extent that licenses are transferred from smaller, stand-alone operators to larger, better capitalized and more experienced cellular operators that may be able to offer consumers certain network advantages.

    We also face competition to a lesser extent from PCS, ESMR and mobile satellite service ("MSS") systems, as well as from resellers of these services and cellular service. In the future, we may also compete more directly with traditional landline telephone service providers. Continuing technological advances in telecommunications make it impossible for us to predict the extent of future competition. However, due to the depth and breadth of these competitive services offered by operators using these other technologies, such competition could be significant and we expect it to become more intense. Recently, the FCC has created potential sources of new competition by auctioning additional PCS licenses, as well as licenses for Wireless Communications Services, local multipoint Distribution Service and 220-222Mhz service. Further, the FCC has announced plans to auction licenses in the General Wireless Communications Services.

    The FCC requires that all cellular system operators provide service to resellers on a nondiscriminatory basis. A reseller provides cellular service to customers but does not hold an FCC license or own cellular facilities. Instead, the reseller buys blocks of cellular telephone numbers from a licensed carrier and resells service through its own distribution network to the public. Therefore, a reseller may be both a customer of a cellular licensee's services and a competitor of that licensee. Several well-known telecommunications companies resell cellular service as a complement to their long distance, local telephone, paging, cable television or internet offerings.

    The most likely future source of our direct competition in the near term from a new technology is broadband PCS. Broadband PCS services consist of wireless two-way telecommunications services for voice, data and other transmissions employing digital micro-cellular technology. PCS operates in the 1850 to 1990 MHz band. PCS technology utilizes a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. A PCS system operates under a protected geographic service area license granted by the FCC for either an Major Trading Area ("MTA") or Basic Trading Area ("BTA") on one of six frequency blocks allocated for broadband PCS service. The FCC has divided the United States and its possessions and territories into PCS markets made up of 493 BTAs and 51 MTAs. As many as six licensees will compete in each PCS service area. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, each of which is allocated to serve either MTAs or BTAs. The spectrum allocation includes two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs, a total of more than 2,000 licenses. Currently, the FCC is in the process of re-authorizing nearly 350 PCS licenses in the C, D, E and F Blocks. Many PCS licensees that will compete with us have access to substantial capital resources. In addition, many of these companies or their predecessors and affiliates already operate large cellular telephone systems and thus bring significant wireless experience.

    ESMR is a wireless communications service supplied by converting analog SMR services into an integrated, digital transmission system. The ESMR system incorporates characteristics of cellular technology, including multiple low power transmitters and interconnection with the landline telephone network. ESMR service providers, such as Nextel, may compete with analog cellular service by providing high quality digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging. ESMR handsets are likely to be more expensive than cellular telephones.

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
    A consortium of telecommunications providers known as American Mobile Satellite Corporation has been licensed by the FCC to provide MSS and is currently providing such services. The FCC has also licensed four entities to provide MSS as low earth-orbit satellite-based systems. One such licensee, controlled by Motorola, operates a low earth-orbit satellite-based system called "Iridium" and recently initiated such service in some markets. None of the other licensees have yet launched MSS service. Other proposals for MSS are pending before the FCC. The FCC is developing rules for these services and international and foreign regulatory authorities must also approve aspects of some MSS services. Mobile satellite systems could augment or replace communications within land-based cellular systems. While we may experience increased competition from low earth-orbit satellite-based systems in the future, to date, such systems have not affected our operations.

    The commercial development and deployment of most of these new technologies remain in an early phase. We expect this activity to be focused initially in relatively large markets in view of the substantial costs involved in building and launching systems using these technologies. We believe that we can effectively face this competition from our position as an incumbent in the cellular industry with

    - a high quality network,

    - an extensive footprint that is not capacity constrained,

    - strong distribution channels,

    - superior customer service capabilities, and

    - an experienced management team.

    Since we operate in medium to small markets, the new entrants may be unable to offer wireless service at competitive rates in many of our markets in the near term. The extensive capital expenditures required to deploy infrastructure are more readily justifiable from an economic standpoint in larger, more densely populated urban areas, than in the rural areas in which we operate.

REGULATION

    OVERVIEW. The wireless telecommunications industry is subject to extensive governmental regulation on the federal level and to varying degrees on the state level. Many aspects of such regulation have been impacted by the enactment of the Telecommunications Act and have been the subject of administrative rulemakings that are significant to our operations. The following is a summary of the federal laws and regulations that materially affect our cellular operations and a description of certain applicable state laws. This section does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the cellular communications industry.

    FEDERAL REGULATION. The licensing, construction, modification, operation, ownership and acquisition of cellular telephone systems are subject to regulations and policies of the FCC under the Communications Act of 1934, as amended (the "Communications Act"). The FCC has promulgated rules and regulations governing, among other things, applications to construct and operate cellular communications systems, applications to transfer control of or assign cellular licenses, and technical and operational standards for the operation of cellular systems.

    The FCC licenses cellular systems in accordance with 734 geographically defined market areas comprising 306 MSAs and 428 RSAs. In each market, the frequencies allocated for cellular telephone use are divided into two equal 25 MHz blocks and designated as wireline and non-wireline. Apart from the different frequency blocks, there is no technical difference between wireline and non-wireline cellular systems and the operational requirements imposed on each by the FCC are the same. However, no entity may own, directly or indirectly, more than a 5% interest in both systems in any one MSA or RSA, unless such ownership will not pose a substantial threat to competition, and no entity may, directly or indirectly, own a controlling interest in, or otherwise have the ability to control, both such systems. The FCC may prohibit or impose conditions on transfers of licenses. In addition, under FCC rules, no person or entity may have an attributable interest in a total of more than 45 MHz of licensed, broadband PCS, cellular and ESMR spectrum regulated as Commercial Mobile Radio Services ("CMRS") with significant overlap in any geographic areas. For this purpose, significant overlap will occur when at least 10% of the population of the PCS licensed service areas (measured by the 1990 census) is within the CGSA (as defined below) and/or the ESMR service area. The FCC is currently considering whether it should modify this 45Mhz spectrum cap.

    Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the "Cellular Geographic Service Area" or "CGSA." The CGSA may conform exactly with the boundaries of the FCC designated MSA or RSA, or it may be larger or smaller, subject to certain minimum service requirements. A cellular licensee has the exclusive right to expand its CGSA boundaries within the licensee's MSA or RSA for a period of five years after grant of the licensee's initial construction permit. At the end of this five-year build-out period, however, any entity may apply to serve portions of the MSA or RSA of at least 50 square miles in size outside the licensee's then designated CGSA. Sygnet's five year buildout period has expired in all of its existing markets, with the exception of Pennsylvania 2 RSA.

    The FCC generally grants cellular licenses for terms of ten years that are renewable upon application to the FCC. Near the conclusion of the license term, licensees must file applications for renewal of licenses to obtain authority to operate for up to an additional 10-year term. The FCC may revoke our licenses and may deny our license renewal applications for cause after appropriate notice and hearing. The FCC will award a renewal expectancy to a cellular licensee that meets certain standards of past performance. If we receive a renewal expectancy, it is very likely that the FCC will renew our cellular license without becoming subject to competing applications. To receive a renewal expectancy, we must show that we have provided "substantial" service during our past license term, and we have substantially complied with applicable FCC rules and policies and the Communications Act. The FCC defines "substantial" service as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal. If we do not receive a renewal expectancy, the FCC will accept competing applications for the license and the FCC may award the license to another entity. The FCC has renewed Sygnet's cellular licenses without challenge or competing applications.

    Cellular service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. We must pay certain annual regulatory fees to the FCC in connection with our cellular operations, as well as other fees necessary to support centralized numbering, administration of telephone numbers, the provision of telecommunications relay services for the hearing-impaired and applications' filing fees.

    The Communications Act requires prior FCC approval for substantive non-proforma transfers or assignments of a controlling interest in any license or construction permit, or any rights thereunder. All of the applications requesting the FCC's approval for the transfers of control. Although we cannot provide any assurance that any future requests for approval of applications filed will be approved or acted upon in a timely manner by the FCC, we have no reason to believe such requests or applications would not be approved or granted in due course.

    The FCC may deny applications for FCC authority and in extreme cases licenses, revoke licenses if it finds that an entity lacks the requisite "character" qualifications to be a licensee. In making the determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations.

    If the FCC determines that the public interest would be served, it may revoke our cellular licenses or require an ownership restructuring if greater than 25 percent of our equity is owned of record or voted by aliens or their representatives, a foreign government or its representative, or any corporation organized under the laws of a foreign country. The FCC will generally permit additional indirect ownership in excess of the statutory 25 percent benchmark where that interest is to be held by an entity or entities from member countries of the World Trade Organization. For investors from non-World Trade Organization countries, however, the FCC will determine whether the home country of the foreign investor extends reciprocal treatment called "equivalent competitive opportunities" to U.S. entities. If such opportunities do not exist, it is unlikely that the FCC will permit investment beyond the 25 percent benchmark. These restrictions could adversely affect our ability to attract additional equity financing. Currently, none of our equity is owned of record, to our knowledge, beneficially by any non-United States citizen or government.

    The FCC also regulates a number of other aspects of the cellular business. For example, the FCC regulates cellular resale practices and recently extended the resale requirement to broadband PCS and ESMR licensees. Cellular, PCS and ESMR providers may not restrict any customer's resale of their services or unreasonably discriminate against resellers of their services. All resale obligations for cellular, broadband PCS and ESMR operators will terminate on November 24, 2002. Moreover, federal legislation enacted in 1993 requires the FCC to reduce the disparities in the regulatory treatment of similar mobile services, such as cellular, PCS and ESMR. Under this new regulatory structure, all of our cellular licenses are classified as CMRS. As a CMRS provider, we are regulated as a common carrier. The FCC, however, has exempted cellular services from some typical common carrier regulations, such as tariff filings. The FCC has also adopted requirements for cellular and other CMRS providers to implement basic and enhanced 911 services. These services provide emergency service providers with the ability to better identify and locate callers using wireless services, including callers using special devices for the hearing impaired. We expect to implement these services in several stages ending in October 2001. Federal regulations also require cellular and PCS carriers to provide law enforcement agencies with capacity to support lawful wiretaps by March 12, 2001 and technical assistance for wiretaps by June 30, 2000. These wireless 911 and law enforcement requirements may necessitate that we incur additional capital obligations to make necessary system changes.

    In addition, the FCC regulates the ancillary service offerings that cellular and PCS licensees can provide and recently revised its rules to permit cellular, broadband PCS, paging and ESMR licensees to offer fixed services on a co-primary basis along with mobile services. This rule change may facilitate the provision of wireless local loop service, which involves the use of wireless links to provide local telephone service by cellular licensees, as well as broadband PCS and ESMR licensees. In this regard, the FCC also recently adopted telephone number portability rules for local exchange carriers, as well as cellular, broadband PCS and ESMR licensees, that could facilitate the development of local exchange competition, including wireless local loop service. The new number portability rules generally require cellular, broadband PCS and ESMR licensees to have the capability to deliver calls from their systems to ported numbers by December 31, 1998 and offer number portability and roaming to ported numbers by November 24, 2002. These requirements may result in added capital expenditures by us to make necessary system changes, although we currently have no plans for any such expenditures.

    The Telecommunications Act, which makes significant changes to the Communications Act and terminated the antitrust consent decree applicable to the Regional Bell Operating Companies ("RBOCs"), affects the telecommunications industry. This legislation, among other things, affects competition for local telecommunications services, interconnection arrangements for carriers, universal service funding and the provision of interexchange services.

    The Telecommunications Act requires state public utilities commissions and/or the FCC to implement policies that mandate reciprocal compensation between local exchange carriers, a category that will, for these purposes, include cellular carriers, for interconnection services at rates more closely related to cost. In a rulemaking proceeding pertaining to interconnection between local exchange carriers ("LECs") and

CMRS providers such as us, the FCC concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic. Nor may LECs charge CMRS providers for number activation and use fees. Depending on further FCC disposition of these issues, we may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If the FCC ultimately resolves these issues in favor of CMRS providers, then we will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, we likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the withhold amounts. These requirements could in the future have a material effect on us.

    The Telecommunications Act requires the FCC to adopt rules that require interstate communications carriers, including cellular carriers, to "make an equitable and non-discriminatory contribution" to a universal service fund that reimburses communications carriers that provide basic communications services to users who receive services at subsidized rates. These rules could result in increased costs for our cellular operations. The Telecommunications Act also eases the restrictions on the provision of interexchange telephone services by wireless carriers affiliated with RBOCs. RBOC-related wireless carriers have interpreted the legislation to permit immediate provision of long distance call delivery for their cellular customers.

    Additionally, the Telecommunications Act specifically exempts all cellular carriers from the obligation to provide equal access to interstate long distance carriers. However, the Telecommunications Act gives the FCC the authority to impose rules to require unblocked access through carrier identification codes or 800/888 numbers, so that cellular subscribers are not denied access to the long distance carrier of their choosing, if the FCC determines that the public interest so requires. We currently provide "dial around" equal access to all of its customers.

    The Telecommunications Act also imposes restrictions on a telecommunications carrier's use of customer proprietary network information without prior customer approval. FCC rules implementing these restrictions are being reviewed but have the potential to impose new costly obligations on us and impose burdens on our current marketing activities.

    The overall impact of the Telecommunications Act on our business is unclear and will likely remain so for the foreseeable future. New limitations on local zoning requirements may facilitate the construction of new cell sites and related facilities. See "--State, Local and Other Regulation." However, other provisions of the statute relating to interconnection, telephone number portability, equal access, use of customer proprietary network information and resale could subject us to additional costs and increased competition.

    STATE, LOCAL AND OTHER REGULATION. The Communications Act preempts state or local regulation of the entry of, or the rates charged by, any CMRS or any private mobile service provider, which includes cellular telephone service providers. The FCC has denied the petition of eight states to continue their rate regulation authority, including authority over cellular operators. As a practical matter, we are free to establish rates and offer new products and service with a minimum of regulatory requirements. The three states in which we operate maintain nominal oversight jurisdiction, primarily focusing upon prior approval of acquisitions and transfers and resolution of customer complaints.

    The location and construction of cellular transmitter towers and antennas are subject to FCC and Federal Aviation Administration regulations and are subject to federal, state and local environmental regulation, as well as state or local zoning, land use and other regulation. Before a system can be put into commercial operation, the grantee of a construction permit must obtain all necessary zoning and building permit approvals for the cell sites and microwave tower locations and must secure state certification, if required. The time needed to obtain zoning approvals and requisite state permits varies from market to market and state to state. Likewise, variations exist in local zoning processes. In addition, any proposed site must comply with the FCC's environmental rules.

    Zoning and planning regulation may become more restrictive in the future as many broadband PCS carriers are now seeking sites for network construction. The Telecommunications Act provides limited relief from state and local laws that arbitrarily restrict the expansion of personal wireless services, which include cellular, PCS and ESMR systems. For example, the Telecommunications Act now precludes localities from denying zoning approval for cell sites based upon electromagnetic emission concerns, if the cellular operator's system complies with FCC emissions standards. In addition, the Telecommunications Act prohibits localities from adopting zoning requirements that prohibit or have the effect of prohibiting personal wireless services, or that discriminate between "functionally equivalent" services. Notwithstanding these new requirements, wireless carriers have had various degrees of success in challenging offensive zoning requirements and it is still unclear whether the costs of expanding cellular systems by adding cell sites will increase and whether significant delays will be experienced due to local zoning regulations.

    We cannot assure you that any state or local regulatory requirements currently applicable to our systems will not be changed in the future or that regulatory requirements will not be adopted in those states and localities which currently have none.

    FUTURE REGULATION. From time to time, legislation that could affect us, either beneficially or adversely, is proposed by federal or state legislators. We cannot assure you that federal or state legislation will not be enacted, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities, that might adversely affect our business. Changes such as the allocation by the FCC of radio spectrum to services that compete with our business could adversely affect our operating results.

EMPLOYEES AND AGENTS

    As of March 31, 1999, we had approximately 470 employees and had agreements with more than 55 independent sales agents. None of Sygnet's employees are represented by a labor organization, and we consider our employee relations to be good.

PROPERTIES

    Our headquarters are in Oklahoma City, Oklahoma. Sygnet owns office buildings in Youngstown and Warren, Ohio and land for a proposed office site in Boardman, Ohio. As of March 31, 1999, our cellular operations leased 54 retail sales and administrative offices, at aggregate annual rentals of approximately $1.4 million. We will review these leases from time to time and may, in the future, lease or acquire new facilities as needed. We do not expect to encounter any material difficulties in meeting our future needs for any leased space. We collectively owned and leased approximately 185 cell sites as of March 31, 1999. See "Certain Transactions."

LEGAL PROCEEDINGS

    We are not currently involved in any pending legal proceedings that individually or in the aggregate are material. We are a party to routine filings and customary regulatory proceedings with the FCC and state public utility commissions relating to its operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Upon completion of the Sygnet Transactions, Albert H. Pharis Jr., Sygnet's former President and Chief Executive Officer, became a director of and entered into a consulting arrangement with Dobson under which he is to provide services to all of its cellular subsidiaries. Dana L. Schmaltz also joined the Board of Directors of Dobson Communications and its cellular subsidiaries upon completion of the Sygnet Transactions. In addition, Craig T. Sheetz, Sygnet's former Vice President and Chief Financial Officer, became Executive Vice President of Operations of Dobson Communications for all of its cellular subsidiaries.

    The directors and executive officers of Dobson/Sygnet are set forth below. Certain of the officers and directors hold or have held positions in Dobson Communications and several of its subsidiaries. The ages of the persons set forth below are as of December 31, 1998.

NAME                                     AGE                                     POSITION
-----------------------------------      ---      -----------------------------------------------------------------------
Everett R. Dobson (1)..............          39   Chairman of the Board and Chief Executive Officer
G. Edward Evans....................          37   President and Chief Operating Officer
Bruce R. Knooihuizen...............          42   Vice President and Chief Financial Officer
Stephen T. Dobson (1)..............          35   Secretary, Treasurer and Director
Russell L. Dobson (1)..............          63   Director
Justin L. Jaschke..................          40   Director
Albert H. Pharis, Jr...............          48   Director
Dana L. Schmaltz...................          31   Director

------------------------

(1) Everett R. Dobson and Stephen T. Dobson are sons of Russell L. Dobson.

    EVERETT R. DOBSON has served as a Chairman and Chief Executive Officer of the Company since its formation in 1998 and as a director and officer of Dobson Communications since 1982. From 1990 to 1996, he served as a director, President and Chief Operating Officer of Dobson Communications and President of Dobson Communications' cellular subsidiaries. He was elected Chairman of the Board and Chief Executive Officer of Dobson Communications in April 1996. Mr. Dobson served on the board of the Cellular Telecommunications Industry Association ("CTIA") in 1993 and 1994. He holds a B.A. in Economics from Southwestern Oklahoma State University ("SWOSU") where he currently sits on the SWOSU Foundation Board and chairs the investment committee.

    G. EDWARD EVANS has served as President and Chief Operating Officer of Dobson/Sygnet since its formation in 1998 and has served as President of Dobson Communications' cellular subsidiaries since January 1997. Mr. Evans was employed by BellSouth Mobility, Inc. from 1993 to 1996, serving as General Manager--Kentucky, director of Field Operations at the company's corporate office in Atlanta and Director of Marketing--Alabama. He was an Area Manager and a Market Manager of United States Cellular, Inc. from 1990 to 1993 and was a Sales Manager of GTE Mobilnet from 1989 to 1990. Mr. Evans serves on the board of CTIA. He has an M.B.A. from Georgia State University.

    BRUCE R. KNOOIHUIZEN has served as Vice President and Chief Financial Officer of Dobson/Sygnet since its formation in 1998 and has served as Vice President and Chief Financial Officer of Dobson Communications since July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of U S WEST. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994, Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990, and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

    STEPHEN T. DOBSON has been Secretary, Treasurer and a director of Dobson/Sygnet since its formation in 1998. He has been a director of Dobson since 1990. He has served as Secretary of Dobson Communications since 1990 and served as Treasurer of Dobson Communications from 1991 until September, 1998 and Treasurer and Secretary of Dobson Telephone Company since 1994 and 1990, respectively. Mr. Dobson has served as President and a director of Dobson Communications' wireline operations since 1997. Mr. Dobson is a member of the Western Rural Telephone Association ("WRTA"), National Telephone Cooperative Association and Telecommunications Resellers Association. He holds a B.S. in business administration from the University of Central Oklahoma.

    RUSSELL L. DOBSON has been a director of Dobson/Sygnet since its formation in 1998 and of Dobson since 1990 and was Chairman of the Board and Chief Executive Officer from 1990 to 1996. Mr. Dobson joined his father at Dobson Telephone Company in 1956 and became the controlling owner and Chief Executive Officer in 1975 when he purchased his father's interest. He has been active in many industry-related groups, including the OTA, WRTA and Organization for the Protection and Advancement of Small Telephone Companies.

    JUSTIN L. JASCHKE has been a director of Dobson/Sygnet since its formation in 1998 and of Dobson Communications since October 1996. Mr. Jaschke has been the Chief Executive Officer and a Director of Verio, Inc., a privately held Internet access provider, since its inception in March 1996. Prior to forming Verio, Inc., Mr. Jaschke served as Chief Operating Officer for Nextel following its merger with OneComm Corporation ("OneComm") in July of 1995. Mr. Jaschke served as OneComm's President and a member of its Board of Directors from 1993 until the merger with Nextel. Mr. Jaschke currently serves as Chairman of the Board of Directors of V-I-A Internet, Inc. and also serves on the Board of Directors of Metricom, Inc., a wireless data communications provider. From May 1990 to April 1993, Mr. Jaschke served as President and CEO of Bay Area Cellular Telephone Company. From November 1987 to May 1990, Mr. Jaschke was Vice President of Corporate Development of PacTel Cellular, and from 1985 to 1987 was Director of Mergers and Acquisitions of PacTel Corporation. Prior to that, Mr. Jaschke was a management consultant with Marakon Associates. Mr. Jaschke has a B.S. in mathematics from the University of Puget Sound and an M.S. in management from the Massachusetts Institute of Technology Sloan School of Management.

    ALBERT H. PHARIS, JR. has served as President, Chief Executive Officer and Director of Sygnet since Sygnet's inception in 1985. He has been active as a board member of CTIA since 1985 and as a member of the CTIA Executive Committee since 1989. He has also been Chairman of CTIA's Small Operators Caucus. Mr. Pharis became a director of Dobson/Sygnet and of Dobson Communications in December 1998.

    DANA L. SCHMALTZ became a director of Dobson/Sygnet and Dobson Communications in accordance with the terms of the Stockholders' Agreement dated December 23, 1998 between Dobson Communications and J.W. Childs Associates, L.P. Mr. Schmaltz is a Vice President of J.W. Childs Associates, L.P. and has been at J.W. Childs Associates, L.P. since February 1997. From 1995 to 1997, Mr. Schmaltz was an associate at DLJ Merchant Banking, Inc. Mr. Schmaltz graduated from the Harvard Graduate School of Business Administration in 1995.

COMPOSITION OF BOARD OF DIRECTORS

    Our Board of Directors presently consists of six directors. Our directors and executive officers are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Our directors are elected for one-year terms at the annual meeting of stockholders which is held in April of each year. Our officers are appointed at the Board's first meeting after each annual meeting of stockholders.

                           SUMMARY COMPENSATION TABLE

                                                                                      SECURITIES
                                           ANNUAL COMPENSATION        OTHER ANNUAL    UNDERLYING
                                     -------------------------------  COMPENSATION   OPTION AWARDS     ALL OTHER
NAME AND PRINCIPAL POSITION(1)         YEAR      SALARY      BONUS         ($)       (# OF SHARES)  COMPENSATION ($)
-----------------------------------  ---------  ---------  ---------  -------------  -------------  ----------------
Everett R. Dobson..................       1998  $  --      $  --        $  --             --           $   --
  Chairman of the Board and Chief
    Executive Officer

------------------------

(1) Everett R. Dobson was elected Chief Executive Officer of Dobson/Sygnet on July 26, 1998 and he received no compensation from us during 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We do not have a separate compensation committee of our Board of Directors. The Board of Directors will set the compensation for its executive officers. Everett R. Dobson, Chairman of the Board and Chief Executive Officer, and Stephen T. Dobson, Treasurer and Secretary, are directors and participate in these deliberations concerning executive officer compensation. Each of our directors also serves on the board of directors of Dobson Communications and on the boards of directors of various of its subsidiaries. As such, each of the directors will participate in the deliberations concerning executive officer compensation for Dobson Communications and its subsidiaries.

STOCK OPTION PLANS

    Our key employees may participate in the Dobson Communications' 1996 Stock Option Plan, as amended, which permits the grant of stock options to purchase Class B Common Stock and Class C Common Stock of Dobson Communications.

                              CERTAIN TRANSACTIONS

    We have adopted a policy requiring that any material transaction with persons or entities affiliated with officers, directors, or our principal stockholders be on terms no less favorable to us than reasonably could have been obtained in an arm's length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved by the Board of Directors on a case-by-case basis.

    Dobson Communications provides us with certain administrative services, including accounting, information systems management, human resources management and marketing. Additionally, many of our officers are also officers of Dobson Communications and various of its other subsidiaries. These officers perform functions for all of subsidiaries of Dobson Communications, including us. We reimburse Dobson Communications based on its cost of providing the services.

    We are a party to a tax sharing agreement with Dobson Communications and its other subsidiaries. As a member of the affiliated group we will join with Dobson Communications and its other subsidiaries in filing a consolidated federal income tax return. Under the tax sharing agreement, each subsidiary's contribution toward the group's consolidated federal income tax liability is determined as if such party were at all times a separate taxpayer not included in the group. Based on this determination of separate tax liability, each subsidiary pays Dobson Communications an amount in lieu of taxes equal to the amount the subsidiary would be obligated to pay if it filed returns as a separate taxpayer. If, but only to the extent that, the group realizes a tax benefit for any taxable year as a result of the inclusion of a subsidiary's tax items in the determination of tax liability of the group, Dobson Communications will pay to the subsidiary an amount equal to such tax benefits realized.

    As part of the Sygnet Transactions, we sold substantially all of Sygnet's towers to Dobson Tower Company, a wholly owned subsidiary of Dobson Communications, for $25.0 million. Dobson Tower Company then leased the towers back to Sygnet under an operating lease, with annual lease payments of approximately $1.6 million.

                             PRINCIPAL SHAREHOLDER

    All of our issued and outstanding capital stock is owned beneficially and of record by Dobson Communications. Everett R. Dobson beneficially owns capital stock of Dobson Communications representing 84.8% of the voting power of its outstanding capital stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW BANK FACILITIES

    The following summary of the material provisions of the New Bank Facilities is not complete and is subject to, and is qualified in its entirety by reference to, the definitive loan documents. Capitalized terms that are used but not defined in this section have the meanings that are given such terms in the definitive loan agreement.

    The New Bank Facilities are provided to Sygnet by NationsBank, N.A., as Agent, and include a $50.0 million senior secured, reducing revolving credit facility (the "Revolving Credit Facility") and a series of three term loans aggregating $380.0 million ("Term Loan Facilities") to be used for acquisitions, restricted payments, and to fund capital expenditures, permitted investments, working capital and other corporate purposes. The maturity dates for these facilities are:

    - The $50.0 million Revolving Credit Facility is scheduled to mature in the third quarter of 2005;

    - Term Loan A ($125.0 million) is scheduled to mature in the third quarter of 2006;

    - Term Loan B ($155.0 million) is scheduled to mature in the first quarter of 2007; and

    - Term Loan C ($100.0 million) is scheduled to mature in the fourth quarter of 2008.

    Borrowings under the New Credit Facilities bear interest at fluctuating rates which are based on the "Applicable Margin" and Reserve Adjusted London Interbank Offered Rates ("LIBOR"). For the Revolving Credit Facility and Term Loan A the term "Applicable Margin" means:

    - the prime rate plus 0.75% to 2.0%; or

    - LIBOR plus 1.75% to 3.00%

For Term Loan B, the term "Applicable Margin" means:

    - the prime rate plus 1.75% to 2.25%; or

    - LIBOR plus 2.75% to 3.25%

Borrowings under the Revolving Credit Facility and Term Loans A and B will bear interest at the Applicable Margin plus the greater of

       - the Federal Funds Effective Rate plus 0.5%, or

       - the prime rate, or

       - the Applicable Margin plus LIBOR for interest periods of 1, 2, 3 or 6 months.

Borrowings under Term Loan C will bear interest at LIBOR plus 3.75% for interest periods of 1, 2, 3 or 6 months.

The amount of credit initially available to Sygnet under the Revolving Credit Facility is $50.0 million and under Term Loan A is $125.0 million.

    Commencing with the quarter ending December 31, 2000, the amount of credit available under the Revolving Credit Facility and Term Loan A will reduce quarterly under the following annual amortization schedule:

YEAR                                                                         ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -----------------------
2000.....................................................................               5.0%
2001.....................................................................               7.5%
2002.....................................................................               7.5%
2003.....................................................................              12.5%
2004.....................................................................              15.0%
2005.....................................................................              25.0%
2006.....................................................................              27.5%

    The amount of credit initially available under Term Loan B is $155.0 million. Commencing with the quarter ending December 31, 2000, the amount of credit available for Term Loan B will reduce quarterly under the following annual amortization schedule:

YEAR                                                                         ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -----------------------
2000.....................................................................               2.5%
2001.....................................................................               2.5%
2002.....................................................................               2.5%
2003.....................................................................               7.5%
2004.....................................................................              15.0%
2005.....................................................................              25.0%
2006.....................................................................              27.5%
2007.....................................................................              17.5%

    The amount of credit initially available to Sygnet under Term Loan C is $100.0 million. The amount of credit available under Term Loan C will reduce annually under the following schedule:

YEAR                                                                         ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -----------------------
1999-2006................................................................               1.0%
2007.....................................................................              92.0%

    The commitments under the New Bank Facilities will all be permanently reduced by

    - 100% of the net cash proceeds from sales of assets in excess of $5.0 million, to the extent not reinvested within 12 months,

    - 100% of the net cash proceeds received from certain equity or debt issuances, and

    - 75% or 50% of excess cash flow, depending on Sygnet's leverage.

    In addition, amounts borrowed in respect of the Tower Sale Leaseback shall be repaid with the net proceeds from the sale of the towers and the commitments under each of Term Loan A and Term Loan B will decrease by $10.0 million.

    Sygnet may prepay advances bearing interest based on the Base Rate at any time. Sygnet may prepay advances bearing interest based on the LIBOR rate at the end of an applicable interest period. Term Loan C may be repaid in whole or in part at:

    - 102% of the principal amount through December 31, 1999,

    - 101% of the principal amount through December 31, 2001, and

    - at 100% thereafter.

    The New Bank Facilities contain covenants limiting the ability of Sygnet to incur debt, make loans, create liens, make guarantees and investments, change its business, engage in transactions with affiliates, sell assets, enter into restrictive agreements, engage in sale leaseback transactions, engage in new business and in mergers and acquisitions. The New Bank Facilities contain other usual and customary negative and affirmative covenants, including Year 2000 compliance.

    The New Bank Facilities restrict Sygnet from declaring and paying distributions or making restricted payments. However, Sygnet may pay dividends to pay:

    - scheduled interest on the notes commencing after the first six interest payments on the notes, and

    - regularly scheduled payments on up to $120,000,000 in liquidation preference value of preferred stock issued by Dobson Communications Corporation, commencing January 15, 2003,

in each case unless if at the time of such dividend or distribution an event of default, other than an event of default resulting solely from the breach of a representation or warranty, exists or would be caused by such dividend or distribution. With respect to any event of default other than a payment default and including by way of acceleration, a bankruptcy event with respect to Sygnet, Dobson Communications or us or any of our respective, restricted subsidiaries or the loss of a material license or cellular system, Sygnet will not be prohibited for more than 180 days from paying dividends to us to pay scheduled interest on the notes.

    Sygnet must comply with certain financial tests and maintain certain financial ratios, including, among others a requirement that:

(1) Sygnet's ratio of total debt to operating cash flow may not exceed

    - 7.60 to 1 until June 20, 1999

    - 7.25 to 1 from July 1, 1999 to December 31, 1999

    - 6.75 to 1 from January 1, 2000 to June 30, 2000

    - 6.00 to 1 from July 1, 2000 to December 31, 2000

    - 5.50 to 1 from January 1, 2001 to December 31, 2001

    - 4.50 to 1 from January 1, 2002 to December 31, 2002

    - 3.50 to 1 from January 1, 2003 and thereafter

(2) Sygnet's ratio of operating cash flow to its pro forma debt service to equal or exceed 1.10 to 1

(3) Sygnet's ratio of operating cash flow to its cash interest expense for its four most recently ended fiscal quarters must be more than

    - 1.25 to 1 until December 31, 1999

    - 1.50 to 1 from January 1, 2000 to December 31, 2000

    - 1.75 to 1 from January 1, 2001 and thereafter

(4) Sygnet's fixed charge coverage ratio on the last day of each fiscal quarter must be greater than 1.00 to 1

We believe that we are currently in compliance with all of these ratios. In addition, Dobson Communications Corporation and we are required to maintain a ratio of debt to operating cash flow.

    Failure to satisfy any of the financial covenants will constitute an Event of Default under the New Bank Facilities, permitting the lenders, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness notwithstanding the ability of Sygnet to meet its debt service obligations. The New Bank Facilities include other customary events of default including, without limitation:

    - loss of franchise or any material license;

    - breach of representations, warranties and covenants;

    - insolvency or bankruptcy of Sygnet or any of its subsidiaries or of Dobson Communications or any of its subsidiaries;

    - cross default to other material indebtedness, leases, contracts of Sygnet, its subsidiaries, or of Dobson Communications and its subsidiaries (excluding Logix Communications Enterprises, Inc.);

    - any material adverse change;

    - dissolution or termination of Sygnet or any of its subsidiaries or of Dobson Communications;

    - if Dobson Communications fails to maintain direct voting and economic control of Sygnet and its subsidiaries; and

    - if less than two-thirds of the existing executive management team of Dobson Communications continue to hold executive positions with Dobson Communications.

    Sygnet's obligations under the New Bank Facilities are guaranteed by its subsidiary. Borrowings under the New Bank Facilities are secured by a first perfected security interest in the stock of Sygnet's subsidiary and in all assets of Sygnet and its present and future subsidiaries.

                            DESCRIPTION OF THE NOTES

    You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "Dobson/Sygnet" refer only to Dobson Sygnet Communications Company and not to any of its subsidiaries.

    We issued the notes under an Indenture, dated as of December 23, 1998, with United States Trust Company of New York (the "Trustee"). We will provide a copy of the Indenture upon request. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended.

BRIEF DESCRIPTION OF THE NOTES

    The notes:

    - are general obligations,

    - bear interest at a rate of 12 1/4% per annum,

    - are unsecured (except to the extent described under "--Pledged Securities" below), unsubordinated obligations of the Company,

    - are initially limited to $200 million aggregate principal amount, and

    - will mature on December 15, 2008.

PRINCIPAL, MATURITY AND INTEREST

    We will issue notes with a maximum aggregate principal amount of $200 million. We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2008.

    Interest on the notes will accrue at the rate of 12 1/4% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually. Interest will be payable on June 15 and December 15 of each year commencing June 15, 1999 to holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date.

    Principal, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at our office or agency in the Borough of Manhattan, The City of New York which initially is United States Trust Company of New York, 114 W. 47th Street, New York, New York 10036,
Attention: Corporate Trust Department. We may pay interest by check mailed to the holders at their addresses as they appear in the Security Register.

    We may, subject to the covenants described below and applicable law, issue additional notes under the Indenture. The notes offered hereby and any additional notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

    We may redeem the notes, at our option, in whole or in part, at any time or from time to time, on or after December 15, 2003 and prior to maturity. We may redeem the notes at the following Redemption Prices, expressed in percentages of principal amount, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the 12-month period commencing December 15 of the years set forth below:

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2003........................................................................        106.125%
2004........................................................................        103.063
2005........................................................................        101.531
2006 and thereafter.........................................................        100.000%

    In addition, prior to December 15, 2001, we may on one or more occassions redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of one or more equity offerings, at a redemption price of 112.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. However, at least 65% of the aggregate principal amount of notes originally issued must remain outstanding after each such redemption. Any redemption under this provision must occur within 60 days following the closing of any such equity offering.

SELECTION AND NOTICE OF REDEMPTION

    If we elect to redeem less than all of the notes in an optional redemption, selection the notes to be redeemed will be selected by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. We cannot effect a partial redemption of notes of $1,000 in principal amount or less. If any note is to be redeemed in part only, our notice of redemption must state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. We will mail notices of redemption by first-class mail at least 30 but not more than 90 days before the redemption date to each holder of notes to be redeemed at the holder's registered address.

REGISTRATION RIGHTS AND RESALE OF NOTES

    We entered into a Registration Rights Agreement (the "Registration Rights Agreement") on December 23, 1998 under which we agreed at our expense, to:

    - file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer to exchange the notes for a new issue of our debt securities (the "new notes") to be issued under the Indenture in the same aggregate principal amount as and with terms that will be identical in all respects to the old notes (except that the new notes will not contain transfer restrictions),

    - use our best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act, and

    - use our best efforts to consummate the exchange offer.

    Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that you may resell the new notes issued in the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is our "affiliate" or who intends to participate in the exchange offer for the purpose of distributing the new notes,

    - will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned no-action letters,

    - will not be able to tender its notes in the exchange offer, and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

    If you wish to exchange old notes for new notes in the exchange offer, you must represent that:

    - you are not our affiliate,

    - any new notes to be received by you have been acquired in the ordinary course of your business, and

    - you have no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes at the time of commencement of the exchange offer.

    In addition, in connection with any resales of new notes, any broker-dealer (an "Exchanging Dealer") who acquired the notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Exchanging Dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment form the original sale of the Notes, with the prospectus contained in the exchange offer Registration Statement. Under the Registration Rights Agreement, we are required to allow Exchanging Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new notes.

SHELF REGISTRATION

    We may be required to file a shelf registration statement with respect to our outstanding notes if:

    - the Securities and Exchange Commission issues an interpretation that we are not permitted to effect the exchange offer,

    - we do not conclude the exchange offer by June 23, 1999,

    - an initial purchaser of the notes requests that we file a shelf registration statement with respect to notes held by the initial purchasers,

    - a holder of notes

        (a) is not eligible to participate in the exchange offer, or

        (b) has participated in the exchange offer but does not receive freely tradeable notes,

    - an initial purchaser has received new notes in the exchange offer or has otherwise been issued new notes in exchange for old notes constituting a portion of an unsold allotment, which new notes are not freely tradeable.

    If we are required to file a shelf registration statement we will, at our expense:

    - file with the SEC a shelf registration statement (the "Shelf Registration Statement") covering resales of the notes,

    - use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act, and

    - keep effective the Shelf Registration Statement until two years after the Closing Date or such shorter period of time that will terminate when all the notes covered thereby have been sold pursuant thereto or in certain other circumstances. If we file a Shelf Registration Statement, we will:

       - provide to each holder covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement,

       - notify each holder when the Shelf Registration Statement has become effective, and

       - take other actions required to permit unrestricted resales of the notes.

    A holder that sells notes pursuant to the Shelf Registration Statement generally will be:

    - required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser,

    - subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and

    - bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

In addition, each holder will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have its notes included in the Shelf Registration Statement.

    If either:

    - the Exchange Offer is not consummated on or prior to June 21, 1999 or

    - a Shelf Registration Statement is not declared effective when required,

we will pay liquidated damages ("Liquidated Damages") to each holder of notes in an amount equal to .5% per annum of the principal amount thereof, payable on June 15 and December 15. Upon the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, Liquidated Damages will cease to accrue.

    The summary of certain provisions of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Registration Rights Agreement.

PLEDGED SECURITIES

    When we issued the old notes, we purchased the Pledged Securities for $67.7 million and pledged them to the Trustee for the benefit of the holders of the notes. We believe that the amount of the Pledged Securities will be sufficient to provide for payment in full of the first six scheduled interest payments due on the notes. Immediately prior to an Interest Payment Date on the notes, we may either deposit with the Trustee cash sufficient to pay the scheduled interest scheduled or we may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the notes. If we elect to deposit cash with the Trustee, we may direct the Trustee to deliver cash or Pledged Securities from the Pledge Account to us. If we do not pay interest on the notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period.

    In addition to securing the payment of interest, the Pledged Securities and the Pledge Account also secure repayment of the principal amount of the notes to the extent of such security. Once we make the first six scheduled interest payments on the notes, all remaining Pledged Securities and any other amounts in the Pledge Account will be released from the Pledge Account to us and thereafter the notes will be unsecured.

RANKING

    The indebtedness evidenced by the notes is:

    - unsubordinated Indebtedness of ours,

    - ranks equally in right of payment with all of our other unsubordinated indebtedness, and

    - ranks senior in right of payment to all of our subordinated indebtedness.

    As of December 31, 1998, we had on an unconsolidated basis no indebtedness other than the notes. We are a holding company and the notes are effectively subordinated to all existing and future liabilities of our subsidiaries. As of December 31, 1998, our subsidiaries had $431.3 million of liabilities, excluding deferred taxes including $407.0 million of indebtedness, all of which is effectively senior to the notes.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of all terms as well as any other capitalized term used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or which is assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition. The term "Acquired Indebtedness" does not include Indebtedness of a person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such person becomes a Restricted Subsidiary or such Asset Acquisition.

    "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, our aggregate net income (or loss), including that of our Restricted Subsidiaries, for such period determined in conformity with GAAP. In computing Adjusted Consolidated Net Income, the following items should be excluded without duplication:

       (A) the net income of any person (other than net income attributable to a Restricted Subsidiary) in which any person (other than us or any of our Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to us or any of our Restricted Subsidiaries by such other person or such Unrestricted Subsidiary during such period;

        (B) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (A) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries or all or substantially all of the property and assets of such person are acquired by Dobson/Sygnet or any of its Restricted Subsidiaries;

        (C) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

       (D) any gains or losses, determined on an after-tax basis, attributable to Asset Sales;

        (E) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on our Preferred Stock or that of any Restricted Subsidiary owned by persons other than us and any of our Restricted Subsidiaries; and

        (F) all extraordinary gains and extraordinary losses, net of tax.

    "ADJUSTED CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of our assets and those of our Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

    - all of our current liabilities and those of our Restricted Subsidiaries (excluding intercompany items), and

    - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than Federal Communications Commission license acquisition costs), all as set forth on our most recent quarterly or annual consolidated balance sheet and, prepared in conformity with GAAP and filed with the SEC.

    "AFFILIATE" means, as applied to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

    "ASSET ACQUISITION" means:

    - an investment by us or any of our Restricted Subsidiaries in any other person pursuant to which such person shall become a Restricted Subsidiary or shall be merged into or consolidated with us or any of our Restricted Subsidiaries; on the condition that such person's primary business is related, ancillary or complementary to our businesses and those of our Restricted Subsidiaries on the date of such investment, or

    - an acquisition by us or any of our Restricted Subsidiaries of the property and assets of any person other than us or any of our Restricted Subsidiaries that constitute substantially all of a division or line of business of such person; but only if the property and assets acquired are related, ancillary or complementary to our businesses and those of our Restricted Subsidiaries on the date of such acquisition.

    "ASSET DISPOSITION" means the sale or other disposition by us or by any of our Restricted Subsidiaries other than to us or another Restricted Subsidiary of:

    - all or substantially all of the Capital Stock of any Restricted Subsidiary, or

    - all or substantially all of the assets that constitute a division or line of our business or of any of our Restricted Subsidiaries.

    "ASSET SALE" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by us or by any of our Restricted Subsidiaries to any person other than us or any of our Restricted Subsidiaries of:

    - all or any of the Capital Stock of any Restricted Subsidiary,

    - all or substantially all of the property and assets of an operating unit or business of ours or of any of our Restricted Subsidiaries, or

    - any of our other property and assets or any of our Restricted Subsidiaries outside the ordinary course of our business or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of our assets.

    The term "Asset Sale" does not include

    - sales or other dispositions of inventory, receivables and other current assets,

    - sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant,

    - sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received consists of property or assets (other than current assets) of a nature or type or that are used in a business (or a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or business of, ours and our Restricted Subsidiaries existing on the date of such sale or other disposition,

    - sales, transfers or other dispositions of assets with a fair market value not in excess of $5.0 million in any transaction or series of related transactions, or

    - the Tower Sale.

    "AVERAGE LIFE" means, at any date of determination with respect to any debt security, the quotient obtained by dividing

    (A) the sum of the product of

    - the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

    - the amount of such principal payment by

    (B) the sum of all such principal payments.

    "BANK AGENT" means NationsBank, N.A., or its successors as agent for the lenders under the New Credit Agreement.

    "CAPITAL STOCK" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

    "CAPITALIZED LEASE" means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person.

    "CAPITALIZED LEASE OBLIGATIONS" means the discounted present value of the rental obligations under a Capitalized Lease.

    "CHANGE OF CONTROL" means such time as:

    (A) prior to the occurrence of a Public Market, a "person" or "group", within the meaning of Section 13(d) of 14(d)(2) of the Exchange Act, becomes the ultimate "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of

    - Dobson Communications, on a fully diluted basis, than is beneficially owned by Everett R. Dobson and his Affiliates on such date, or

    - us, on a fully diluted basis, than is beneficially owned by the Existing Stockholders on such date.

    (B) After the occurrence of a Public Market, a "person" or "group", within the meaning of Section 13(d) of 14(d)(2) of the Exchange Act, becomes the ultimate "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of more than 35% of the total voting power of our Voting Stock on a fully diluted basis and such ownership represents a greater percentage of the total voting power of our Voting Stock, on a fully diluted basis, than is held by the Existing Stockholders on such date.

    (C) Individuals who on December 23, 1998 constituted the Board of Directors, together with any new directors

    - whose election by the Board of Directors or whose nomination for election by our stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on December 23, 1998 or whose election or nomination for election was previously so approved, or

    - so long as no "person" or "group", within the meaning of Section 13(d) or 14(d)(2) under the Exchange act, becomes the ultimate "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of Dobson Communications, on a fully diluted basis, than is beneficially owned by Everett R. Dobson and his Affiliates on such date, whose election was approved by Dobson Communications, cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    "CLOSING DATE" means the date on which the Notes are originally issued under the Indenture.

    "COMMON STOCK" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such person's equity, other than Preferred Stock of such person, whether now outstanding or issued after the Closing Date, including without limitation, all series and classes of such common stock.

    "CONSOLIDATED EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income

    - Consolidated Interest Expense,

    - income taxes, (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets),

    - depreciation expense,

    - amortization expense, and

    - all other non-cash items reducing Adjusted Consolidated Net Income, other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for us and our Restricted Subsidiaries in conformity with GAAP. If any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced to the extent not otherwise reduced in accordance with GAAP by an amount equal to

       - the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

       - the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by us or any of our Restricted Subsidiaries.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the aggregate amount of interest in respect of Indebtedness including, without limitation,

    (A) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

    (B) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (C) the net costs associated with Interest Rate Agreements; and

    (D) Indebtedness that is Guaranteed or secured by us or any of our Restricted Subsidiaries and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by us and our Restricted Subsidiaries during such period. However,

    - any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (C) of the definition thereof, but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (C) of the definition thereof, and

    - any premiums, fees and expenses and any amortization thereof payable in connection with the offering of the notes, all as determined on a consolidated basis without taking into account Unrestricted Subsidiaries in conformity with GAAP.

    "CONSOLIDATED LEVERAGE RATIO" means, on any Transaction Date, the ratio of

    - the aggregate amount of our Indebtedness and that of our Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date, to

    - the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which our financial statements have been filed with the SEC (such four fiscal quarter period being the "Four Quarter Period").

In making the foregoing calculation:

    (A) pro forma effect shall be given to any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Four Quarter Period;

    (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Four Quarter Period and ending on the Transaction Date (the "Reference Period") as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

    (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period.

    To the extent that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the person, or division or line of business of the person, that is acquired or disposed of for which financial information is available.

    "CONSOLIDATED NET WORTH" means, at any date of determination, stockholders' equity as set forth on our most recently available quarterly or annual consolidated balance sheet, which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of our Capital Stock or that of any of our Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign

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currency exchange adjustments under Financial Accounting Standards Board
Statement of Financial Accounting Standards No. 52).

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "DISQUALIFIED STOCK" means any class or series of Capital Stock of any person that by its terms or otherwise is

    (A) required to be redeemed prior to the Stated Maturity of the notes,

    (B) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or

    (C) convertible into or exchangeable for Capital Stock referred to in clause
(a) or (b) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes.

    Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if,

    - the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below, and

    - such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

    "DOBSON COMMUNICATIONS" means Dobson Communications Corporation, an Oklahoma corporation.

    "EXISTING STOCKHOLDERS" means

    - Everett R. Dobson and his Affiliates, and

    - Dobson Communications, so long as no "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
      Act) of more than 35% of the total voting power of the Voting Stock of Dobson Communications on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of Dobson Communications, on a fully diluted basis, than is held by Everett R. Dobson and his affiliates on such date.

    "FAIR MARKET VALUE" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP

                                       75
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applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to

    - the amortization of any expenses incurred in connection with the offering of the notes and

    - except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "GOVERNMENT SECURITIES" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

    "GUARANTEE" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person

    - to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

    - entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

    The term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "INCUR" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a person becoming a Restricted Subsidiary; on the condition that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any person at any date of determination (without duplication):

       (A) all indebtedness of such person for borrowed money,

        (B) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

        (C) all obligations of such person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (A) or (B) above or (E), (F) or (G) below) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement),

       (D) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,

        (E) all obligations of such Person as lessee under Capitalized Leases,

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        (F) all Indebtedness of other persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; on the condition that the amount of such Indebtedness shall be the lesser of

       - the fair market value of such asset at such date of determination and

       - the amount of such Indebtedness,

       (G) all Indebtedness of other persons Guaranteed by such person to the extent such Indebtedness is Guaranteed by such person and

       (H) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

    The amount of Indebtedness of any person at any date shall be the outstanding balance at such date (or in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, but only if:

    - the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

    - money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" so long as such money is held to secure the payment of such interest, and

    - Indebtedness shall not include any liability for federal, state, local or other taxes.

    "INTEREST RATE AGREEMENT" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "INVESTMENT" in any person means any direct or indirect advance, loan or other extension of credit including, without limitation, by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on our balance sheet or that of our Restricted Subsidiaries, or a capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such person and shall include

    - the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and

    - the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (c) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant.

    For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, "Investment" shall include

                                       77
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    (A) the fair market value of the assets (net of liabilities (other than liabilities to us or any of our Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,

    (B) the fair market value of the assets, net of liabilities (other than liabilities to us or any of our Subsidiaries) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments, and

    (C) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "MOODY'S" means Moody's Investors Service, Inc. and its successors.

    "NET CASH PROCEEDS" means,

    (A) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any of our Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

    (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

    (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of our operations and our Restricted Subsidiaries, taken as a whole,

    (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either

    - is secured by a Lien on the property or assets sold or

    - is required to be paid as a result of such sale and

    (4) appropriate amounts to be provided by us or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and

    (B) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents, except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "NEW CREDIT AGREEMENT" means the credit agreement dated as of the Closing Date between Dobson/ Sygnet Operating Company and NationsBank, N.A. and certain other financial institutions, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such credit agreement (including without limitation any Guarantees and security documents), in each case as such credit agreement or such agreements, instruments or documents may be amended (including any

                                       78
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amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time (including any agreement extending the maturity of, refinancing or otherwise restructuring (including the inclusion of additional borrowers thereunder that are our subsidiaries) all or a portion of the Indebtedness under such agreement or any successor agreement).

    "OFFER TO PURCHASE" means our offer to purchase notes from the holders commenced by mailing a notice to the Trustee and each holder stating:

       (A) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

        (B) the purchase price and the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Payment Date");

        (C) that any note not tendered will continue to accrue interest pursuant to its terms;

       (D) that, unless we default in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

        (E) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

        (F) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

       (G) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; but only if that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

    On the Payment Date, we shall

    - accept for payment on a pro rata basis notes or portions thereof validly tendered pursuant to an Offer to Purchase;

    - deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

    - deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by us.

    The Paying Agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. We will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. We will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that we are required to repurchase notes pursuant to an Offer to Purchase.

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
    "PERMITTED INVESTMENT" means:

       (A) an Investment in us or a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, us or a Restricted Subsidiary; but only if that person's primary business is related, ancillary or complementary to our businesses and those of our Restricted Subsidiaries on the date of such Investment;

        (B) Temporary Cash Investments;

        (C) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

       (D) stock, obligations or securities received in satisfaction of judgments;

        (E) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits;

        (F) Interest Rate Agreements and Currency Agreements designed solely to protect us or our Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates; and

       (G) loans or advances to our officers or employees or to those of any Restricted Subsidiary that do not in the aggregate exceed $3 million at any time outstanding.

    "Permitted Liens" means:

       (A) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

        (B) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

        (C) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

       (D) Liens incurred or deposits made, including deposits made to the FCC, to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

        (E) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of our business or that of any of our Restricted Subsidiaries;

        (F) Liens, including extensions and renewals thereof, upon real or personal property acquired after the Closing Date; but only if that

            (1) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below,

           - to finance the cost (including the cost of design, development, improvement, construction, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or

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
           - to refinance any Indebtedness previously so secured,

            (2) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

            (3) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

       (G) leases or subleases granted to others that do not materially interfere with the ordinary course of our business and that of our Restricted Subsidiaries, taken as a whole;

       (H) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of ours or a customer of one of our Restricted Subsidiaries relating to such property or assets;

        (I) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

        (J) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

       (K) Liens on property of, or on shares of Capital Stock or Indebtedness of, any person existing at the time such person becomes, or becomes a part of, any Restricted Subsidiary; but only if such Liens do not extend to or cover any of our property or assets or of any Restricted Subsidiary other than the property or assets acquired;

        (L) Liens in favor of us or any Restricted Subsidiary;

       (M) Liens arising from the rendering of a final judgment or order against us or any Restricted Subsidiary that does not give rise to an Event of Default;

       (N) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

       (O) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

        (P) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect us or any of our Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

       (Q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business in accordance with our past practices of and those of our Restricted Subsidiaries prior to the Closing Date;

       (R) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding; and

        (S) Liens on or sales of receivables.

    "PLEDGE ACCOUNT" means an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities to be purchased by us with the net proceeds from the notes.

    "PLEDGE AGREEMENT" means the Collateral Pledge and Security Agreement, dated as of the Closing Date, made by us in favor of the Trustee, governing the disbursement of funds from the Pledge Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

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    "PLEDGED SECURITIES" means the Government Securities purchased by us and held in the Pledge Account in accordance with the Pledge Agreement.

    "PREFERRED STOCK" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such person's preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.

    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of our Common Stock pursuant to an effective registration statement under the Securities Act.

    A "PUBLIC MARKET" shall be deemed to exist if

    - we have consummated a Public Equity Offering and

    - at least 15% of our total issued and outstanding Common Stock has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "RESTRICTED SUBSIDIARY" means any of our Subsidiaries other than an Unrestricted Subsidiary.

    "SIGNIFICANT SUBSIDIARY" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

    - for our most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or

    - as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of us and its Restricted Subsidiaries, all as set forth on our most recently available consolidated financial statements for such fiscal year.

    "S&P" means Standard & Poor's Ratings Service and its successors.

    "STATED MATURITY" means,

    - with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

    - with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "SUBSIDIARY" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such person and one or more other Subsidiaries of such person.

    "SYGNET ACQUISITION" means, collectively, the transfer of the stock of Dobson/Sygnet Operating Company to us and the merger of Dobson/Sygnet Operating Company with and into Sygnet Wireless, Inc., pursuant to which Sygnet Wireless, Inc. survived as our Wholly Owned Restricted Subsidiary.

    "TEMPORARY CASH INVESTMENT" means any of the following:

       (A) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof,

        (B) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally

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    recognized statistical rating organization (as defined in Rule 436 under the
    Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

        (C) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (A) above entered into with a bank meeting the qualifications described in clause (B) above,

       (D) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and

        (E) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

    "TOWER LEASE" means the lease of the towers sold in the Tower Sale pursuant to a tower lease agreement between Sygnet Communications, Inc. and Dobson Tower Company.

    "TOWER SALE" means the sale of substantially all of Sygnet Communications, Inc.'s towers to Dobson Tower Company or any of its Affiliates.

    "TRADE PAYABLES" means, with respect to any person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "TRANSACTION DATE" means, with respect to the Incurrence of any Indebtedness by us or any of our Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of ours that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary, including any newly acquired or newly formed Subsidiary of ours, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; but only if

       (A) any Guarantee by us or by any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

        (B) either the Subsidiary to be so designated has total assets of $1,000 or less or if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and

        (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; but only if immediately after giving effect to such designation

    - all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be incurred for all purposes of the Indenture and

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    - no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly providing the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "VOTING STOCK" means with respect to any person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

    "WHOLLY OWNED" means, with respect to any Subsidiary of any person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such person or one or more Wholly Owned Subsidiaries of such person.

COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS

    (A) Neither we nor any Restricted Subsidiary may Incur any Indebtedness. However, we may Incur Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness, if, after giving effect to the Incurrence of such Indebtedness the Consolidated Leverage Ratio would be less than:

    - 8 to 1, for Indebtedness Incurred on or prior to December 31, 1999, or

    - 7 to 1, for Indebtedness Incurred after December 31, 1999.

    (B)  We and any Restricted Subsidiary may incur the following types of
Indebtedness:

        (1) Indebtedness secured under the New Credit Agreement, or any refinancing thereof, in a principal amount not to exceed $450.0 million, less any amount of such Indebtedness permanently repaid under the "Limitation on Asset Sales" covenant described below;

        (2) Indebtedness of any Restricted Subsidiary owed to us or any of our Restricted Subsidiaries. However, any subsequent issuance or transfer of Capital Stock, or any other event resulting in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness except to us or another Restricted Subsidiary, will be deemed an Incurrence of Indebtedness after such issuance or transfer.

        (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness

       - secured under the New Credit Agreement or any refinancing thereof,

       - of a Restricted Subsidiary owed to us or any other Restricted
         Subsidiary,

       - in respect of performance, surety and appeal bonds provided in the ordinary course of business,

       - in respect of Currency Agreements and Interest Rate Agreements,

       - arising from indemnity agreements, purchase price adjustment agreements, from guaranties or letters of credit or other obligations incurred in connection with the disposition of any business, assets or Restricted Subsidiary,

       - Guaranties of the notes and Guarantors of our Indebtedness by any Restricted Subsidiary,

    - Indebtedness not to exceed at any one time outstanding two times the net Cash Proceeds received by Dobson/Sygnet as a capital contribution or from certain sales of Capital Stock, or

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    - Indebtedness incurred and outstanding at any time in an aggregate amount of up to $10 million,

and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses): Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that ranks equally with, or subordinated in right of payment to, the notes shall only be permitted under this clause (3) if

       - in case the notes are refinanced in part or the Indebtedness to be refinanced ranks equally with the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made of equal rank with, or subordinate in right of payment to, the remaining notes,

       - in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinated to the notes,

       - such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and

       - in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause
         (3);

        (4) Indebtedness

           (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business,

           (b) under Currency Agreements and Interest Rate Agreements; but only if such agreements

           - are designed solely to protect us or our Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and

           - do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

           (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or those of any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by us or by any Restricted Subsidiary in connection with such disposition;

        (5) our Indebtedness, to the extent the net proceeds thereof are promptly

           - used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control or

           - deposited to defease the notes as described below under "Defeasance";

        (6) Guarantees of the notes and Guarantees of our Indebtedness by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described below;

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        (7) Indebtedness Incurred to finance the cost (including the cost of design, development, construction, installation or integration) of tangible telecommunications network assets, equipment or inventory acquired by us or by a Restricted Subsidiary after the Closing Date;

        (8) our Indebtedness, and any refinancings thereof, not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by us after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a person that is not our Subsidiary to the extent such Net Cash Proceeds have not been used pursuant to clause (c) of paragraph (A)(4) or clause (3), (4), (5) or
    (8) of paragraph (B) of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; on the condition that such Indebtedness does not mature prior to the Stated Maturity of the notes and has an Average Life longer than the notes; and

        (9) Indebtedness, and any refinancings thereof, outstanding at any time in an aggregate amount not to exceed $10 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

    (C) The maximum amount of Indebtedness that the we or one of our Restricted Subsidiaries may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies.

    LIMITATION ON RESTRICTED PAYMENTS

    (A) We and our Restricted Subsidiaries are not permitted to take the following actions (each a "Restricted Payment"):

    (1) declare or pay any dividend or make any distribution on or with respect to our Capital Stock. However, dividends or distributions are permitted if they are either payable solely in Capital Stock, other than Disqualified Stock, or in options, warrants or other rights to acquire Capital Stock, or are payable to us or any of our Restricted Subsidiaries. If a Restricted Subsidiary is not a Wholly Owned Subsidiary then the distributions or dividends may be payable to its other shareholders only if on a pro rata basis measured by value.

    (2) purchase, redeem, retire or otherwise acquire for value any of our Capital Stock or that of one of our Unrestricted Subsidiaries (including options, warrants or other rights to acquire such shares of Capital Stock) held by any person or a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any of our Affiliates (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of our Capital Stock,

    (3) make any voluntary or optional principal payment, any redemption, repurchase, defeasance, or other acquisition or retirement for value, of any of our Indebtedness that is subordinated in right of payment to the notes, or

    (4) make any Investment, other than a Permitted Investment if, at the time of, and after giving effect to, the proposed Restricted Payment:

    (a) a Default or Event of Default occurs and continues to occur or would result therefrom or shall have occurred and be continuing,

    (b) We could not Incur at least $1.00 of Indebtedness under paragraph (1) of the "Limitation on Indebtedness" covenant, or

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    (c) the aggregate amount of such Restricted Payments and all other
       Restricted Payments declared or made after the date of the Indenture would exceed the sum of:

           - 50% of the Adjusted Consolidated Net Income, or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss, accrued during the period treated as one accounting period, beginning on January 1, 1999 to the end of the most recent fiscal quarter preceding the date of such Restricted Payment for which our consolidated financial statements have been filed with the SEC plus

           - the aggregate Net Cash Proceeds received by us after the December 23, 1998 as a capital contribution or from issuing or selling its Capital Stock, and options, warrants and other rights to acquire its Capital Stock other than Disqualified Stock, to a Person who is not our Subsidiary, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (B)(3) under the "Limitation on Indebtedness" covenant, (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes) plus

           - an amount equal to the net reduction in Investments that constitute Restricted Payments resulting from payments of interest, dividends, repayments of loans or advances, returns of capital or other transfers of assets to us or to any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment, except to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, valued in each case as provided in the definition of "Investments," not to exceed, in each case, the amount of Investments previously made by Dobson/Sygnet or any Restricted Subsidiary in such Unrestricted Subsidiary.

    (B) The provisions of paragraph (A) above will not prohibit the following actions:

       (1) the payment of any dividend within 60 days after the date of its declaration if, at the date of declaration, the payment of the dividend would not be a Restricted Payment;

       (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes with the proceeds of, or in exchange for, Indebtedness Incurred under clause (B)(3) of the "Limitation on Indebtedness" covenant;

       (3) the repurchase, redemption or other acquisition of our Capital Stock (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent capital contribution or offering of, shares of our Capital Stock (other than Disqualified Stock) or options, warrants or other rights to acquire such Capital Stock, exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes;

       (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of our Indebtedness which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of, a substantially concurrent capital contribution or offering of, shares of our Capital Stock (other than Disqualified Stock), or options, warrants or other rights to acquire such Capital Stock, exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes;

       (5) the declaration or payment of dividends on our Common Stock following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by us in such Public Equity Offering;

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       (6) payments or distributions to dissenting stockholders pursuant to applicable law or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

       (7) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of our Capital Stock to the extent necessary in the good faith judgment of our Board of Directors, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by us or any by Restricted Subsidiary from any governmental agency;

       (8) Investments in any person the primary business of which is related, ancillary or complementary to our business and that of our Restricted Subsidiaries on the date of such Investments. However, the aggregate amount of such Investments may not exceed the sum of:

           - $10 million plus the amount of Net Cash Proceeds received by us as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a person who is not our Subsidiary except to the extent such Net Cash Proceeds are used to Incur Indebtedness or to make Restricted Payments pursuant to paragraph (4)(c) above or clauses (3), (4) or (5) of this paragraph, plus

           - the net reduction in Investments made pursuant to this clause (8) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), on the condition that the net reduction in any Investment shall not exceed the amount of such Investment;

       (9) Investments acquired as a capital contribution or in exchange for our Capital Stock (other than Disqualified Stock); or

       (10) the purchase, redemption, retirement or other acquisition for value of our Capital Stock, or options to purchase such shares, held by directors, employees or former directors or employees of Dobson/Sygnet or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued. However, the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or options after the Closing Date does not exceed $1 million in any calendar year;

except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment referred to in clause (9) thereof), and the Net Cash Proceeds from any capital contribution or any issuance of Capital Stock referred to in clauses (3), (4) and (8), shall be included in calculating whether the conditions of clause (4)(c) of paragraph (A) have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of our Capital Stock are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that ranks equally with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (4)(c) of paragraph (A) only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

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    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    We and our Restricted Subsidiaries shall not create or otherwise cause or permit to exist any consensual restriction on the ability of any Restricted Subsidiary to:

    - pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to us or any other Restricted Subsidiary,

    - make loans or advances to us or any other Restricted Subsidiary, or

    - transfer any of its property or assets to us or any other Restricted Subsidiary.

However, the prohibition does not apply to any encumbrances or restrictions:

    - existing on the Closing Date in the New Credit Agreement, the Indenture pursuant to an agreement in effect or entered into on the date of the Indenture or any other agreement in effect on the Closing Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; but only if the restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those restrictions that are being extended, refinanced, renewed or replaced;

    - existing under or by reason of applicable law;

    - existing with respect to any person or the property or assets of any person acquired by us or by any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof;

    - in the case of restrictions relating to the transfers of property, restrictions that:

       - restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

       - exist by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of ours or of any Restricted Subsidiary not otherwise prohibited by the Indenture, or

       - are agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of ours or of any Restricted Subsidiary in any manner material to us or to any Restricted Subsidiary;

    - with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

    - if contained in the terms of any Indebtedness of a Restricted Subsidiary:

       - the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

       - the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by us), and

       - if we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    We and our Restricted Subsidiaries will not sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

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    - to us or a Wholly Owned Restricted Subsidiary;

    - issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

    - if, immediately after giving effect to such sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary. However, any Investment in such person remaining after giving effect to such sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; and

    - sales of Common Stock of a Restricted Subsidiary. However, any Net Cash Proceeds of such sale must be applied in accordance with the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    We will not permit any Restricted Subsidiary to Guarantee any Indebtedness of the Company which ranks equally with or subordinate in right of payment to the notes ("Guaranteed Indebtedness"), unless:

    - such Restricted Subsidiary simultaneously Guarantees (a "Subsidiary Guarantee") payment of the notes and

    - such Restricted Subsidiary waives any rights of reimbursement, indemnity or subrogation against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

    The above restriction does not apply to any Guarantee of any Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary and was not Incurred in contemplation of becoming a Restricted Subsidiary. If the Guaranteed Indebtedness ranks equally with the notes, then the Guarantee of such Guaranteed Indebtedness shall rank equally with or be subordinated to the Subsidiary Guarantee. If the Guaranteed Indebtedness is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be also subordinated to the Subsidiary Guarantee to the extent that the Guaranteed Indebtedness is subordinated to the notes.

    LIMITATION ON LIENS

    We and our Restricted Subsidiaries will not create or permit to exist any Lien, other than Permitted Liens, on any of its assets or properties, including Capital Stock or Indebtedness of any Restricted Subsidiary, unless at the same time effective provision is made to secure the obligations due under the Indenture and the notes (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien.

    The foregoing limitation does not apply to:

    - Liens existing on the Closing Date;

    - Liens on any assets or Capital Stock of ours or of our Restricted Subsidiaries created in favor of the holders;

    - Liens on assets of a Restricted Subsidiary created in favor of us or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to us or such other Restricted Subsidiary;

    - Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under the "Limitation on Indebtedness" covenant. However, any such Liens may not cover any of our property or assets or of any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

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    - Liens on the Capital Stock of, or any property or assets of, a Restricted
      Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; or

    - Liens securing Indebtedness Incurred under the New Credit Agreement pursuant to clause (B) (1) of the "Limitation on Indebtedness" covenant described above.

    LIMITATION ON SALE-LEASEBACK TRANSACTIONS

    We and our Restricted Subsidiaries shall not enter into any sale-leaseback transaction for any of their assets or properties unless;

    - the lease, including renewal rights, does not exceed three years;

    - the lease secures or relates to industrial revenue or pollution control bonds;

    - the transaction is solely between us and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries;

    - the transaction is either the Tower Sale or the Tower Lease; or

    - within twelve months after the sale or transfer of any assets or properties is completed, we or such Restricted Subsidiary apply the net proceeds received from such sale in accordance with the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

    We and our Restricted Subsidiaries shall not engage in any transaction or series of transactions, including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service, with any holder (or any Affiliate of such holder) of 5% or more of any class of our Capital Stock or with any Affiliate or any Restricted Subsidiary an ("Affiliate Transaction"), except upon fair and reasonable terms no less favorable to us or to such Restricted Subsidiary than could be obtained in an arm's-length transaction with a non-Affiliate.

    The provisions of the above paragraph shall not prohibit the following activities:

       (A) transactions

           - approved by a majority of the members of our Board of Directors who do not have any material financial interest in such transactions, or

           - for which we or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to Dobson/Sygnet or such Restricted Subsidiary from a financial point of view;

        (B) any transaction solely between us and any of our Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

        (C) the payment of reasonable and customary regular fees to our directors who are not our employees;

       (D) any payments or other transactions pursuant to any tax-sharing agreement between us and any other person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

        (E) transactions between us or any of our Restricted Subsidiaries and Dobson Communications or its Affiliates on terms of the kind customarily employed to allocate charges among members of a consolidated group of entities, in any such case that are fair and reasonable to us or such Restricted

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    Subsidiary; on the condition that the aggregate consideration subject to such transactions does not exceed $3 million in any calendar year; or

        (F) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

    Any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (B) through (F) of this paragraph, the aggregate amount of which exceeds $1.0 million in value, must be approved or determined to be fair by a majority of the disinterested members of the Board of Directors above or if the aggregate amount exceeds $5.0 million in value, the transaction must be approved or we or our Restricted Subsidiary must provide a fairness opinion as described above.

    LIMITATION ON ASSET SALES

    We and our Restricted Subsidiaries shall not make any Asset Sale, unless:

    - the consideration received is at least equal to the fair market value of the assets sold or disposed of, and

    - at least 85% of the consideration received consists of cash or Temporary Cash Investments.

    If the Net Cash Proceeds received from one or more Asset Sales in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which our consolidated balance sheet and that of our its subsidiaries has been filed with SEC), then we or the Restricted Subsidiary shall:

        (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

         - apply an amount equal to such excess Net Cash Proceeds to permanently repay our Senior Indebtedness or that of any Restricted Subsidiary providing a Subsidiary Guarantee or Indebtedness of any other Restricted Subsidiary, in each case owing to a person other than us or any of our Restricted Subsidiaries or

         - invest an equal amount, or the amount not so applied pursuant to the previous clause in property or assets (other than current assets) of a nature or type or that are used in a business similar or related to the nature or type of our property and assets of, or our business of, or that of our Restricted Subsidiaries existing on the date of such investment and

        (2) apply such excess Net Cash Proceeds as provided below. The amount of such excess Net Cash Proceeds required to be applied during such twelve-month period as set forth in the preceding sentence and not applied by the end of such period shall constitute "Excess Proceeds."

    At such time as the aggregate amount of Excess Proceeds not previously used to make an Offer to Purchase totals at least $5 million, we must commence and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

    Within 30 days after a Change of Control we must commence and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the Payment Date.

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    There can be no assurance that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant and by our other securities which might be outstanding at the time. The covenant requiring us to repurchase the notes upon a Change of Control will, unless consents are obtained, require us to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

SEC REPORTS AND REPORTS TO HOLDERS

    At all times from and after the earlier of:

    - the date of the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement (the "Registration"), and

    - June 21, 1999,

    in either case, whether or not we are then required to file reports with the SEC, we must file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. We shall supply the Trustee and each holder or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. In addition, at all times prior to the earlier of the date of the Registration and June 21, 1999, we shall, at our cost, deliver to each holder of the notes quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act. In addition, at all times prior to the Registration, upon the request of any holder or any prospective purchaser of the notes designated by a holder, we shall supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

EVENTS OF DEFAULT

    The following events are defined as "Events of Default" in the Indenture:

       (A) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

        (B) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days; on the condition that a failure to make any of the first six scheduled interest payments on the notes in a timely manner will constitute an Event of Default with no grace or cure period;

        (C) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of notes upon a change of control" covenant;

       (D) We default in the performance of or breach any of our other covenants or agreements in the Indenture or under the notes (other than a default specified above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the notes;

        (E) there occurs with respect to any of our Indebtedness or any of Significant Subsidiary having an aggregate outstanding principal amount of $5 million or more for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created

       - an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged

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           in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration, and/or

       - the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

        (F) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

       (G) a court having jurisdiction in the premises enters a decree or order for:

       - relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

       - appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of our property and assets or of any Significant Subsidiary, or

       - the winding up or liquidation of our affairs or of any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

       (H) we or any Significant Subsidiary

       - commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

       - consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ours or of any Significant Subsidiary or for all or substantially all of our property and assets of or of any Significant Subsidiary or

       -  effects any general assignment for the benefit of creditors; or

        (I) the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

    If an Event of Default other than an Event of Default involving bankruptcy or insolvency proceedings that occurs with respect to us, occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to us (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (E) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (E) shall be remedied or cured by us or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration.

    If an Event of Default specified in clause (G) or (H) above occurs with respect to us, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be

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immediately due and payable without any declaration or other act on the part of the Trustee or any holder. At any time after declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the holders of at least a majority in principal amount of the outstanding notes by written notice to us and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

    - all existing Events of Default, other than the nonpayment of the principal premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and

    - the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and waiver."

    The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the Indenture or the notes unless:

    - the holder gives the Trustee written notice of a continuing Event of Default;

    - the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

    - such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

    - the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

    - during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

    However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

    The Indenture requires certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our activities and those of our Restricted Subsidiaries and ours and our Restricted Subsidiaries' performance under the Indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We are also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We will not, in a single transaction or series of related transactions, consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, any Person unless:

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       (A) the resulting, surviving or transferee person ("Successor Company")
    is a person organized under the laws of the United States of America or any jurisdiction thereof and shall expressly assume all of our obligations on all of the notes and under the Indenture;

        (B) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

        (C) immediately after giving effect to such transaction on a pro forma basis, the Successor Company shall have a Consolidated Net Worth equal to or greater than our Consolidated Net Worth immediately prior to such transaction;

       (D) immediately after giving effect to such transaction on a pro forma basis the Successor Company could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant. However, this clause does not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth if no consideration (other than Common Stock in the surviving person or us) is issued or distributed to the stockholders of the Company; and

        (E) We deliver to the Trustee an officers' certificate (attaching the arithmetic computations to demonstrate compliance with clauses (C) and (D)) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

Clauses (C) and (D) above do not apply if the principal purpose of such transaction is to change our state of incorporation.

DEFEASANCE

    DEFEASANCE AND DISCHARGE. We will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

       (A) We have deposited with the Trustee money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes,

        (B) We have delivered to the Trustee:

           (1) either an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or

           (2) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and

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

           (3) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any Holder who may be deemed an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit) the trust funds will not be subject to the effect of
                 Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

        (C) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound, and

       (D) if at such time the notes are listed on a national securities exchange, we have delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The provisions of the Indenture will no longer be in effect with respect to clauses
(C) and (D) under "Consolidation, merger and sale of assets" and all the covenants described herein under "Covenants," clauses (C) and (D) under "Events of Default" with respect to such clauses (C) and (D) under "Consolidation, merger and sale of assets" and such covenants and clauses (E) and (F) under "Events of default" shall be deemed not to be Events of Default, if

    - we deposit with the Trustee money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (B)(1), (C) and (D) of the preceding paragraph, and

    - we deliver to the Trustee an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. If we determine to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraphs and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes. However, no modification or amendment may, without the consent of each holder affected thereby;

    - change the Stated Maturity of the principal of, or any installment of interest on, any note,

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    - reduce the principal of, or premium, if any, or interest on, any note,

    - change the place or currency of payment of principal of, or premium, if any, or interest on, any note,

    - impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note,

    - reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the Indenture,

    - waive a default in the payment of principal of, premium, if any, or interest on the notes, or

    - reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR
  EMPLOYEES

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the Escrow and Security Agreement, the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of ours or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions. However, if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth herein, the notes have been issued in the form of one or more global notes. The global notes were deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    Notes offered and sold in reliance on Regulation S were initially represented by one or more permanent global notes in definitive, fully registered form (the "Offshore Global Note") which were registered in the name of the Global Note Holder and deposited on behalf of the purchasers of the notes represented thereby with a custodian for the Global Note Holder for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel Bank").

    Notes offered and sold to "Qualified Institutional Buyers" in reliance on Rule 144A under the Securities Act will be represented by one or more permanent global notes in definitive, fully registered

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
form (the "U.S. Global Note" and together with the Offshore Global Note, the "Global Notes") which will be registered in the name of the Global Note Holder and deposited on behalf of the purchasers of the notes represented thereby with a custodian for the Global Note Holder for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at the Depositary.

    Notes that are transferred to institutional "accredited investors" who are not "Qualified Institutional Buyers" (as such terms are defined under "Notice to Investors" elsewhere herein ("Non-Global Purchasers")) or are issued as described under "Certificated Notes" below, will be issued in registered, definitive, certificated form (the "Certificated Notes"). Upon the transfer of Certificated Notes to a Qualified Institutional Buyer or in an offshore transaction under Regulation S, such Certificated Notes may, unless the Global Note shall have previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note representing the principal amount of the notes being transferred upon delivery of appropriate certificates to the Trustee.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants.

    We expect that pursuant to procedures established by the Depositary

    - upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and

    - ownership of the notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Participants), the Participants and the Indirect Participants.

    Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the notes, see "Notice to Investors."

    Investors may hold their interests in the Offshore Global Note directly through Euroclear or Cedel Bank, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Investors may also hold such interests through organizations other than Euroclear or Cedel Bank that are Participants in the Depositary. Euroclear and Cedel Bank will hold such interests in the Offshore Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in the Offshore Global Note in customers' securities acocunts in the depositaries' names on the books of the Depositary.

    So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder under the Indenture of any notes evidenced by the Global Note. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary relating to the notes.

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
    Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee may treat the persons in whose names notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes. We believe, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Participants and Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants and Indirect Participants.

    Transfers between Participants will be effected in accordance with the Depositary's rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of the Depositary and in accordance with the procedures set forth in the Indenture.

    Transfers by an owner of a beneficial interest in the U.S. Global Note to a transferee who takes delivery of such interest through the Offshore Global Note, whether before, on or after the 40th day after the later of the commencement of this offering and the Closing Date, will be made only upon receipt by the Trustee of a certification to the effect that such transfer is being made in accordance with Regulation S. Transfers of Certificated Notes to persons who will hold through the U.S. Global Note or the Offshore Global Note will be subject to certifications provided by the Trustee.

    CERTIFICATED NOTES

    Transferees of notes who are not "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act may hold notes only in the form of Certificated Notes. All such Certificated Notes would be subject to the legend requirements described herein under "Notice to Investors."

    In addition, if

    - we notify the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days, or

    - we, at our option, notifies the Trustee in writing that it elects to cause the issuance of notes in the form of Certificated Notes under the Indenture then, upon surrender by the Global Note Holder of the Global Notes, Certificated Notes will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related notes.

    Neither we nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

    SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the

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accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder's registered address. Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by the Depositary to be settled in immediately available funds. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Cedel Bank participant purchasing an interest in a Global Note from a Participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel Bank participant, during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank) immediately following the settlement date of the Depositary. The Depositary has advised the Company that cash received in Euroclear or Cedel Bank as a result of sales of interests in a Global Note by or through a Euroclear or Cedel Bank participant to a participant will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or Cedel Bank cash account only as of the business day for Euroclear or Cedel Bank following the Depositary's settlement date.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes the material anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. Except where noted, it deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), by U.S. holders and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, tax exempt organizations, persons holding notes as a part of a hedging or conversion transaction or a straddle or U.S. holders whose "functional currency" is not the U.S. dollar. Furthermore, our discussion below is based upon the provisions of the Code and regulations, administrative and judicial decisions as of this date. These authorities may be repealed, revoked or modified with possible retroactive effect so as to result in U.S. federal income tax consequences different from those we discuss below.

    YOU MAY WISH TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE OWNERSHIP AND DISPOSITION OF THE NOTES.

THE NEW NOTES

    EXCHANGE FOR REGISTERED SECURITIES. Your exchange of an old note for a new note should not constitute a taxable exchange. Each new note should be treated as having been originally issued at the time the old note was originally issued.

    STATED INTEREST. You must include as ordinary interest income the interest attributable to the notes at the time it accrues or is received, in accordance with your accounting method for U.S. federal income tax purposes.

    ORIGINAL ISSUE DISCOUNT. We did not issue the notes with original issue discount for federal income tax purposes.

TAX CONSEQUENCES TO U.S. HOLDERS

    A "U.S. holder" means:

    - a beneficial owner that is a citizen or resident of the U.S.,

    - a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision,

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

    - a trust the administration of which is subject to the primary supervision of a court within the U.S. and for which one or more persons have the authority to control all substantial decisions. An individual may, subject to certain exceptions, be deemed to be a resident (as opposed to a non-resident alien) of the U.S. by virtue of being present in the U.S. on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

    A "non-U.S. holder" is a holder that is not a U.S. holder.

TAXATION OF INTEREST ON THE NOTES

    If you are a U.S. holder, interest paid on the notes will be taxable as ordinary interest income in accordance with your method of tax accounting. We expect that the notes will not be issued with original issue discount within the meaning of the Code.

MARKET DISCOUNT

    If you are a U.S. holder, and you acquire a note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount," unless the difference is less than a specified minimum amount. Under the market discount rules of the Code, you will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. Market discount generally accrues on a straight-line basis over the remaining term of the note, unless you elect to accrue market discount on a constant interest method. You may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such note.

    You may elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the U.S. holder so elects, on a constant-yield basis), in which case the interest deduction deferral rule set forth in the preceding paragraph will not apply. Such an election will apply to all bonds you acquire on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service ("IRS").

AMORTIZABLE BOND PREMIUM

    A U.S. holder that purchases a note for an amount in excess of the principal amount will be considered to have purchased the note at a "premium." You generally may elect to amortize this premium over the remaining term of the note on a constant yield method. The amount amortized in any year will be treated as a reduction of your interest income from the note.

    Bond premium on a note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE OR REDEMPTION OF NOTES

    Upon the sale, exchange or redemption or retirement of a note, you will recognize gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement and such U.S. holder's adjusted tax basis of the note. Your tax basis in a note will, in general, be the U.S. holder's cost, increased by any market discount previously included in income by the U.S. holder with respect to the notes and reduced by any principal payments on the notes and by any amounts deducted with respect to amortizable bond premium. Such gain or loss will be capital gain or loss, except to the extent discussed above.

    The Taxpayer Relief Act of 1997 includes substantial changes to the federal taxation of capital gains recognized by certain noncorporate taxpayers, such as individuals, including a 20% maximum tax rate for certain gains from the sale of capital assets held for more than 18 months. The deduction of capital losses is subject to certain limitations.

    The exchange of a note by a U.S. holder for an exchange note (as described in "Description of the Notes-Registration rights and resale of notes") should not constitute a taxable exchange. A U.S. holder will have the same tax basis and holding period in the exchange note as it did in the note.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of principal and interest and to the proceeds of sales of notes made to U.S. holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. holder fails

    - to provide a taxpayer identification number ("TIN"),

    - furnishes an incorrect TIN,

    - is notified by the IRS that it has failed to properly report payments of interest and dividends or

    - under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. In the case of interest paid after December 31, 1999, a U.S. holder generally will be subject to backup withholding at a 31% rate unless certain IRS certification procedures are complied with directly or through an intermediary.

    We will furnish annually to the IRS and to record holders of the notes (other than with respect to certain exempt holders) information relating to the stated interest paid or accrued during the calendar year.

    Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

TAXATION OF INTEREST ON THE NOTES

    Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax will be required with respect to the payment by us or any paying agent of principal or interest on a note owned by a non-U.S. holder, provided that the beneficial owner

    - does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder,

    - is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership,

    - is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code and

    - satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder. To satisfy this requirement, the beneficial owner of such note, or a financial institution holding the note on behalf of such owner, must provide, in accordance with specified procedures, we or our paying agent with a statement to the effect that the beneficial owner is not a U.S. person. These requirements will be met if

    - the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an IRS Form W-8 (or successor form)) or

    - a financial institution holding the note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    In the event that any of the above requirements are not satisfied, we will nonetheless not withhold federal income tax on interest paid to a non-U.S. holder if it receives IRS Form 4224 (or, after December 31, 1999, a Form W-8) from such non-U.S. holder, establishing that such income is effectively connected with the conduct of a trade or business in the U.S., unless we have knowledge to the contrary. Interest or redemption premium paid to a non-U.S. holder that is effectively connected with the conduct by the holder of a trade or business in the U.S. is generally taxed at the graduated rates that are applicable to U.S. holders. In the case of a non-U.S. holder that is a corporation, such effectively connected income may also be subject to the U.S. federal branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the U.S. of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the holder is a qualified resident of the treaty country).

SALE, EXCHANGE, OR REDEMPTION OF NOTES

    A non-U.S. holder will generally not be subject to U.S. federal income tax with respect to capital gain recognized on a sale, exchange, redemption or other disposition of notes unless

    - the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S.,

    - in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

    - the non-U.S. holder is subject to tax pursuant to certain provisions of the Code applicable to U.S. expatriates.

    Gains derived by a non-U.S. holder from the sale or other disposition of notes that are effectively connected with the conduct by the holder of a trade or business in the U.S. are generally taxed at the graduated rates that are applicable to U.S. holders. In the case of a non-U.S. holder that is a corporation, such effectively connected income may also be subject to the U.S. branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the holder is a qualified resident of the treaty country).

FEDERAL ESTATE TAX

    A note beneficially owned by an individual who at the time of death is a non-U.S. holder will not be subject to U.S. federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to the note would not have been, if received at the time of the individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    No information reporting or backup withholding will be required with respect to payments made by us or any paying agent to Non-U.S. holders if a statement described in bullet point four under "--Taxation of Interest on the Notes" above has been received and the payor does not have actual knowledge that the beneficial owner is a U.S. person.

    Information reporting and backup withholding will not apply if payments of interest on a note are made outside the U.S. to an account maintained at an office or branch of a U.S. or foreign bank or other financial institution, provided certain procedures are in place and are observed.

    Payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, payments made by a broker that is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three year period, or (with respect to payments after December 31, 1999) a foreign partnership with certain connections to the U.S., will be subject to information reporting unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption.

    Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the non-U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    There has previously been only a limited secondary market and no public market for the old notes. We do not intend to apply for the listing of the notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The notes are eligible for trading in the PORTAL market. We have been advised by the initial purchasers that the initial purchasers currently intend to make a market in the notes; however, no initial purchaser is obligated to do so and any market making may be discontinued by any initial purchaser at any time. In addition, such market making activity may be limited during the exchange offer. Therefore, we can give you no assurance that an active market for the old notes or the new notes will develop. If a trading market does not develop or is not maintained, holders of notes may experience difficulty in reselling notes. If a trading market develops for the notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the market for similar securities. Depending on such factors, the notes may trade at a discount from their offering price.

    BROKER-DEALERS WHO DID NOT ACQUIRE OLD NOTES AS A RESULT OF MARKET MAKING ACTIVITIES OR TRADING ACTIVITIES MAY NOT PARTICIPATE IN THE EXCHANGE OFFER.

    With respect to resale of new notes, based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties we believe that a holder (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges old notes for new notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new notes, will be allowed to resell the new notes to the public without further registration under the Securities Act and without delivering to the purchasers of the new notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires new notes in the exchange offer for the purpose of distributing or participating in a distribution of the new notes, such holder cannot rely on the position of the staff of the SEC enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

    As contemplated by the no-action letters mentioned above and the Registration Rights Agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that

    - the new notes are to be acquired by the holder in the ordinary course of business,

    - the holder is not engaging and does not intend to engage in the distribution of the new notes, and

    - the holder acknowledges that, if such holder participates in the exchange offer for the purpose of distributing the new notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

    Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from us or our affiliate) may exchange such old notes for new notes pursuant to the exchange offer, however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this prospectus. We have agreed to cause the Exchange Offer Registration Statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days, if required, from the Exchange Date, and to make this prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with resales. Any Broker-Dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new notes received by it in the exchange offer. The delivery by a Broker-Dealer of a prospectus in connection with resales of new notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act. We will not receive any proceeds from any sale of new notes by a Broker-Dealer.

    New notes received by Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such new notes.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the notes are being passed upon for Dobson/ Sygnet by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Sygnet Wireless, Inc., for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 through December 23, 1998, and the combined financial statements of the Selected Systems of Horizon Cellular Telephone Company, L.P. for the period from January 1, 1996 through October 8, 1996 included elsewhere in this prospectus and registration statement as set forth in their reports also included herein. These financial statements are included herein in reliance on their reports given on their authority as experts in accounting and auditing.

    The consolidated financial statements of Dobson/Sygnet Communications Company, included in this prospectus and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report appearing herein in reliance upon the authority of said firm as experts in giving said report.

                                 CERTAIN TERMS

    ALLTEL--ALLTEL Corporation and its affiliates.

    AMPS--Advanced Mobile Telephone Service.

    AT&T WIRELESS--AT&T Wireless Services, Inc. and its affiliates.

    BAM--Bell Atlantic Mobile.

    BELL ATLANTIC--Bell Atlantic Corporation.

    BTA--Basic Trading Area.

    CDMA--A digital technology that uses code division multiple access.

    CELLULAR ONE GROUP--The owner of the service mark "CELLULAR
ONE-Registered Trademark-".

    CGSA--Cellular Geographic Service Area.

    CHURN--The number of cellular subscriber cancellations per month as a percentage of the weighted average total cellular subscribers during such period.

    COMMUNICATIONS ACT--The Communications Act of 1934.

    CMRS--Commercial Mobile Radio Services.

    CTIA--Cellular Telecommunications Industry Association.

    DOBSON COMMUNICATIONS--Dobson Communications Corporation, the beneficial owner of all of Dobson/Sygnet's outstanding Capital Stock.

    DOBSON/SYGNET--Dobson/Sygnet Communications Company, a wholly owned subsidiary Dobson Communications Corporation.

    DOBSON/SYGNET OPERATING--Dobson/Sygnet Operating Company, a wholly owned subsidiary of Dobson/ Sygnet Communications Company.

    DOBSON TOWER COMPANY--Dobson Tower Company, a wholly owned subsidiary of Dobson Communications Corporation.

    EQUITY CONTRIBUTION--Equity investments in the Company aggregating $145.0 million made by Dobson Communications Corporation.

    ERICSSON--Telefonaktiebolaget LM Ericsson and its affiliates.

    ERIE ACQUISITION--Sygnet's 1995 acquisition of Erie Cellular Telephone Company which owned the FCC license and the related system for the Erie, Pennsylvania MSA.

    ESMR--Enhanced Specialized Mobile Radio.

    FOOTPRINT--The total system coverage area served under FCC license by a given licensee.

    FRONTIER--Frontier Communications.

    GTE--GTE Corporation and its affiliates.

    HORIZON ACQUISITION--Sygnet's 1996 acquisition of the FCC licenses and related systems for Pennsylvania 1 RSA, Pennsylvania 2 RSA, Pennsylvania 6 RSA, Pennsylvania 7 RSA and New York 3 RSA.

    INITIAL PURCHASERS--NationsBanc Montgomery Securities LLC, Lehman Brothers Inc., First Union Capital Markets, a division of Wheat First Securities, Inc. and TD Securities (USA) Inc.

    ITDS--International Telecommunications Data Services.

    MOTOROLA--Motorola, Inc.

    MSA--Metropolitan Statistical Area, an FCC-designated cellular regulatory region. We may also refer to MSA as a "Market."

    MSS--Mobile Satellite Services.

    MTA--Major Trading Area.

    NACN--The North American Cellular Network.

    NEW BANK FACILITIES--A $430.0 million senior secured bank facility to consist of a $50.0 million reducing revolving credit facility and $380.0 million of term loan facilities to be provided to Dobson/Sygnet Operating by banks led by NationsBank, N.A.

    NEXTEL--Nextel Communications, Inc.

    NORTHERN TELECOM--Northern Telecom, Inc.

    OKLAHOMA TELECOM ACT--Oklahoma Telecommunications Act of 1997.

    OMNIPOINT--Omnipoint Corporation.

    PCS--Personal Communications Services.

    PENETRATION--The total subscribers at the end of a period divided by total population covered by the applicable FCC cellular licenses or authorizations.

    PENNSYLVANIA 2 ACQUISITION; PENNSYLVANIA 2--Sygnet's acquisition of the FCC license for, and certain assets related to, Pennsylvania 2 RSA ("Pennsylvania 2").

    PLEDGED SECURITIES--A portfolio of approximately $67.7 million of U.S. government securities we purchased with proceeds of the issuance of the Notes that are pledged as security for the first six scheduled interest payments on the Notes.

    RBOC--The five remaining of the seven original Regional Bell Operating Companies established by the Department of Justice's 1982 breakup of the Bell System.

    REGISTRATION RIGHTS AGREEMENT--Agreement dated December 23, 1998 among Dobson/Sygnet, NationsBanc Montgomery Securities LLC, Lehman Brothers Inc., First Union Capital Markets, a division of Wheat First Securities, Inc. and TD Securities (USA) Inc.

    RESALE--Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

    RSA--Rural Service Area, an FCC-designated cellular regulatory region. We may also refer to an RSA as a "market."

    SBC--SBC Communications, Inc.

    SPRINT--Sprint Corporation and affiliated companies.

    SWBM--Southwestern Bell Mobile Systems, Inc.

    SWBT--Southwestern Bell Telephone Company.

    SYGNET--Sygnet Wireless, Inc. and its wholly owned subsidiary, Sygnet Communications, Inc.

    SYGNET ACQUISITION--The merger of Dobson/Sygnet Operating Company into Sygnet effective December 23, 1998.

    SYGNET BANK FACILITY--Sygnet's bank facility under which all outstanding indebtedness ($199.0 million) was paid as part of the Sygnet Transactions.

    SYGNET FINANCING--The sale of the Old Shares, the Equity Investments, the issuance and sale of the Dobson/Sygnet Notes, the establishment of and funding under the New Credit Facilities, the repayment of Sygnet's credit facility, and the purchase of Sygnet notes in the Sygnet tender offer.

    SYGNET NOTE REPURCHASE--Sygnet's repurchase of all of its outstanding 11 1/2% senior notes due 2006.

    SYGNET TRANSACTIONS--The Equity Contribution, the New Bank Facilities, the Pledged Securities, the Sygnet Bank Facility, the Sygnet Note Repurchase and the Tower Sale Leaseback.

    SYSTEM--An FCC-licensed cellular telephone system.

    TDMA--A digital technology that uses time multiple access.

    TELECOMMUNICATIONS ACT--The Telecommunications Act of 1996.

    TEXAS 10 ACQUISITION; TEXAS 10--The Company's acquisition on December 2, 1998 of the FCC license for, and certain assets related to, the system for Texas 10 RSA ("Texas 10").

    TOWER SALE LEASEBACK--Sygnet's sale of substantially all of its owned cellular towers for $25.0 million to Dobson Tower Company, a wholly owned subsidiary of Dobson Communications Corporation, which leased the cellular towers back to Sygnet.

    VANGUARD--Vanguard Cellular Systems, Inc.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
DOBSON/SYGNET COMMUNICATIONS COMPANY

  Report of independent public accountants.................................................................        F-2

  Consolidated balance sheet as of December 31, 1998.......................................................        F-3

  Consolidated statement of operations for the period from inception (July 23, 1998) through December 31,
    1998...................................................................................................        F-4

  Consolidated statement of stockholder's equity for the period from inception (July 23, 1998) through
    December 31, 1998......................................................................................        F-5

  Consolidated statement of cash flows for the period from inception (July 23, 1998) through December 31,
    1998...................................................................................................        F-6

  Notes to consolidated financial statements...............................................................        F-7

SYGNET WIRELESS, INC.

  Report of independent auditors...........................................................................       F-14

  Consolidated statements of operations for the years ended December 31, 1996 and 1997 and the period from
    January 1, 1998 through December 23, 1998..............................................................       F-15

  Consolidated statements of shareholders' equity (deficit) for the years ended December 31, 1996 and 1997
    and the period from January 1, 1998 through December 23, 1998..........................................       F-16

  Consolidated statements of cash flows for the years ended December 31, 1996 and 1997 and the period from
    January 1, 1998 through December 23, 1998..............................................................       F-17

  Notes to consolidated financial statements...............................................................       F-18

THE SELECTED SYSTEMS OF HORIZON CELLULAR TELEPHONE COMPANY, L.P.

  Report of independent auditors...........................................................................       F-26

  Combined statement of operations for the period from January 1, 1996 through October 8, 1996.............       F-27

  Combined statement of partners' equity for the period from January 1, 1996 through October 8, 1996.......       F-28

  Combined statement of cash flows for the period from January 1, 1996 through October 8, 1996.............       F-29

  Notes to combined financial statements...................................................................       F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Dobson/Sygnet Communications Company:

    We have audited the accompanying consolidated balance sheet of Dobson/Sygnet Communications Company (an Oklahoma corporation) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for the period from inception (July 23, 1998) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dobson/Sygnet Communications Company and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the period from inception through December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

OKLAHOMA CITY, OKLAHOMA,

  FEBRUARY 18, 1999

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998

                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................................................  $20,262,977
  Restricted cash and investments.............................................   20,781,187
  Accounts receivable.........................................................   13,125,357
  Inventory...................................................................    2,419,376
  Prepaid expenses and other..................................................    1,608,221
                                                                                -----------
      Total current assets....................................................   58,197,118
                                                                                -----------
PROPERTY, PLANT AND EQUIPMENT, net............................................   46,994,471
                                                                                -----------
OTHER ASSETS:
  Restricted investments......................................................   45,505,000
  Cellular license acquisition costs, net of accumulated amortization of
    $1,054,538................................................................  710,758,631
  Deferred financing costs, net of accumulated amortization of $101,025.......   49,346,454
  Customer list, net of accumulated amortization of $198,612..................   44,489,138
  Other.......................................................................    1,447,106
                                                                                -----------
      Total other assets......................................................  851,546,329
                                                                                -----------
      Total assets............................................................  $956,737,918
                                                                                -----------
                                                                                -----------
                           LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable--
    Trade.....................................................................  $ 2,075,441
    Affiliate.................................................................    3,990,363
  Accrued expenses............................................................   15,799,582
  Deferred revenue............................................................    2,437,021
                                                                                -----------
      Total current liabilities...............................................   24,302,407
                                                                                -----------
LONG-TERM DEBT................................................................  607,000,000
DEFERRED TAXES................................................................  181,499,173
STOCKHOLDER'S EQUITY:
  Common stock, $1.00 par value, 500 shares authorized and 100 shares issued
    and outstanding...........................................................          100
  Additional paid-in capital..................................................  145,000,000
  Retained deficit............................................................   (1,063,762)
                                                                                -----------
      Total stockholder's equity..............................................  143,936,338
                                                                                -----------
      Total liabilities and stockholder's deficit.............................  $956,737,918
                                                                                -----------
                                                                                -----------

The accompanying notes are an integral part of this consolidated balance sheet.

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

                      CONSOLIDATED STATEMENT OF OPERATIONS

    FOR THE PERIOD FROM INCEPTION (JULY 23, 1998) THROUGH DECEMBER 31, 1998

OPERATING REVENUE:
  Service revenue......................................................  $1,563,266
  Roaming revenue......................................................     664,323
  Equipment sales......................................................     190,791
                                                                         ----------
    Total operating revenue............................................   2,418,380
                                                                         ----------

OPERATING EXPENSES:
  Cost of service......................................................     160,230
  Cost of equipment....................................................     369,146
  Marketing and selling................................................     463,853
  General and administrative...........................................     613,014
  Depreciation and amortization........................................   1,661,856
                                                                         ----------
    Total operating expenses...........................................   3,268,099
                                                                         ----------

OPERATING INCOME.......................................................    (849,719)
INTEREST EXPENSE.......................................................    (886,297)
OTHER INCOME, net......................................................      20,271
                                                                         ----------
LOSS BEFORE INCOME TAXES...............................................  (1,715,745)
INCOME TAX BENEFIT.....................................................     651,983
                                                                         ----------
NET LOSS...............................................................  $(1,063,762)
                                                                         ----------
                                                                         ----------

BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDER PER COMMON SHARE.......  $  (10,638)
                                                                         ----------
                                                                         ----------
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.......................         100
                                                                         ----------
                                                                         ----------

   The accompanying notes are an integral part of this consolidated financial statement.

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
    FOR THE PERIOD FROM INCEPTION (JULY 23, 1998) THROUGH DECEMBER 31, 1998

                                                       COMMON STOCK                          RETAINED
                                                 ------------------------     PAID-IN        EARNINGS
                                                   SHARES       AMOUNT        CAPITAL        (DEFICIT)        TOTAL
                                                 -----------  -----------  --------------  -------------  --------------
INCEPTION (JULY 23, 1998)......................          --    $      --   $           --  $          --  $           --
  Issuance of common stock, at cost............         100          100               --             --             100
  Capital contribution.........................          --           --      145,000,000             --     145,000,000
  Net loss.....................................          --           --               --     (1,063,762)     (1,063,762)
                                                        ---        -----   --------------  -------------  --------------
DECEMBER 31, 1998..............................         100    $     100   $  145,000,000  $  (1,063,762) $  143,936,338
                                                        ---        -----   --------------  -------------  --------------
                                                        ---        -----   --------------  -------------  --------------

   The accompanying notes are an integral part of this consolidated financial statement.

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

    FOR THE PERIOD FROM INCEPTION (JULY 23, 1998) THROUGH DECEMBER 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from continuing operations.........................................  $ (1,063,762)
  Adjustments to reconcile net loss to net cash provided by operating activities--
    Depreciation and amortization.............................................     1,661,856
  Changes in current assets and liabilities--.................................
    Accounts receivable.......................................................      (908,119)
    Inventory.................................................................       369,146
    Prepaid expenses and other................................................    (1,329,143)
    Accounts payable..........................................................       (30,238)
    Accounts payable--affiliate...............................................     3,990,363
    Accrued expenses..........................................................     2,518,958
                                                                                ------------
      Net cash provided by operating activities...............................     5,209,061
                                                                                ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of cellular towers.......................................    25,000,000
  Purchase of cellular licenses and properties................................  (615,865,412)
                                                                                ------------
      Net cash used in investing activities...................................  (590,865,412)
                                                                                ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt................................................   607,000,000
  Purchase of restricted investments..........................................   (67,733,293)
  Proceeds from capital contribution..........................................   115,000,100
  Deferred financing costs....................................................   (48,347,479)
                                                                                ------------
      Net cash provided by financing activities...............................   605,919,328
                                                                                ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS.....................................    20,262,977
CASH AND CASH EQUIVALENTS, beginning of year..................................            --
                                                                                ------------
CASH AND CASH EQUIVALENTS, end of year........................................  $ 20,262,977
                                                                                ------------
                                                                                ------------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES:
  Acquisition purchase price contributed by parent............................  $ 30,000,000
                                                                                ------------
                                                                                ------------

   The accompanying notes are an integral part of this consolidated financial statement.

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

    The Company was incorporated under the name Front Nine Holdings, Inc. as an Oklahoma corporation on July 23, 1998. Subsequently, the Company changed its name to Dobson/Sygnet Communications Company (the "Company") and amended its certificate of incorporation on December 2, 1998 to reflect this change. The Company is a wholly owned subsidiary of Dobson Communications Corporation ("Dobson Communications").

CAPITAL RESOURCES AND GROWTH

    The Company's total indebtedness and debt service requirements have substantially increased as a result of the transactions described in Note 7 and the Company will be subject to significant financial restrictions and limitations. If the Company is unable to satisfy any of the covenants under the credit facilities described in Note 4, including financial covenants, the Company will be unable to borrow under the credit facilities during such time period to fund planned capital expenditures, its ongoing operations or other permissible uses.

    The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

2. SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of all fully owned subsidiaries.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents on the accompanying consolidated balance sheet includes cash and short-term investments with original maturities of three months or less.

INVENTORY

    The Company values its inventory at the lower of cost or market on the first-in, first-out method of accounting.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses potential impairments of long-lived assets, certain identifiable intangibles and goodwill when there is evidence that events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset, including intangible assets. The amount of any recognized impairment would be based on the estimated fair value of the asset subject to impairment compared to the carrying amount of such asset. The fair value of intangible assets will be determined based on the discounted cash flows of the market or markets to which the intangible assets relate. No such losses have been identified by the Company.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. When

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) events and circumstances indicate that intangible and other long-term assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss would be recognized.

CELLULAR LICENSE ACQUISITION COSTS

    Cellular license acquisition costs consist of amounts paid to acquire FCC licenses to provide cellular services. Cellular license acquisition costs are being amortized on a straight-line basis over fifteen years. Amortization expense of $1,054,538 was recorded in 1998.

DEFERRED COSTS

    Deferred costs consist of fees incurred to secure long-term debt. Deferred financing costs are being amortized on a straight-line basis over the term of the debt of nine to ten years. Amortization expense related to these costs of $101,025 was recorded in 1998.

CUSTOMER LIST

    Customer list acquisition costs are being amortized on a straight-line basis over five years. Amortization expense of $198,612 was recorded in 1998.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statement of operations.

INCOME TAXES

    The Company files a consolidated income tax return with its parent, Dobson Communications. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity's taxable income (loss) to consolidated taxable income (loss). For financial reporting purpose, the Company calculates its provision for income taxes on a stand alone basis. Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year end.

REVENUE RECOGNITION

    The Company records service revenues over the period they are earned. The cost of providing service is recognized as incurred.

    Airtime and toll revenue is billed in arrears. The Company accrued estimated unbilled revenues for services provided of approximately $1,944,000 as of December 31, 1998, which are included in accounts receivable in the accompanying consolidated balance sheet. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheet. Cellular equipment sales are recognized when the cellular equipment is delivered to the customer. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed as incurred.

EARNINGS PER SHARE

    Basic loss per common share is computed by the weighted average number of shares of common stock outstanding during the year. There were no potentially dilutive securities outstanding during 1998

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
USE OF ESTIMATES

    The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed-upon billing rates between the parties. Approximately 64% of the Company's cellular roaming revenue was earned from three cellular carriers during the year ended December 31, 1998.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In July 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Derivatives and Hedging ("SFAS 133"). SFAS 133 establishes uniform hedge accounting criteria for all derivatives requiring companies to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Under SFAS 133, derivatives will be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the fair value recognized as a component of comprehensive income or in current earnings. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. The Company has not yet evaluated the impact of adopting SFAS 133 and has not determined the timing or method of adoption of SFAS 133.

3. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are recorded at cost. Newly constructed cellular systems are added to property, plant and equipment at cost which includes contracted services, direct labor, materials overhead and any capitalized interest. For the years ended December 31, 1998, no interest was capitalized. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property.

    Listed below are the major classes of property, plant and equipment and their estimated useful lives, in years, as of December 31, 1998:

                                                                    USEFUL LIFE
                                                                    -----------
Wireless systems and equipment....................................      2 - 10   $  29,128,020
Buildings and improvements........................................      5 - 40       8,724,903
Vehicles, aircraft and other work equipment.......................      3 - 10         305,430
Furniture and office equipment....................................      5 - 10       6,164,473
Plant under construction..........................................                   2,121,687
Land..............................................................                     857,639
                                                                                 -------------
  Property, plant and equipment...................................                  47,302,152
Accumulated depreciation..........................................                    (307,681)
                                                                                 -------------
  Property, plant and equipment, net..............................               $  46,994,471
                                                                                 -------------
                                                                                 -------------

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

4. LONG-TERM DEBT:

    The Company's long-term debt as of December 31, 1998, consisted of $407 million outstanding on the Company's credit facility and $200 million of Senior Notes as described below.

CREDIT FACILITY

    On December 23, 1998, the Company obtained $430 million of financing pursuant to senior secured credit facility ("Dobson/Sygnet Credit Facility") from NationsBank, N.A., consisting of a $50 million reducing revolving credit facility and $380 million of term loans. As of December 31, 1998, the Company had $407 million outstanding at a weighted average interest rate of 8.9%. The Company's obligations under the Dobson/Sygnet Credit Facility are secured by all current and future assets of the Company. Initial proceeds were used primarily to finance the Sygnet Acquisition described in Note 7. The Company expects to use the remaining availability to finance capital expenditures and general operations. The facility will terminate in 2007.

    The Dobson/Sygnet Credit Facility requires the Company to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding the Company's ability to meet its debt service obligations.

    Subsequent to the acquisition of Sygnet Wireless, Inc. in 1999, the Company entered into an interest rate swap which has effectively fixed the interest on $110 million of the principal outstanding on the Dobson/Sygnet Credit Facility at 8.9%. The term of interest rate swap is 24 months. The Company accounts for this as a hedge.

SENIOR NOTES

    On December 23, 1998, the Company issued $200 million of 12.25% Senior Notes maturing in 2008 ("Dobson/Sygnet Senior Notes"). The net proceeds were used to finance the Sygnet Acquisition described in Note 7 and to purchase securities pledged to secure payment of the first six semi-annual interest payments on the Dobson/Sygnet Senior Notes, which begin on June 15, 1999. The pledged securities are reflected as restricted cash and investments in the Company's consolidated balance sheet. The Dobson/ Sygnet Senior Notes are redeemable at the option of the Company in whole or in part, on or after December 15, 2003, initially at 106.125%. Prior to December 15, 2001, the Company may redeem up to 35% of the principal amount of the Dobson/Sygnet Senior Notes at 112.25% with proceeds from equity offerings, provided that at least $130 million remains outstanding.

    Minimum future payments of long-term debt for years subsequent to December 31, 1998, are as follows:

1999..........................................................  $        --
2000..........................................................   20,350,000
2001..........................................................   30,525,000
2002..........................................................   30,525,000
2003..........................................................   50,875,000
2004 and thereafter...........................................  474,725,000
                                                                -----------
                                                                $607,000,000
                                                                -----------
                                                                -----------

5. RESTRICTED CASH AND INVESTMENTS:

    Restricted cash and investments consist of interest pledge deposits for the Dobson/Sygnet Senior Notes. The senior notes interest pledge deposit includes the initial deposit of $67.7 million (as discussed in

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

5. RESTRICTED CASH AND INVESTMENTS: (CONTINUED)
Note 4), net of interest earned. At December 31, 1998, the carrying value of these investments exceeded the market value by approximately $253,000.

6. STOCKHOLDERS' EQUITY:

    On December 23, 1998, the Company received an equity contribution of $145 million from its parent company, Dobson Communications. This contribution was used to finance the Sygnet Wireless, Inc. acquisition described in Note 7 below.

7. ACQUISITIONS:

RECENT ACQUISITION

    On December 23, 1998, the Company acquired Sygnet Wireless, Inc. for $337.5 million. At the date of the acquisition, Sygnet had $309 million of indebtedness, which was immediately refinanced (See Note 4). Included in the $337.5 million of purchase price was $30 million of Dobson Communications Class F preferred stock issued to certain sellers of Sygnet Wireless, Inc. and another party. The newly acquired Sygnet markets include cellular systems in Ohio, Pennsylvania and New York covering an estimated population base of 2.4 million people.

    The purchase price was allocated as follows:

                                                                               ($ IN THOUSAND)
Purchase price of Sygnet common stock........................................    $   337,500
Sygnet indebtedness assumed..................................................        309,000
                                                                               ---------------
  Total purchase price.......................................................    $   646,500
                                                                               ---------------
                                                                               ---------------

Current assets...............................................................    $    37,400
Property, plant and equipment................................................         47,000
Cellular license costs.......................................................        710,800
Other assets.................................................................         45,900
Current liabilities..........................................................        (13,100)
Deferred tax liabilities.....................................................       (181,500)
                                                                               ---------------
                                                                                 $   646,500
                                                                               ---------------
                                                                               ---------------

    We are aware of no unresolved matters that will materially impact the purchase price allocation.

    Concurrent with the acquisition of Sygnet Wireless, Inc. by the Company, Dobson/Sygnet Operating Company was merged into Sygnet Wireless, Inc. This merger was accounted for as a merger of entities under common control. Also concurrent with the acquisition of Sygnet Wireless, Inc., the Company sold substantially all of its cellular towers to an affiliate for $25 million (see
Note 10.).

    The acquisition of Sygnet Wireless, Inc. was accounted for as a purchase and, accordingly, the results of operations have been included in the accompanying consolidated statements of operations from the date of acquisition. The unaudited pro forma information set forth below includes the acquisition as if the purchase occurred at the beginning of each year. The unaudited pro forma information is presented for

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

7. ACQUISITIONS: (CONTINUED)
informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated at that time:

                                                                           1998        1997
                                                                        ----------  ----------
                                                                            (UNAUDITED, IN
                                                                              THOUSANDS)
Operating revenue.....................................................  $  102,686  $   84,534
Net loss..............................................................     (54,446)    (60,936)
Net loss per common share.............................................        (544)       (609)

PENDING ACQUISITION

    The Company is party to an agreement to purchase the Federal Communications Corporation ("FCC") license for, and certain assets related to, Pennsylvania 2 RSA for $6.0 million (the "Pennsylvania 2 Acquisition"). Because the seller's title to the license remains subject to administrative and judicial review, the closing of such acquisition has been delayed. Pending such closing, the Company is managing the operation of the cellular system in the market under the supervision and control of the seller.

8. 401(K) PLAN:

    Effective on the date of the acquisition, December 23, 1998, the Company was included with Dobson Communication's 401(k) plan.

9. TAXES:

    The provision (benefit) for income taxes for the year ended December 31, 1998, differs from amounts computed at the statutory rate as follows:

Income taxes at statutory rate (34%).............................  $(583,353)
State income taxes, net of Federal income tax effect.............    (68,630)
                                                                   ---------
                                                                   $(651,983)
                                                                   ---------
                                                                   ---------

    The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1998 was as follows:

Current deferred income taxes:
  Allowance for doubtful accounts receivable..........................  $    193,040
  Accrued liabilities.................................................       484,120
                                                                        ------------
    Net current deferred income tax asset.............................       677,160
                                                                        ------------
Noncurrent deferred income taxes:
  Fixed assets........................................................     2,880,020
  Cellular license costs and other intangibles........................  (211,450,013)
  Tax credits and carryforwards.......................................    27,070,820
                                                                        ------------
    Net noncurrent deferred income tax asset (liability)..............  (181,499,173)
                                                                        ------------
    Total deferred income taxes.......................................  $(180,822,013)
                                                                        ------------
                                                                        ------------

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

9. TAXES: (CONTINUED)
    At December 31, 1998, the Company had NOL carryforwards of approximately $45 million, which may be utilized to reduce future Federal income taxes payable. The Company's NOL carryforwards begin to expire in 2012.

10. RELATED PARTY TRANSACTIONS:

    At December 31, 1998, the Company had accounts payable--affiliate of $3,990,363 primarily due to Dobson Communiations for current liabilities paid on behalf of the Company.

    In connection with the Sygnet acquisition, the Company sold substantially all of its cellular towers to an affiliate for $25 million. The Company will lease these towers back from the affiliate for approximately $125,000 per month. The term of the lease is month-to-month.

11. ACCRUED EXPENSES:

    Accrued expenses consist of the following at December 31:

Sygnet acquisition costs (see Note 7)..................................  $5,439,095
Deferred financing costs...............................................   4,525,201
Property taxes.........................................................     938,043
Interest...............................................................     886,132
Vacation, wages and other..............................................   4,011,111
                                                                         ----------
  Total accrued expenses...............................................  $15,799,582
                                                                         ----------
                                                                         ----------

12. COMMITMENTS:

    Future minimum lease payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 1998, are as follows:

1999............................................................  $2,196,949
2000............................................................  1,788,084
2001............................................................  1,355,724
2002............................................................  1,014,291
2003............................................................    823,415
2004 and thereafter.............................................  8,550,129

13. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Unless otherwise noted, the carrying value of the Company's financial instruments approximates fair value. The Company estimates the fair value of its long-term debt based on quoted market prices for publicly traded debt or on the current rates available to the Company for debt with similar terms and remaining maturation.

    Indicated below are the carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1998:

                                                                  CARRYING
                                                                   AMOUNT        FAIR VALUE
                                                               --------------  --------------
Revolving credit facility....................................  $  430,000,000  $  430,000,000
Dobson/Sygnet Senior Notes...................................     200,000,000     205,000,000

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Sygnet Wireless, Inc.

We have audited the accompanying consolidated statements of operations, shareholders' equity (deficit), and cash flows of Sygnet Wireless, Inc. for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through December 23, 1998 (the date of the sale of the Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Sygnet Wireless, Inc. for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through December 23, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
February 5, 1999

                             SYGNET WIRELESS, INC.

                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                    PERIOD FROM
                                                                                                     JANUARY 1,
                                                                       YEAR ENDED DECEMBER 31,      1998 THROUGH
                                                                    -----------------------------   DECEMBER 23,
                                                                        1996            1997            1998
                                                                    -------------  --------------  --------------
Revenue:
  Subscriber revenue..............................................  $  31,784,883  $   55,153,827  $   64,785,498
  Roamer revenue..................................................      8,737,284      23,377,299      28,034,831
  Equipment sales.................................................      2,416,769       4,323,052       5,794,056
  Other revenue...................................................      1,607,245       1,679,412       1,653,264
                                                                    -------------  --------------  --------------
Total revenue.....................................................     44,546,181      84,533,590     100,267,649

Costs and expenses:
  Cost of services................................................      5,258,386       8,948,346       9,433,254
  Cost of equipment sales.........................................      5,816,144       9,663,151      10,443,870
  General and administrative......................................      9,852,004      16,975,592      19,796,012
  Selling and marketing...........................................      6,080,308      10,841,059      12,327,160
  Merger related costs (Note 2)...................................       --              --             1,883,952
  Depreciation and amortization...................................     10,038,439      28,718,937      27,497,687
                                                                    -------------  --------------  --------------
Total costs and expenses..........................................     37,045,281      75,147,085      81,381,935
                                                                    -------------  --------------  --------------

Income from operations............................................      7,500,900       9,386,505      18,885,714

Other:
  Interest expense................................................     11,173,688      29,901,678      27,895,156
  Merger related costs (Note 2)...................................       --              --             5,205,492
  Other expense, net..............................................        194,723         101,221         319,121
                                                                    -------------  --------------  --------------
Loss before extraordinary item....................................     (3,867,511)    (20,616,394)    (14,534,055)
Extraordinary loss on extinguishment of debt (Note 4).............     (1,420,864)       --              --
                                                                    -------------  --------------  --------------
Net loss..........................................................  $  (5,288,375) $  (20,616,394) $  (14,534,055)
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

                            See accompanying notes.

                             SYGNET WIRELESS, INC.
                             (PREDECESSOR COMPANY)
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                  WILCOM CORPORATION COMMON STOCK            SYGNET COMMUNICATIONS, INC. COMMON STOCK
                            --------------------------------------------  ----------------------------------------------
                                    TYPE A                 TYPE B                TYPE A                  TYPE B
                            ----------------------  --------------------  --------------------  ------------------------
                              SHARES      AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT      SHARES       AMOUNT
                            -----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Balance as of January 1,
  1996....................         500   $  12,500      2,500  $  62,500    209,362  $ 209,362    1,046,801  $ 1,046,801
  Net loss................
  Dividends declared......
  Corporate merger........        (500)    (12,500)    (2,500)   (62,500)     4,360      4,360       21,800       21,800
  Retirement of treasury
    stock.................                                                   (8,024)                (40,173)
  Sygnet Wireless
    capitalization........                                                 (205,698)  (213,722)  (1,028,428)  (1,068,601)
  Capital contribution of
    S Corporation
    earnings..............
  Preferred stock
    dividend..............
  Accretion of preferred
    stock.................
  Exchange of common
    shares................
                            -----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Balance as of December 31,
  1996....................      --          --         --         --         --         --          --           --
  Net loss................
  Preferred stock
    dividend..............
  Accretion of preferred
    stock.................
  Stock option
    compensation..........
  Excess of redemption
    price over carrying
    value of preferred
    stock.................
  Net proceeds from
    issuance of common
    shares to Boston
    Ventures..............
  Exchange of common
    shares................
                            -----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Balance as of December 31,
  1997....................      --          --         --         --         --         --          --           --
Net loss..................
Exchange of common
  shares..................
                            -----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
Balance as of December 23,
  1998....................      --       $  --         --      $  --         --      $  --          --       $   --
                            -----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------
                            -----------  ---------  ---------  ---------  ---------  ---------  -----------  -----------


                                          SYGNET WIRELESS, INC.
                            -------------------------------------------------                                            TREASURY
                                                                                                              NOTE         STOCK
                                    CLASS A                   CLASS B          ADDITIONAL     RETAINED     RECEIVABLE    ---------
                            ------------------------  -----------------------    PAID-IN      EARNINGS    FROM OFFICER/
                              SHARES       AMOUNT       SHARES      AMOUNT       CAPITAL     (DEFICIT)     SHAREHOLDER    SHARES
                            -----------  -----------  ----------  -----------  -----------  ------------  -------------  ---------
Balance as of January 1,
  1996....................      --        $  --           --       $  --       $ 4,170,368  $    753,675   $  (249,952)     48,197
  Net loss................                                                                    (5,288,375)
  Dividends declared......                                                                      (261,625)
  Corporate merger........                                                          48,840
  Retirement of treasury
    stock.................                                                      (1,718,991)                                (48,197)
  Sygnet Wireless
    capitalization........                             6,170,630      61,706     1,220,617
  Capital contribution of
    S Corporation
    earnings..............                                                       2,809,405    (2,809,405)
  Preferred stock
    dividend..............                                                        (690,411)
  Accretion of preferred
    stock.................                                                         (27,617)
  Exchange of common
    shares................        2,653          27       (2,653)        (27)
                            -----------  -----------  ----------  -----------  -----------  ------------  -------------  ---------
Balance as of December 31,
  1996....................        2,653          27    6,167,977      61,679     5,812,211    (7,605,730)     (249,952)     --
  Net loss................                                                                   (20,616,394)
  Preferred stock
    dividend..............                                                      (1,149,040)
  Accretion of preferred
    stock.................                                                         (46,849)
  Stock option
    compensation..........                                                         306,000
  Excess of redemption
    price over carrying
    value of preferred
    stock.................                                                        (925,534)
  Net proceeds from
    issuance of common
    shares to Boston
    Ventures..............    3,000,000      30,000                             43,601,710
  Exchange of common
    shares................    1,008,000      10,080   (1,008,000)    (10,080)
                            -----------  -----------  ----------  -----------  -----------  ------------  -------------  ---------
Balance as of December 31,
  1997....................    4,010,653      40,107    5,159,977      51,599    47,598,498   (28,222,124)     (249,952)     --
Net loss..................                                                                   (14,534,055)
Exchange of common
  shares..................      731,893       7,319     (731,893)     (7,319)
                            -----------  -----------  ----------  -----------  -----------  ------------  -------------  ---------
Balance as of December 23,
  1998....................    4,742,546   $  47,426    4,428,084   $  44,280   $47,598,498  $(42,756,179)  $  (249,952)     --
                            -----------  -----------  ----------  -----------  -----------  ------------  -------------  ---------
                            -----------  -----------  ----------  -----------  -----------  ------------  -------------  ---------


                              AMOUNT
                            -----------
Balance as of January 1,
  1996....................  ($1,718,991)
  Net loss................
  Dividends declared......
  Corporate merger........
  Retirement of treasury
    stock.................    1,718,991
  Sygnet Wireless
    capitalization........
  Capital contribution of
    S Corporation
    earnings..............
  Preferred stock
    dividend..............
  Accretion of preferred
    stock.................
  Exchange of common
    shares................
                            -----------
Balance as of December 31,
  1996....................      --
  Net loss................
  Preferred stock
    dividend..............
  Accretion of preferred
    stock.................
  Stock option
    compensation..........
  Excess of redemption
    price over carrying
    value of preferred
    stock.................
  Net proceeds from
    issuance of common
    shares to Boston
    Ventures..............
  Exchange of common
    shares................
                            -----------
Balance as of December 31,
  1997....................      --
Net loss..................
Exchange of common
  shares..................
                            -----------
Balance as of December 23,
  1998....................  $   --
                            -----------
                            -----------

                            See accompanying notes.

                             SYGNET WIRELESS, INC.

                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    PERIOD FROM
                                                                                                     JANUARY 1,
                                                                      YEAR ENDED DECEMBER 31,         THROUGH
                                                                  -------------------------------   DECEMBER 23,
                                                                       1996             1997            1998
                                                                  ---------------  --------------  --------------
OPERATING ACTIVITIES
Net loss........................................................  $    (5,288,375) $  (20,616,394) $  (14,534,055)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
    Depreciation................................................        5,948,693      16,018,841      15,085,641
    Amortization................................................        4,089,746      12,700,096      12,412,046
    Compensation expense from issuance of stock options.........        --                306,000        --
    Loss on disposal of equipment...............................          177,633         102,955          96,128
    Extraordinary loss on extinguishment of debt................        1,420,864        --              --
    Changes in operating assets and liabilities:
      Accounts receivable.......................................         (184,315)     (1,854,599)     (1,526,182)
      Inventory.................................................         (287,900)       (170,493)       (921,077)
      Prepaid and deferred expenses.............................           28,649         232,548          30,380
      Accounts payable and accrued expenses.....................        2,424,406       2,866,653       3,494,470
      Accrued interest payable..................................        6,481,912        (190,868)     (3,366,590)
                                                                  ---------------  --------------  --------------
Net cash provided by operating activities.......................       14,811,313       9,394,739      10,770,761

INVESTING ACTIVITIES
Acquisitions of Horizon and Erie................................     (254,150,136)       (599,442)       --
Purchases of property and equipment.............................      (10,049,999)    (25,575,837)    (13,654,200)
Proceeds from sale of equipment.................................        --                405,995         444,500
                                                                  ---------------  --------------  --------------
Net cash used in investing activities...........................     (264,200,135)    (25,769,284)    (13,209,700)

FINANCING ACTIVITIES
Dividends paid..................................................         (261,625)       --              --
Proceeds from long-term debt....................................      320,750,000      30,500,000      21,800,000
Principal payments on long-term debt............................      (78,000,000)    (37,250,000)    (18,800,000)
Increase in financing costs.....................................      (10,290,097)        (65,376)       --
Net proceeds from issuance of preferred stock...................       19,000,000        --              --
Redemption of preferred stock...................................        --            (21,839,451)       --
Net proceeds from issuance of common stock......................        --             43,631,710        --
                                                                  ---------------  --------------  --------------
Net cash provided by financing activities.......................      251,198,278      14,976,883       3,000,000
                                                                  ---------------  --------------  --------------
Increase (decrease) in cash and cash equivalents................        1,809,456      (1,397,662)        561,061
Cash and cash equivalents at beginning of year..................          448,292       2,257,748         860,086
                                                                  ---------------  --------------  --------------
Cash and cash equivalents at end of year........................  $     2,257,748  $      860,086  $    1,421,147
                                                                  ---------------  --------------  --------------
                                                                  ---------------  --------------  --------------

                            See accompanying notes.

                             SYGNET WIRELESS, INC.

                             (PREDECESSOR COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997, AND THE
             PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    These financial statements include the combined financial statements of Sygnet Communications, Inc. (SYGNET) and Wilcom Corporation (Wilcom) through August 31, 1996, the effective date of the merger described below and the accounts of Sygnet Wireless, Inc. and its wholly-owned subsidiary Sygnet Communications, Inc. (Sygnet) (hereinafter collectively referred to as the "Company"). Intercompany balances and transactions have been eliminated in the consolidated financial statements. The Company owns and operates in one segment, cellular telephone systems, serving one large cluster with an approximate population of 2.4 million in Northeastern Ohio, Western Pennsylvania and Western New York.

    On August 19, 1996, the shareholders of SYGNET and Wilcom effected a corporate restructuring whereby Wilcom was merged into SYGNET and shareholders of Wilcom received 8.72 shares of SYGNET common stock for each share of Wilcom common stock held as of August 31, 1996, the effective date of the merger. Immediately prior to the merger, 90% of SYGNET's voting interests were owned by the same individuals as 100% of Wilcom's voting interests. This merger was a business combination between entities under common control whereby the assets and liabilities so transferred were accounted for at historical cost in a manner similar to that in pooling-of-interests accounting. Also, in conjunction with this merger, the shareholders of SYGNET amended the articles of incorporation to change SYGNET's name to Sygnet Wireless, Inc.

    Prior to the restructuring, SYGNET and Wilcom had been operating their cellular business through three partnerships (Youngstown Cellular Telephone Company [YCTC], Erie Cellular Telephone Company [Erie], and Wilcom Cellular) and Sharon--Youngstown Cellular, Inc. (Sharon). As a result of the restructuring and merger, Sharon was renamed Sygnet and is the wholly-owned subsidiary and operating company of Sygnet Wireless, Inc. The existence of YCTC, Erie, and Wilcom Cellular terminated on October 1, 1996 when all partnership interests transferred to Sygnet.

2. SUBSEQUENT EVENT

    On December 23, 1998, a wholly-owned subsidiary of Dobson Communications Corp. (Dobson), acquired all outstanding shares of Class A and B common stock (including the granted options of the Company as described in Note 11) of the Company for $337.5 million in cash. In connection with the purchase, the Notes (as described in Note 5) were tendered for a total price of $1,181.61 for each $1,000 in principal. The Bank Credit Facility (as described in Note 5) was repaid and terminated. The Company incurred $7.1 million in merger costs associated with this business combination. The merger costs included approximately $4.8 million for an advisory fee and $0.4 million in legal and accounting fees which are recorded as other non-operating expenses. In addition, the Company incurred $1.9 million for related employee severance, retention and stock option plans which are included in costs and expenses.

3. ACQUISITIONS

    On October 9, 1996, the Company acquired certain cellular licenses, property, equipment, customer lists, current assets and current liabilities of Horizon Cellular Telephone Company of Chautauqua L.P., Horizon Cellular Telephone Company of Crawford L.P., and Horizon Cellular Telephone Company of

                             SYGNET WIRELESS, INC.

                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. ACQUISITIONS (CONTINUED)
Indiana L.P. (hereinafter collectively referred to as "Horizon") for cash of $252.9 million. The acquired systems provide cellular service to an estimated population of 1.4 million in contiguous markets in Western Pennsylvania and Western New York.

    On September 30, 1995, SYGNET, as a general partner, purchased 95.46% of Erie for cash of $40.53 million. On November 30, 1995, Sharon purchased 4.54% of Erie for $1.92 million, which was paid on February 12, 1996.

    The above transactions were accounted for as purchases and, accordingly, the results of operations of the companies acquired have been included in the consolidated financial statements since the date of acquisition.

    Cash paid for the acquisitions in 1996 is summarized below:

Current assets acquired.......................................  $ 3,613,696
Property and equipment........................................   18,986,400
Cellular licenses.............................................  207,223,616
Customer lists................................................   25,700,000
Current liabilities assumed...................................     (774,134)
                                                                -----------
Net assets acquired...........................................  254,749,578
Cash paid in 1997.............................................     (599,442)
                                                                -----------
Cash paid in 1996.............................................  $254,150,136
                                                                -----------
                                                                -----------

4. SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

    The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated over their estimated useful lives (ranging from 2.5 to 19 years) calculated under the straight-line or double declining balance methods.

INTANGIBLE ASSETS

CELLULAR LICENSES AND CUSTOMER LISTS

    The FCC issues licenses that enable cellular carriers to provide cellular service in specific geographic areas. The FCC grants licenses for a term of up to 10 years and generally grants renewals if the licensee has complied with its obligations under the Communications Act of 1934. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will award a renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The Company believes that it has met, and will continue to meet all requirements necessary to secure renewal of its cellular licenses.

                             SYGNET WIRELESS, INC.

                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company has acquired cellular licenses and customer lists through its acquisition of interests in various cellular systems. The cost of licenses and customer lists acquired was $231,003,426 in 1996. The Company uses a 40 year useful life to amortize its licenses under the straight-line method. Purchased cellular and paging customer lists are being amortized over 5 years under the straight-line method. Amortization expense was $3,652,470 and $11,559,031 in 1996 and 1997, respectively, and $11,295,083 for the period from January 1 through December 23, 1998.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. When events and circumstances indicate that intangible and other long-term assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss would be recognized. Measurement of the amount of the impairment may be based on appraisal, market values of similar assets, or estimated discounted cash flows reflecting the use and ultimate disposition of the assets.

DEFERRED FINANCING COSTS

    Deferred financing costs are being amortized over the terms of the bank credit facility and senior notes. Amortization expense was $437,276 and $1,141,065 in 1996 and 1997, respectively, and $1,116,963 for the period from January 1, 1998 through December 23, 1998. Upon entering into a new bank credit facility in October 1996, an extraordinary loss of $1,420,864 was incurred to write-off unamortized financing costs under the extinguished bank credit agreement as described in Note 5.

REVENUE RECOGNITION

    The Company earns revenue primarily by providing cellular services to its customers (Subscriber Revenue) and from the usage of its system by the customers of other cellular carriers (Roamer Revenue). Access revenue for Subscriber Revenue is billed one month in advance. Revenue is recognized as service is rendered. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed when incurred.

ADVERTISING COSTS

    Advertising costs are recorded as expense when incurred. Advertising expense was $1,225,151 and $1,841,138 in 1996 and 1997, respectively, and $1,851,047 for the period from January 1, 1998 through December 23, 1998.

STOCK COMPENSATION

    The Company accounts for its stock-based employee compensation arrangements based on the intrinsic value of the equity instruments granted, as set forth in APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

                             SYGNET WIRELESS, INC.

                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed upon billing rates between the parties. Approximately 48%, 43% and 43% of the Company's Roamer Revenue was earned from two cellular carriers in 1996 and 1997, and for the period from January 1, 1998 through December 23, 1998, respectively.

FINANCIAL INSTRUMENTS

    Derivative financial instruments are used by the Company in the management of interest rate exposure and are accounted for on an accrual basis. Income and expense are recorded in the same category as that arising from the related liability being hedged (i.e., adjustments to interest expense).

    The Company uses variable interest rate credit facilities to finance acquisitions and operations of the Company. The Company may reduce its exposure to fluctuations in interest rates by creating offsetting positions through the use of derivative financial instruments. The Company does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives. The notional amount of interest rate swaps is the underlying principal amount used in determining the interest payments exchanged over the life of the swap. The notional amount is not a measure of the Company's exposure through its use of derivatives.

    The Company may be exposed to credit loss in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates the counterparties will be able to fully satisfy their obligations under the agreements.

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

RECLASSIFICATION

    Certain 1996 and 1997 amounts have been reclassified to conform with 1998 presentation.

5. LONG-TERM DEBT

    On September 19, 1996, the Company issued $110,000,000 11 1/2% unsecured Senior Notes due October 1, 2006 (the Notes). The Notes paid interest semiannually on April 1 and October 1 of each year commencing April 1, 1997. The Notes were redeemable at the option of the Company at redemption prices (expressed as a percentage of principal amount) ranging from 105.75% in 2001 to 100.00% in 2005 and thereafter. Among other things, the Notes contain certain covenants which limited additional indebtedness, payment of dividends, sale of assets or stock, changes in control and transactions with related parties. The proceeds from the Notes were used to repay amounts borrowed under a $75 million bank credit agreement and to finance the acquisition of Horizon described in
Note 3. The notes were retired in connection with the sale of the Company described in Note 2.

                             SYGNET WIRELESS, INC.

                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. LONG-TERM DEBT (CONTINUED)

    On October 9, 1996, Sygnet entered into a new financing agreement (the Bank Credit Facility) with a commercial bank group. The Bank Credit Facility was a senior secured reducing revolver that provided Sygnet the ability to borrow up to $300 million through June 30, 1999. Mandatory reductions in the revolver were to occur quarterly thereafter through June 30, 2005, when the Bank Credit Facility was to terminate. The Bank Credit Facility was secured by certain assets and the stock of Sygnet. The Bank Credit Facility provided for various borrowing rate options based on either a fixed spread over the London Interbank Offered Rate (LIBOR) or the prime rate. Interest payments were made quarterly. The Bank Credit Facility was retired in connection with the sale of the Company described in Note 2.

    Among other things, the Bank Credit Facility contained financial covenants which required the maintenance of debt service ratios and the hedging of interest rate risk and limited distributions to shareholders and sales of assets. In connection with these covenants, the Company has a three year interest rate swap with a total underlying notional amount of $80 million. The swap agreement converted the interest rate on $80 million notional amount of the credit facility from a variable rate based upon a three month LIBOR (5.25% at December 23, 1998) to fixed rates ranging from 5.79% to 6.03%. Amounts paid or received under these agreements are recognized as adjustments to interest expense.

    Interest paid was $4,691,776 and $30,076,031 in 1996 and 1997, respectively, and $31,294,880 for the period from January 1, 1998 through December 23, 1998.

6. LEASES

    The Company has entered into various operating leases for land and office facilities. Leases for tower sites provide for periodic extensions of lease periods with future lease payments indexed to the consumer price index.

    Rent expense was $906,042 and $2,077,644 in 1996 and 1997, respectively, and $2,411,310 for the period from January 1, 1998 through December 23, 1998.

7. RETIREMENT PLAN

    The Company sponsors a 401(k) retirement and profit sharing plan which covers substantially all its employees. Eligible employees can contribute from 1% to 15% of their compensation. The Company, at its discretion, may match a portion of the employee's contribution. The Company may also, at its discretion, make additional profit sharing contributions to the plan. In connection with the sale of Company described in Note 2, the Plan will be merged with the Dobson 401(k) plan. Total pension expense was $181,000 and $293,000 in 1996 and 1997, respectively, and $356,747 for the period from January 1, 1998 through December 23, 1998.

8. REDEEMABLE PREFERRED STOCK AND WARRANTS

    On April 3, 1997, 100,000 shares of Series A Senior Cumulative Nonvoting Preferred Stock (Preferred Stock) were redeemed by the Company at a cost of $10,000,000 which was funded by the Bank Credit Facility. On June 20, 1997, the remaining 118,394.51 shares of Preferred Stock were redeemed by the Company at a cost of $11,839,451. This redemption was funded by the Common Stock Sale described in Note 9.

                             SYGNET WIRELESS, INC.

                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. REDEEMABLE PREFERRED STOCK AND WARRANTS (CONTINUED)
    The Preferred Stock had a redemption value of $100 per share and was recorded at fair value on the date of issuance less issuance costs. Dividends were cumulative from the date of issuance, accrued quarterly in arrears and were payable in shares of Preferred Stock. The dividend rates increased annually from 15% in 1997 to 21% in 2000 and thereafter. As of December 31, 1996, the Company accrued stock dividends in the amount of $690,411 (which represented 6,904 shares). The Preferred Stock included the potential issuance of warrants to purchase shares of the Company's Class A Common Stock. No warrants were issued. For financial reporting purposes, the excess of the redemption value of the Preferred Stock over the carrying value was accreted by periodic charges to additional paid-in capital over the life of the issue.

    The Company has authorized 5 million shares of Nonvoting Preferred Stock, par value $.01 per share, of which 500,000 are designated as Series A Senior Cumulative Nonvoting Preferred Stock.

    The Company has also authorized 10 million shares of Voting Preferred Stock, par value $.01 per share, none of which are issued.

9. SHAREHOLDERS' EQUITY

    On June 20, 1997, the Company issued and sold 3,000,000 shares of Class A Common Stock, $0.01 par value, to Boston Ventures Limited Partnership V (Boston Ventures) at a price of $15 per share (Common Stock Sale). The proceeds of $43.6 million, net of issuance fees of $1.4 million, were used to redeem the remaining outstanding Preferred Stock as described in Note 8 and to reduce amounts outstanding under the Bank Credit Facility. As a condition of the Common Stock Sale, Boston Ventures appointed two representatives on the Company's eleven member board of directors.

    In August 1997, Boston Ventures purchased 1,000,000 shares of Class B Common Stock from shareholders pursuant to a tender offer which upon purchase became Class A Common Stock.

    On August 28, 1996, the Company approved a plan to recapitalize the Company whereby the Sygnet common stock Type A (205,698 shares) and Type B (1,028,428 shares) were converted into 6,170,630 shares of Sygnet Wireless, Inc. Class B common stock in a 5 for 1 split, effective September 20, 1996. These shares are entitled to ten votes per share.

    Under the most restrictive of the covenants discussed in Note 5, the Company could not declare any dividends on its common stock through December 23, 1998.

    On December 29, 1994, the Company received a promissory note from an officer/shareholder for $249,952 for the purchase of common shares from a shareholder. The note required annual payment of interest at 8.23% with principal repayment commencing on December 31, 1998 through December 31, 2001. The officer/shareholder repaid 100% of the note and interest accrued on December 29, 1998.

10. INCOME TAXES

    On August 31, 1996, Sygnet and Wilcom terminated their status as Subchapter S Corporations. As a result of this termination, application of the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, requires deferred income taxes to be provided for differences in the basis for tax purposes and for financial accounting purposes of recorded assets and liabilities. As a result of the termination of their Subchapter S Corporation status, SYGNET and Wilcom contributed their

                             SYGNET WIRELESS, INC.

                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. INCOME TAXES (CONTINUED)
undistributed earnings to additional paid-in capital. At December 23, 1998, the Company has net deferred tax assets of $37.0 million which includes net operating loss carryforwards of $45.2 million that expire in 2012 and 2013. For financial reporting purposes, a valuation allowance of $12.6 million has been recognized to offset the net deferred tax assets related primarily to the net operating loss carryforwards.

    The components of the income tax provision (benefit) in the consolidated statements of operations for the years ended December 31, 1996 and 1997, and for the period January 1, 1998 through December 23, 1998, are as follows:

                                                       1996           1997           1998
                                                   -------------  -------------  -------------
Cumulative effect of conversion from S to C
  corporation status.............................  $     745,000  $    --        $    --
Deferred income tax (benefit)....................     (1,898,500)    (6,697,800)    (4,782,900)
Valuation allowance..............................      1,153,500      6,697,800      4,782,900
                                                   -------------  -------------  -------------
Total provision for income tax (benefit).........  $    --        $    --        $    --
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

11. STOCK OPTION PLAN

    The Company has stock option plans that provide for the purchase of Class A common stock by employees and directors of the Company. Under the stock option plans, the Company is authorized to issue 1,250,000 options for the purchase of shares of Class A common stock (1,000,000 for employees and 250,000 for non-employee directors). These options vest over a period ranging from grant date to five years, are exercisable based upon the terms of the grants and expire at the end of ten years. The Company applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for the plan, which requires that for certain options granted, the Company recognizes as compensation expense the excess of the fair value for accounting purposes of the common stock over the exercise price of the options. For the majority of options, no compensation cost has been recognized. Had stock compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net loss would have increased by $24,000 and $625,000 from the amounts reported in 1996 and 1997, respectively, and $419,000 from the amounts reported for the period from January 1, 1998 through December 23, 1998.

    For pro forma calculations, the fair value of each option is estimated on the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998: risk-free interest rates ranging from 6.9% to 5.9% and average expected lives ranging from 5.0 to 7.5 years for issued options.

                             SYGNET WIRELESS, INC.

                             (PREDECESSOR COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. STOCK OPTION PLAN (CONTINUED)
    A summary of the status of the Company's stock option plan as of December 31, 1996 and 1997, and December 23, 1998, and changes during the periods then ended is presented below:

                                                           1996                    1997                    1998
                                                  ----------------------  ----------------------  ----------------------
                                                              WEIGHTED                WEIGHTED                WEIGHTED
                                                              -AVERAGE                -AVERAGE                -AVERAGE
                                                              EXERCISE                EXERCISE                EXERCISE
                                                   SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                                  ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at beginning of year................         --   $      --     533,200   $   10.00     716,200   $   10.08
Granted.........................................    533,200       10.00     183,000       10.31     210,500       18.03
Exercised.......................................         --          --          --          --          --          --
Canceled........................................         --          --          --          --      (1,000)      20.00
                                                  ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at year end.........................    533,200   $   10.00     716,200   $   10.08     925,700   $   11.88
                                                  ---------  -----------  ---------  -----------  ---------  -----------
                                                  ---------  -----------  ---------  -----------  ---------  -----------
Options exercisable at year end.................         --                 651,200                 815,700
                                                  ---------               ---------               ---------
                                                  ---------               ---------               ---------
Weighted-average fair value of options granted
  during the year...............................  $      --               $    7.80               $    1.65
                                                  ---------               ---------               ---------
                                                  ---------               ---------               ---------
Weighted-average remaining contractual life.....       9.68                    8.87                    8.71
                                                  ---------               ---------               ---------
                                                  ---------               ---------               ---------

    At December 23, 1998, there were 324,300 options available for future grant.

12. COMMITMENTS

    On June 8, 1998, the Company entered into an agreement with Pinellas Communications to purchase the license to operate a cellular telephone system in the Rural Service Area PA-2. The purchase price is $6 million and the transaction is expected to close in the first quarter of 1999.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Horizon, G.P., Inc.

    We have audited the accompanying combined statements of operations, partners' equity and cash flows of Selected Systems of Horizon Cellular Telephone Company, L.P., representing certain majority-owned subsidiaries of Horizon Cellular Telephone Company, L.P., for the period from January 1, 1996 through October 8, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Selected Systems of Horizon Cellular Telephone Company, L.P. for the period from January 1, 1996 through October 8, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
December 20, 1996

                              SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

                        COMBINED STATEMENT OF OPERATIONS

              PERIOD FROM JANUARY 1, 1996 THROUGH OCTOBER 8, 1996

Revenue and sales:
  Subscriber revenue...........................................................  $12,651,054
  Roaming revenue..............................................................  11,137,825
  Equipment sales..............................................................   1,429,841
                                                                                 ----------
Total revenue and sales........................................................  25,218,720

Costs and expenses:
  Cost of services.............................................................   2,913,874
  Cost of equipment sales......................................................   2,846,019
  General and administrative expenses..........................................   4,095,455
  Selling......................................................................   3,605,554
  Depreciation and amortization................................................   6,093,964
                                                                                 ----------
                                                                                 19,554,866
                                                                                 ----------
Income from operations.........................................................   5,663,854
Interest expense--affiliate....................................................   2,680,384
                                                                                 ----------
Net income.....................................................................  $2,983,470
                                                                                 ----------
                                                                                 ----------

                            See accompanying notes.

                              SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

                     COMBINED STATEMENT OF PARTNERS' EQUITY

              PERIOD FROM JANUARY 1, 1996 THROUGH OCTOBER 8, 1996

                                                                          HORIZON
                                                                         CELLULAR
                                                                         TELEPHONE
                                                                       COMPANY, L.P.  KCCGP, L.P.       TOTAL
                                                                       -------------  ------------  -------------
Combined partners' equity at January 1, 1996.........................  $  79,973,645  $  1,290,023  $  81,263,668
Net income...........................................................      2,953,635        29,835      2,983,470
                                                                       -------------  ------------  -------------
Combined partners' equity at October 8, 1996.........................  $  82,927,280  $  1,319,858  $  84,247,138
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

                            See accompanying notes.

                              SELECTED SYSTEMS OF

                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.

                        COMBINED STATEMENT OF CASH FLOWS

              PERIOD FROM JANUARY 1, 1996 THROUGH OCTOBER 8, 1996

OPERATING ACTIVITIES
Net income.....................................................................  $2,983,470
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization................................................   6,093,964
  Changes in operating assets and liabilities:
    Accounts receivable........................................................      (2,153)
    Inventory..................................................................      40,483
    Prepaid expenses...........................................................     (22,008)
    Accounts payable and accrued expenses......................................   3,761,149
    Deferred revenue...........................................................     (84,419)
                                                                                 ----------
Net cash provided by operating activities......................................  12,770,486

INVESTING ACTIVITIES
Purchases of property and equipment............................................  (3,322,760)
                                                                                 ----------
Cash used in investing activities..............................................  (3,322,760)

FINANCING ACTIVITIES
Repayments of advances to affiliates...........................................  (8,654,534)
                                                                                 ----------
Cash used in financing activities..............................................  (8,654,534)
                                                                                 ----------
Increase in cash...............................................................     793,192
Cash at beginning of period....................................................     629,874
                                                                                 ----------
Cash at end of period..........................................................  $1,423,066
                                                                                 ----------
                                                                                 ----------

                            See accompanying notes.

                              SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
          FOR THE PERIOD FROM JANUARY 1, 1996 THROUGH OCTOBER 8, 1996

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    The accompanying combined financial statements reflect the combined results of operations and cash flows of Horizon Cellular Telephone Company of Lawrence, L.P. ("Lawrence"), Horizon Cellular Telephone Company of Crawford, L.P. ("Crawford"), Horizon Cellular Telephone Company of Chautauqua, L.P. ("Chautauqua") and Horizon Cellular Telephone Company of Indiana, L.P. ("Indiana") (collectively referred to as "Selected Systems" or "the Company") for the period from January 1, 1996 through October 8, 1996 (the "1996 Period"). Effective at the close of business on October 8, 1996, the Selected Systems were acquired by SYGNET Communications Inc. ("SYGNET"). The combined financial statements do not reflect either the estimated gain, or any expenses incurred or expected to be incurred related to the sale of the Selected Systems. Each of the operating systems is a limited partnership in which KCCGP, L.P. ("KCCGP") is the managing and sole general partner and Horizon Cellular Telephone Company, L.P. ("HCTC") is the sole limited partner.

    The Selected Systems own, design, develop and operate cellular communications systems. KCCGP performs certain administrative functions for the Selected Systems and, accordingly, certain expenses of KCCGP (see Note 6) have been allocated to the Selected Systems on a basis which, in the opinion of management, is reasonable. However, such expenditures are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the systems been operating as separate independent companies.

2. ALLOCATION OF PROFITS AND LOSSES

    Net income or loss is allocated to the partners in proportion to their respective percentage interest during the period. The partners' percentage interests at October 8, 1996, prior to the sale of the selected systems to SYGNET, were as follows:

Horizon Cellular Telephone Company, L.P................................................        99%
KCCGP, LP..............................................................................         1%

    Subject to a majority vote of the partners, contributions to capital are made to fund the Partnership's capital expenditures and operating losses. Should a partner not make all or a portion of a required contribution, that partner's interest is subject to dilution as determined by the partnership agreement.

3. ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORY

    Inventory consisting of merchandise purchased for resale is stated at the lower of cost or market determined by the first-in first-out (FIFO) method.

                              SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated over their estimated useful lives (three to twelve years) using the straight-line method.

    Depreciation expense amounted to approximately $2,673,000 for the 1996
Period.

LICENSES

    Licenses primarily represent the acquisition costs of the Operating Licenses. Such costs are being amortized over a period of 40 years using the straight-line method.

    The Selected Systems periodically review the carrying value of their licenses to determine whether such amounts are recoverable based on undiscounted future cash flows and whether a reduction to fair value is necessary. There have been no such reductions through October 8, 1996.

OTHER ASSETS

    Other assets primarily represent the acquisition cost of customer lists which is being amortized over a period of 5 years using the straight-line method.

ADVANCES FROM AFFILIATES

    Advances from affiliates primarily represent cash advances from HCTC and KCCGP which provided funds for investing and operating activities, and have no specific repayment terms. Interest expense is charged monthly at a rate of 11 3/8%. Interest paid on advances from affiliates was $2,680,384 for the 1996 Period.

REVENUE AND EXPENSE RECOGNITION

    Cellular airtime revenue and access charges are recognized as service is provided. Cellular airtime is billed in arrears and a majority of access charges are billed in advance. Subscriber acquisition costs (mainly commissions and loss on equipment sales) are expensed when incurred. Accounts receivable consist mainly of amounts due from subscribers and other cellular companies whose subscribers use the Selected Systems' cellular service.

    Approximately 30% of the Company's roaming revenue for the 1996 Period was generated from subscribers of a cellular company serving an adjacent market whose subscribers placed or received calls on the Company's system.

ADVERTISING EXPENSES

    Advertising expenses are charged to operations as incurred and amounted to approximately $570,000 for the 1996 Period.

                              SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Selected Systems are limited partnerships organized under the laws of the state of Delaware. Accordingly, federal and state taxes are not paid at the partnership level but by the ultimate partners of the Selected Systems.

4. COMMITMENTS AND CONTINGENCIES

    The Selected Systems lease office space, office equipment and cellular sites and facilities under operating leases with initial terms ranging from 1 to 20 years. Most cellular sites contain renewal options ranging up to 25 years.

    Future minimum payments under noncancelable operating leases with initial terms of one year or more consisted of the following for the periods ending after October 8, assuming cellular site leases are renewed through the year 2000:

                                                                        CELLULAR
                                                                         SITES        OTHER
                                                                      ------------  ----------
1997................................................................  $    517,000  $  250,000
1998................................................................       402,000     196,000
1999................................................................       350,000     180,000
2000................................................................       293,000     148,000
2001................................................................       165,000      17,000
Thereafter..........................................................       974,000          --
                                                                      ------------  ----------
Total...............................................................  $  2,701,000  $  791,000
                                                                      ------------  ----------
                                                                      ------------  ----------

    Rental expense amounted to approximately $698,000 for the 1996 Period.

6. RELATED PARTY TRANSACTIONS

    KCCGP provides various administrative services to the Selected Systems, including accounting, engineering, marketing and advertising services, in addition to funding working capital requirements and capital expenditures as necessary. These expenses are charged on the basis of direct usage when identifiable with the remainder allocated equally among its operating systems. Allocated expenses amounted to $115,600 for the 1996 Period.

7. BENEFIT PLANS

    HCTC has granted certain officers of the Selected Systems limited partnership appreciation rights in HCTC pursuant to a Limited Partnership Unit Appreciation Rights Plan ("LPAR Plan") that was adopted September 1, 1994 to be effective January 1, 1993. Upon the occurrence of certain events as specified therein ("Termination Events"), participants are entitled to share in the amounts, if any, of distributions to HCTC's partners after all capital contributions made by HCTC's partners have been repaid, together with a fixed return on such contributions. Such rights vest over a period of five years, however vesting is automatically accelerated upon the occurrence of a Termination Event. Compensation expense of $416,700 was recognized during the 1996 Period in connection with HCTC entering into a definitive agreement to sell the assets and liabilities of the Selected Systems to SYGNET.

                              SELECTED SYSTEMS OF
                    HORIZON CELLULAR TELEPHONE COMPANY, L.P.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

7. BENEFIT PLANS (CONTINUED)
    Effective July 1, 1994, KCCGP established an employee savings plan (the "Plan") that qualifies as a deferred salary arrangement under Section 401 (k) of the Internal Revenue Code. Under the Plan, which covers employees of the Selected Systems who have met certain eligibility requirements, participating employees may defer up to 15% of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company matches up to 50% of the employee's contributions, up to a maximum of 3% of the employee's earnings. Employees who participate in the LPAR Plan are excluded from matching contributions. Matching Plan contributions, which vest equally over five years, amounted to approximately $36,700 for the 1996 Period.